Exhibit 10.1

EXECUTION VERSION

MULTICURRENCY

REVOLVING CREDIT

AGREEMENT

dated as of December 29, 2009

by and among

LOJACK CORPORATION,

and the other Borrowers and Guarantors Party Hereto

RBS CITIZENS, N.A.

as a Lender, Administrative Agent and Lead Arranger

and

TD BANK, N.A.

as a Lender and Issuing Bank

§ 1.	DEFINITIONS AND RULES OF INTERPRETATION.	1

§ 1.1	Definitions.	1

§ 1.2	Rules of Interpretation.	20

§ 1.3	Exchange Rates; Currency.	21

§ 1.4	Additional Alternative Currencies.	21

§ 1.5	Change of Currency.	22

§ 2.	THE MULTICURRENCY REVOLVING CREDIT FACILITY.	22

§ 2.1	The Revolving Credit Facility.	22

§ 2.1.1	Commitment to Lend Revolving Credit.	22

§ 2.1.2	Termination or Reduction of Revolving Credit Commitment.	23

§ 2.1.3	The Revolving Credit Notes.	23

§ 2.1.4	Requests for Revolving Credit Loans.	23

§ 2.1.5	Funds for Revolving Credit Loans.	24

§ 2.1.6	Maturity of the Revolving Credit Loans.	25

§ 2.1.7	Mandatory Repayments of the Revolving Credit Loans.	25

§ 2.1.8	Increase in Revolving Credit Commitment.	25

§ 2.2	Letters of Credit.	26

§ 2.2.1	Letters of Credit Commitment.	26

§ 2.2.2	Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.	28

§ 2.2.3	Drawings and Reimbursements of Letters of Credit; Funding and Repayment of Participations.	29

§ 2.2.4	Letters of Credit Obligations Absolute.	30

§ 2.2.5	Role of Issuing Bank with Letters of Credit.	31

§ 2.2.6	Cash Collateral for Letters of Credit.	31

§ 2.2.7	Applicability of ISP98 and UCP to Letters of Credit.	32

§ 2.2.8	Letter of Credit Fees.	32

§ 2.2.9	Documentary and Processing Charges Payable to Issuing Bank for Letters of Credit.	32

§ 2.2.10	Conflict with Letter of Credit Application.	32

§ 2.3	Swing Line Facility.	32

§ 3.	[RESERVED.]	33

§ 4.	[RESERVED.]	33

§ 5.	PROVISIONS RELATING TO ALL LOANS.	33

§ 5.1	Interest on Loans.	33

§ 5.2	Election of Interest Rate; Notice of Election; Interest Periods; Minimum Amounts.	34

§ 5.3	Optional Prepayments or Repayments of the Loans.	35

§ 5.4	Fees.	35

§ 5.5	Payments.	35

§ 5.6	Computations.	36

§ 5.7	Interest on Overdue Amounts; Default Rate.	36

§ 5.8	Interest Limitation.	36

§ 5.9	Funding Losses.	37

§ 5.10	Illegality.	37

§ 5.11	Inability to Determine Eurodollar Rate.	38

§ 5.12	Increased Costs.	38

§ 5.13	Taxes.	39

§ 5.14	Mitigation Obligations; Replacement of Lenders.	41

§ 6.	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS.	42

§ 6.1	Conditions to All Credit Extensions.	42

§ 6.2	Conditions to Initial Credit Extension.	42

§ 7.	REPRESENTATIONS AND WARRANTIES.	44

§ 7.1	Organization and Qualification.	44

§ 7.2	Subsidiaries.	44

§ 7.3	Authority and Validity of Obligations.	44

§ 7.4	Use of Proceeds; Margin Stock.	45

§ 7.5	Financial Reports.	45

§ 7.6	No Material Adverse Change.	45

§ 7.7	Full Disclosure.	46

§ 7.8	Trademarks, Franchises, and Licenses.	46

§ 7.9	Governmental Authority and Licensing.	46

§ 7.10	Good Title.	46

§ 7.11	Litigation and Other Controversies.	46

§ 7.12	Taxes.	46

§ 7.13	Approvals.	47

§ 7.14	Affiliate Transactions.	47

§ 7.15	Investment Company; Public Utility Holding Company.	47

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§ 7.16	ERISA.	47

§ 7.17	Compliance with Laws.	47

§ 7.18	Other Agreements.	48

§ 7.19	Insurance.	48

§ 7.20	No Default.	48

§ 8.	AFFIRMATIVE COVENANTS.	48

§ 8.1	Maintenance of Business.	48

§ 8.2	Maintenance of Properties.	48

§ 8.3	Taxes and Assessments.	48

§ 8.4	Insurance.	49

§ 8.5	Financial Reports.	49

§ 8.6	Inspection.	50

§ 8.7	ERISA.	50

§ 8.8	Compliance with Laws.	51

§ 8.9	Formation of Subsidiaries.	51

§ 8.10	Use of Proceeds.	51

§ 8.11	Cash Management and Depository Relationship.	51

§ 9.	NEGATIVE COVENANTS.	51

§ 9.1	Borrowings and Guaranties.	51

§ 9.2	Liens.	52

§ 9.3	Investments.	53

§ 9.4	Mergers, Consolidations and Sales and Acquisitions.	54

§ 9.5	[Reserved].	55

§ 9.6	Burdensome Contracts With Affiliates.	55

§ 9.7	No Changes in Fiscal Year.	55

§ 9.8	Change in the Nature of Business.	55

§ 9.9	No Restrictions.	55

§ 9.10	No Stock Repurchase.	55

§ 10.	FINANCIAL COVENANTS.	56

§ 10.1	Debt Service Coverage Ratio.	56

§ 10.2	Funded Debt to EBITDA Ratio.	56

§ 10.3	Quick Ratio.	56

§ 10.4	Capital Expenditures.	56

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§ 11.	GUARANTIES; PLEDGE OF CERTAIN STOCK.	56

§ 11.1	Guaranties.	56

§ 11.2	Pledge of Stock of Boomerang Tracking, Inc. and LoJack Equipment Ireland Limited.	57

§ 11.3	Further Assurances.	58

§ 12.	EVENTS OF DEFAULT; ACCELERATION.	58

§ 12.1	Events of Default and Acceleration.	58

§ 12.2	Remedies Upon Event of Default.	60

§ 12.3	Judgment Currency.	61

§ 12.4	Distribution of Collateral Proceeds.	61

§ 13.	ADMINISTRATIVE AGENT.	62

§ 13.1	Appointment and Authority.	62

§ 13.2	Rights as Lender.	62

§ 13.3	Exculpatory Provisions.	62

§ 13.4	Reliance by Administrative Agent.	63

§ 13.5	Delegation of Duties.	63

§ 13.6	Resignation of Administrative Agent.	64

§ 13.7	Non-Reliance on Administrative Agent and the Other Lenders.	64

§ 13.8	No Other Duties, etc.	64

§ 13.9	Payments to Administrative Agent.	65

§ 14.	MISCELLANEOUS.	65

§ 14.1	Setoff Rights.	65

§ 14.2	Attorney Costs; Expenses.	66

§ 14.3	Indemnification.	66

§ 14.4	Representations and Warranties.	67

§ 14.5	Payments; Set Aside.	67

§ 14.6	Successors and Assigns; Participations.	67

§ 14.7	Notices and Other Communications; Facsimile Copies.	70

§ 14.8	Cumulative Remedies; Captions; Counterparts.	71

§ 14.9	USA Patriot Act Notice.	71

§ 14.10	Entire Agreement; Etc.	71

§ 14.11	Consents; Amendments; Waivers; Etc.	71

§ 14.12	Concerning Joint and Several Liability.	72

§ 14.13	Governing Law.	75

§ 14.14	Waiver of Jury Trial.	75

§ 14.15	Severability.	75

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EXHIBITS

EXHIBIT A	Form of Assumption and Assignment

EXHIBIT B	Form of Revolving Credit Loan Request

EXHIBIT C	Form of Security Agreement

EXHIBIT D	Form of Swing Line Loan Request

EXHIBIT E	Form of Compliance Certificate

EXHIBIT F	Form of Instrument of Accession

EXHIBIT G	Form of Joinder Agreement

SCHEDULES

SCHEDULE 1	Borrowers and Guarantors

SCHEDULE 2	Lenders; Commitments; Applicable Percentages

SCHEDULE 2.1	Authorized Representatives

SCHEDULE 3	Lending Offices

SCHEDULE 4	Mandatory Cost

SCHEDULE 9.1	Indebtedness

SCHEDULE 9.2	Liens

SCHEDULE 14.7	Addresses for Notices

MULTICURRENCY REVOLVING CREDIT AGREEMENT

This MULTICURRENCY REVOLVING CREDIT AGREEMENT is made as of the 29th day of December 2009 (the “Credit Agreement” or this “Agreement”), by and among LOJACK CORPORATION, a corporation organized under the laws of the Commonwealth of Massachusetts (“LoJack”), and the Subsidiaries listed on Schedule 1 attached hereto (collectively with LoJack, and together with the other Persons that from time to time become Borrowers pursuant to the provisions hereof, the “Borrowers”), the Guarantors listed on Schedule 1 attached hereto (collectively with the other Persons that from time to time become Guarantors pursuant to the provisions hereof, the “Guarantors”), the Lenders (as hereinafter defined), RBS CITIZENS, N.A., a national banking association, as Administrative Agent for itself and each of the other Lenders from time to time party to this Agreement and Lead Arranger and TD BANK, N.A., a national banking association, as Issuing Bank.

§ 1. DEFINITIONS AND RULES OF INTERPRETATION.

§ 1.1 Definitions.

The following terms have the meanings set forth in this § 1 or elsewhere in the provisions of this Credit Agreement referred to below:

Acceding Lender. Has the meaning set forth in § 2.1.8(c).

Accountants. Has the meaning set forth in §8.4(a).

Acquired Entity or Business. Any Person, property, business or asset acquired by the Borrowers or any Subsidiary in connection with any Permitted Acquisition.

Additional Pledge Agreement. Has the meaning set forth in § 11.2(b).

Additional Pledged Equity. Has the meaning set forth in § 11.2(b).

Additional Pledged Foreign Subsidiary. Has the meaning set forth in § 11.2(b).

Adjustment Date. The first day of the month immediately following the month in which a Compliance Certificate is to be delivered by the Borrowers pursuant to §8.5(e).

Adjusted Eurodollar Rate. Means, relative to any Eurodollar Rate Loan to be made, continued or maintained as, or converted into, a Eurodollar Rate Loan for any Interest Period, a rate per annum (rounded upwards if necessary, to the 1/16 of 1%) equal to the sum of (a) (x) the Eurodollar Rate for such Interest Period divided by (y) a percentage equal to one hundred percent (100%) minus the Eurodollar Reserve Percentage, plus (b) in the case of Revolving Credit Loans by a Lender from its office or branch in the United Kingdom (except for Revolving Credit Loans to any Borrowers denominated in Dollars), the Mandatory Cost.

Administrative Agent. RBS Citizens, N.A. in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

Affiliate. Means with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Without limiting the generality of the foregoing, a Person shall be deemed to be an Affiliate if such other Person possesses, directly or indirectly, power to vote ten (10%) percent or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

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Agreement. Means this Credit Agreement, including the Schedules and Exhibits hereto.

Agreement Currency. Has the meaning set forth in §12.3.

Aggregate Commitments. Means the sum of all of the Commitments.

Alternative Currency. Means Euros, British Pounds Sterling, Yen, Canadian Dollars and any other major foreign currency acceptable to the Lenders.

Alternative Currency Equivalent. Means, at any time, with respect to any amount denominated in U.S. Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with U.S. Dollars.

Alternative Currency Sublimit. Means, as of the Closing Date, the Dollar Equivalent of Twenty Five Million Dollars ($25,000,000).

Approved Fund. Means any Fund that is administered or managed by (a) the Lender or (b) an Affiliate of the Lender.

Applicable Percentage. Means, as the context requires, (i) with respect to the Aggregate Commitments, each Lender’s percentage share of the Aggregate Commitments, (ii) with respect to the Revolving Credit Loans, each Lender’s percentage share of the Revolving Credit Commitment, and (iii) with respect to the Letters of Credit, each Revolving Credit Lender’s percentage share of the L/C Obligations, L/C Advances and L/C Borrowings, as each of the foregoing items (i) - (iii) is set forth immediately opposite such Lender’s name on Schedule 2 hereto.

Applicable Margin. For each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a “Rate Adjustment Period”), the Applicable Margin shall be the applicable margin set forth below with respect to the Consolidated Funded Debt to Consolidated EBITDA Ratio, as determined for the Reference Period of the Borrowers and their Subsidiaries ending on the fiscal quarter ended immediately prior to the applicable Rate Adjustment Period:

Level	Consolidated Funded Debt to Consolidated EBITDA Ratio	Applicable Margin For Eurodollar Rate Loans and Standby Letters of Credit	Applicable Margin For Base Rate Loans	Commitment Fee
I	> 1.75:1	3.250%	1.000%	0.500%
II	> 1.25:1 and < 1.75:1	3.000%	0.500%	0.500%
III	< 1.25:1	2.750%	0.000%	0.500%

Notwithstanding the foregoing, (a) for the Revolving Credit Loans, the Letter of Credit and the Commitment Fee payable during the period commencing on the Closing Date through the date immediately preceding the first Adjustment Date to occur after the fiscal quarter ending March 31, 2010, the Applicable Margin shall be the Applicable Margin set forth in Level I above. In the event that the

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Compliance Certificate required to be delivered pursuant to §8.5(e) is not delivered when due, then during the period from the next Business Day after the date on which such Compliance Certificate was required to be delivered until the next Business Day after the Compliance Certificate is delivered by the Borrowers to the Administrative Agent, the “Applicable Margin” shall be deemed to be the highest percentage set forth in the above table.

Assignment and Assumption. Means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by §14.6), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

Attorney Costs. Means all reasonable fees, expenses and disbursements of any law firm or other external counsel incurred by the Administrative Agent.

Auto-Renewal Letter of Credit. Has the meaning set forth in §2.2.2(c).

Available Revolving Credit Commitment. Means, at any time, the Aggregate Commitments in respect of the Revolving Credit Facility then in effect minus the Revolving Credit Exposure at such time. For purposes of calculating the Available Revolving Credit Commitment with respect to Revolving Credit Loans in Alternative Currencies, the Administrative Agent shall use the Dollar Equivalent of such Alternative Currency, calculated on the basis of the Spot Rate for such Alternative Currency, on or as of the most recent Revaluation Date provided for in § 1.3(a).

Bank Product Obligations. Every obligation of each Borrower and its Subsidiaries under and in respect of any one or more of the following types of services or facilities extended to such Borrower or such Subsidiary by the Lender or Affiliate of the Lender: (i) credit and purchase cards, (ii) cash management or related services, including, without limitation, controlled disbursement services, and (iii) agreements for treasury management services, including, without limitation, intraday credit, Automated Clearing House (ACH) services, foreign exchange services, daylight overdrafts and zero balance arrangements.

Base Rate. Means a rate per annum equal to the rate of interest announced by the Administrative Agent in Boston, Massachusetts from time to time as its “Prime Rate.” Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate. Interest accruing by reference to the Base Rate shall be calculated on the basis of actual days elapsed and a 360-day year. The Borrowers acknowledge that the Administrative Agent may make loans to its customers above, at or below the Base Rate.

Base Rate Loans. Means the Revolving Credit Loans bearing interest calculated by reference to the Base Rate.

Boomerang. Has the meaning set forth in §11.2(a).

Borrowers. Means any Borrower listed on Schedule 1 hereto as of the date hereof or designated as a Borrower pursuant to §8.9(b).

Business Day. Means any day that is not a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Rate Loan denominated in any Alternative Currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in such Alternative Currency in the London interbank market or the principal financial center of the country in which payment or purchase of

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such Alternative Currency can be made (and, if the Revolving Credit Loan or Letters of Credit which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in Euro, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in euro).

Capital Assets. Means fixed assets, both tangible (such as land, buildings, fixtures, machinery, software and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will).

Capital Expenditures. Means amounts paid or indebtedness incurred by any Person in connection with the purchase or lease by such Person of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with GAAP.

Capital Lease. Means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any property (whether real, personal or mixed) by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

Capital Stock. Means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

Capitalized Lease Obligations. Means, at any time, with respect to any Capital Lease, any lease entered into as part of any sale and leaseback transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.

Cash Collateralize. Means, with respect to any Letter of Credit, to pledge and deposit with or to the Administrative Agent, for the benefit of the Issuing Bank, cash as collateral for the L/C Obligations pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank.

Change of Control. Means any of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 40% or more of the outstanding capital stock or other equity interests of LoJack on a fully-diluted basis, or (b) the failure of individuals who are members of the board of directors (or similar governing body) of LoJack on the Closing Date (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the Closing Date or previously so approved) to constitute a majority of the board of directors (or similar governing body) of LoJack.

Change in Law. Means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

Closing Date. Means the date of this Agreement or such later Business Day upon which each condition described in § 6 shall have been satisfied in a manner satisfactory to or waived by the Administrative Agent in its sole discretion.

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Collateral. Has the meaning set forth in the Security Agreement and the Intellectual Property Security Agreements, including, but not limited to 65% of the outstanding voting stock of LoJack Ireland and 100% of the outstanding voting stock of Boomerang or any other Subsidiary of Grantors listed on Schedule 5 of the Security Agreement from time to time.

Code. Means the U.S. Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

Commitment. Means each Revolving Credit Lender’s commitment to make Revolving Credit Loans to the applicable Borrowers and participate in the issuance, extension and renewal of Letters of Credit, as set forth in § 2 hereof in an aggregate amount, at any one time outstanding, not to exceed the amount set forth with respect to such Lender in Schedule 2 hereto or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

Commitment Fee. Has the meaning set forth in § 5.4(b).

Compliance Certificate. Has the meaning set forth in § 8.5(e).

Consolidated or consolidated. Means, with reference to any term defined herein, that term as applied to the accounts of LoJack and its Subsidiaries consolidated in accordance with GAAP.

Consolidated Capital Expenditures. Means the amount expended by the Borrowers and their Subsidiaries on a consolidated basis for Capital Expenditures, exclusive of any amounts paid for Permitted Acquisitions.

Consolidated Current Assets. Means, with respect to any Person at any date, the total Consolidated current assets of such Person as determined in accordance with GAAP.

Consolidated Current Liabilities. Means, with respect to any Person at any date, all liabilities of such Person and its Subsidiaries at such date that should be classified as current liabilities on a Consolidated balance sheet of such Person as determined in accordance with GAAP. The calculation of Consolidated Current Liabilities shall include the outstanding amount of all L/C Obligations and Revolving Credit Loans on such date.

Consolidated EBITDA. Means, for any period, for the Borrowers and their Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus: (a) the following to the extent deducted in calculating such Consolidated Net Income:

(i) consolidated interest charges for such period,

(ii) the provision for federal, state, provincial, local and foreign income taxes payable by the Borrowers and their Subsidiaries for such period,

(iii) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income,

(iv) non-cash charges for stock based compensation,

(v) non-cash extraordinary and unusual or non-recurring writedowns or writeoffs, which shall include any non-cash writedowns of goodwill and intangible assets,

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minus (b) any extraordinary, unusual, non-recurring or non-operating gains;

all calculated for the Borrower and its Subsidiaries in accordance with GAAP on a consolidated basis.

For the purposes of determining Consolidated EBITDA for the relevant period, the following one-time legal/settlement expenses and severance costs may be added to the Consolidated Net Income for such period to the extent otherwise deducted in calculating Consolidated Net Income: (i) $595,000 for the quarter ending March 31, 2009; (ii) $305,000 for the quarter ending June 30, 2009; and (iii) $22,026,000 for the quarter ending September 30, 2009.

Consolidated Funded Debt. Means, as of any date of determination, for the Borrowers and their Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including the Obligations hereunder, but excluding in any event the net obligations of the Borrowers under any Swap Contract) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (d) above of Persons other than the Borrowers or any Subsidiary; and (e) all Indebtedness of the types referred to in clauses (a) through (d) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which any Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Borrower or such Subsidiary.

Consolidated Net Income (or Deficit). Means the consolidated net income (or deficit) of the Borrowers, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP.

Consolidated Total Interest Expense. Means, for any period, the aggregate amount of interest expense of the Borrowers on a consolidated basis during such period on all Indebtedness of the Borrowers determined on a consolidated basis outstanding during all or any part of such period.

Contractual Obligation. Means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

Control. Means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

Controlled Group. Has the meaning set forth in §7.16 hereof.

Copyrights. Means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights in works of authorship of any type and all mask works, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

Country Risk Event. Means (a) any law, action or failure to act by any Governmental Authority in any Borrower’s or Letter of Credit beneficiary’s country which has the effect of: (i) changing the obligations under the relevant Letter of Credit, the Credit Agreement or any of the other Loan Documents as originally agreed or otherwise creating any additional liability, cost or expense to

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the Issuing Bank, the Lenders or the Administrative Agent, (ii) changing the ownership or control by such Borrower or Letter of Credit beneficiary of its business, or (iii) preventing or restricting the conversion into or transfer of the applicable Alternative Currency; (b) force majeure; or (c) any similar event which, in relation to (a), (b) and (c), directly or indirectly, prevents or restricts the payment or transfer of any amounts owing under the relevant Letter of Credit in the applicable Alternative Currency into an account designated by the Administrative Agent or the Issuing Bank and freely available to the Administrative Agent or the Issuing Bank.

Credit Agreement. Means this Credit Agreement, including the Schedules and Exhibits hereto, as the same may be amended, restated or otherwise modified from time to time.

Credit Extension. Means, as the context requires, a borrowing of a Revolving Credit Loan or the continuation of or conversion into a Eurodollar Rate Loan or an L/C Credit Extension.

Debt Service Coverage Ratio. Means, with respect to any Person for any period, the ratio of (a) Consolidated EBITDA minus Consolidated Capital Expenditures of such Person for such period, minus federal, state, provincial, local and foreign income taxes actually paid during such period, minus Distributions, to (b) the sum of (i) Consolidated Total Interest Expense of such Person plus (ii) the current portion of long-term Indebtedness. The current portion of such Indebtedness will mean the principal required to be paid on such Indebtedness during the upcoming 12 month period, but excluding principal payments in respect of the Revolving Credit Loans and any L/C Obligations.

Default. Any Event of Default or event or condition that with the giving of notice or lapse of time or both would become an Event of Default.

Defaulting Lender. Means any Lender that (a) has failed to fund any portion of the Revolving Credit Loans or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

Default Rate. Has the meaning set forth in §5.7.

Disclosure Letter. Has the meaning set forth in §7.2.

Distribution. Means any dividend, return of capital, distribution or any other payment, whether direct or indirect (including through the use of hedging agreements, the making, repayment, cancellation or forgiveness of Indebtedness and similar Contractual Obligations) and whether in cash, securities or other property, on account of any stock or stock equivalent of any Loan Party, in each case now or hereafter outstanding, including with respect to a claim for rescission of a sale of such stock or stock equivalent, excluding, however, in each case, any dividend, return of capital, distribution or any other payment to LoJack or any wholly-owned subsidiary thereof.

Dollar Equivalent. Means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent, through its principal foreign exchange trading office as of the date as of which the foreign exchange computation is made.

Dollars or U.S. $. Means dollars in lawful currency of the United States of America.

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Drawdown Date. Means the date on which any Revolving Credit Loan is made or is to be made, and the first day of any Interest Period.

Drawing Amount. Means the maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

Effective Date. Means the date on which the initial Revolving Credit Loans are made hereunder.

Eligible Assignee. Means (a) a Lender; (b) an Affiliate of the Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and the Issuing Bank; and (ii) the Borrowers (such approval not to be unreasonably withheld or delayed); provided that the Borrowers approval shall not be required if an Event of Default has occurred and is continuing. “Eligible Assignee” shall not include any of the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries.

EMU Legislation. Means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

Environmental Laws. Means, with respect to any applicable jurisdictions, the federal, state, provincial, municipal, local and foreign laws, principles of common law or civil law, regulations, by-laws, guidelines and codes, as such laws, principles, regulations, by-laws and guidelines and codes may be amended from time to time, as well as orders, decrees, judgments, seizures or injunctions issued, promulgated, approved or entered thereunder relating to pollution, protection of the environment, or protection of the public from pollution or employee health and safety, including, but not limited to the Release or threatened Release of Hazardous Substances into the environment or otherwise relating to the presence, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

ERISA. Means the Employee Retirement Income Security Act of 1974, as amended from time to time.

Euro or EUR. Means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

Eurodollar Breakage Fee. Has the meaning set forth in § 5.9(a).

Eurodollar Business Day. Means any Business Day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England or such other Eurodollar interbank market as may be selected by the Lender in its sole discretion acting in good faith.

Eurodollar Rate Loans. Means Revolving Credit Loans bearing interest calculated by reference to the Eurodollar Rate.

Eurodollar Rate. Means, relative to any Interest Period, (a) for Eurodollar Rate Loans denominated in Dollars, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the requested Eurodollar Rate Loan for a term coextensive with the designated Interest Period which the British Bankers’ Association fixes as its LIBOR rate, and (b) for Eurodollar Rate Loans denominated in any Alternative Currency, the offered rate for deposits of such Alternative Currency in an amount approximately equal to the amount of the requested Eurodollar Rate Loan for a term coextensive with the designated Interest Period shown in the appropriate page of Reuters Monitor Money Rates Service (or any successor thereto providing rate quotations

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comparable to those currently provided by such service, as determined by the Administrative Agent in its commercially reasonable discretion) which the British Bankers’ Association fixes as its LIBOR rate for such Alternative Currency, in each case, as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such Interest Period. If such day is not a London Banking Day, the Eurodollar Rate shall be determined on the next preceding day which is a London Banking Day. If for any reason the Administrative Agent cannot determine such offered rate by the British Bankers’ Association, the Administrative Agent may, in its discretion, select a replacement index based on the arithmetic mean of the quotations, if any, of the interbank offered rate by first class banks in London or New York for deposits in comparable amounts, currencies and maturities.

Eurodollar Reserve Percentage. Means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the FRB, the Financial Services Authority of England, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve percentages shall, in the case of Dollar denominated Revolving Credit Loans, include those imposed pursuant to Regulation D of the FRB. Eurodollar Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

Event of Default. Has the meaning set forth §12.1.

Excluded Taxes. Means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by any Borrower under § 5.14), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with § 5.14, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from such Borrower with respect to such withholding tax pursuant to § 5.13.

Existing Credit Facility. Means the credit facility and term loan in place as of the date of this Agreement pursuant to that certain Multicurrency Revolving Credit and Term Loan Agreement dated as of July 20, 2007 by and among LoJack Corporation, the U.S. Borrowers, Canadian Borrowers, Foreign Borrowers and Guarantors party thereto and RBS Citizens, N.A., as Lender Administrative Agent, Lead Arranger and Issuing Bank, Royal Bank of Canada as the Canadian Lender and the lending institutions party thereto, as amended by that certain Waiver Agreement dated as of September 22, 2009.

Existing Letters of Credit. Means the standby letters of credit issued by RBS Citizens, N.A. to LoJack on January 13, 2004 (L/C Number S901249) and February 22, 2005 (L/C Number S902234).

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Federal Funds Rate. Means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

FRB. Means the Board of Governors of the Federal Reserve Systems of the United States.

Foreign Lender. Means, with respect to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

Foreign Subsidiary/Foreign Subsidiaries. Means, any Subsidiary of any of the Borrowers not organized under the laws of the United States or any state thereof existing as of the date hereof or which is acquired or created after the date hereof.

Fund. Means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

Funded Debt to EBITDA Ratio. Has the meaning set forth in §10.2.

Generally accepted accounting principles or GAAP. Means the generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States that are applicable to the circumstances as of the date of determination, consistently applied.

Governmental Authority means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

Guarantee. Means as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other

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Person, whether or not such Indebtedness or other obligation is assumed by such Person. For purposes of calculating Indebtedness, the amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

Guarantor; Guaranty. Has the meaning set forth in the Preamble.

Hazardous Substances. Means any waste, contaminant, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or waste, radio-active materials, petroleum or petroleum-derived substance or waste, or any constituent or combination of any such substance or waste, which substance, contaminant, pollutant or material or waste is or shall hereafter become regulated under, governed by, or defined by any Environmental Law.

Honor Date. Means the date of any payment by the Issuing Bank under a Letter of Credit.

Immaterial Foreign Subsidiary. Means a Foreign Subsidiary designated as such by LoJack, provided, that (a) none of the obligations or Indebtedness of such Foreign Subsidiary are Guaranteed by LoJack, any of the Borrowers and/or any Guarantor, and (b) after giving effect to such designation, the aggregate net tangible assets (excluding therefrom any shares or all of the equity interests held by any designated Foreign Subsidiary in another Foreign Subsidiary) of all Foreign Subsidiaries so designated does not exceed the Dollar Equivalent of $2,000,000 and the EBITDA for such Foreign Subsidiary does not represent more than five percent (5%) of Consolidated EBITDA.

Increase Closing Date. Has the meaning set forth in § 2.1.8(d).

Indebtedness. Means as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) for the purposes of §§ 12.1(f) and 9.1 only, net obligations of such Person under any Swap Contract or similar type of agreement;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

(f) all Guarantees of such Person in respect of any of the foregoing.

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For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

Indemnified Taxes. Means Taxes other than Excluded Taxes.

Indemnified Liabilities. Has the meaning set forth §14.3.

Indemnitees. Has the meaning set forth §14.3.

Instrument of Accession. Has the meaning set forth in § 2.1.8(c).

Intellectual Property. Means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

Intellectual Property Security Agreements. Means those certain intellectual property security agreements dated as of the date hereof by and between the Administrative Agent and Borrowers relating to each Borrower’s respective Copyrights, Patents and Trademarks.

Interest Payment Date. Means (a) as to any Eurodollar Rate Loan having an Interest Period of three months or less, the last Business Day of such Interest Period, and (b) as to any Base Rate Loan, the last day of the calendar month with respect to interest accrued during such calendar month, including, without limitation, the calendar month which includes the Drawdown Date of such Base Rate Loan.

Interest Period. Means, with respect to each Eurodollar Rate Loan, (i) initially, the period commencing on the Closing Date and ending one (1), two (2), or three (3) months thereafter, as the case may be, or, subject to currency requirements to the extent that the Revolving Credit Loan is made in an Alternative Currency, six (6) months, as the applicable Borrower may select; and (ii) thereafter, the period commencing on the last day of the preceding Interest Period, and ending one (1), two (2), or three (3) months thereafter, as the case may be, or, subject to currency requirements to the extent that the Revolving Credit Loan is made in an Alternative Currency, six (6) months, as the applicable Borrower may select; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(a) Interest Periods for Eurodollar Rate Loans in connection with which any Borrower has or may incur hedging obligations with any of the Lenders shall be of the same duration as the relevant periods set forth under the applicable hedge contract.

(b) if any Interest Period with respect to a Eurodollar Rate Loan would otherwise end on a day that is not a Eurodollar Business Day, that Interest Period shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day;

(c) any Interest Period relating to any Eurodollar Rate Loan that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

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(d) any Interest Period relating to any Revolving Credit Loan that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, the Interest Period shall be one (1) month or such other period as approved by the Administrative Agent.

Internet Domain Names. Means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to Internet domain names.

Inventory Means any “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Loan Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Loan Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in such Loan Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including other supplies and embedded software.

Investment. Means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

IP Ancillary Rights. Means, with respect to any other Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title or interest in or relating to any Intellectual Property.

Issuing Bank. Means, as applicable, (i) RBS Citizens, N.A. in its capacity as issuer of the Existing Letters of Credit, and (ii) TD Bank, N.A., in its capacity as issuer of all other letters of credit, or any successor issuer of letters of credit hereunder.

Judgment Currency. Has the meaning set forth in §12.3.

Landlord Agreements. Has the meaning set forth in §6.2(k).

L/C Advance. Means, with respect to any Revolving Credit Lender, such Revolving Credit Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage of the Revolving Credit Commitments.

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L/C Borrowing. Means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced pursuant to a Revolving Credit Loan.

L/C Credit Extension. Means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

L/C Obligations. Means, as of any date of determination, with respect to the Revolving Credit Loans, the Drawing Amount of all outstanding Letters of Credit plus the aggregate of all unreimbursed amounts in connection therewith, including the Unreimbursed Amounts.

Lead Arranger. RBS Citizens, N.A.

Lenders. Means the Revolving Credit Lenders listed on Schedule 2 hereto and any financial institutions which become a party hereto pursuant to the terms of §§ 2.1.8 or 14.6 in their individual capacity, and “Lenders” means all of such financial institutions.

Lending Office. Means, as to any Lender, the offices and branches of such Lender and its Affiliates listed on Schedule 3 hereto (as may be amended from time to time), or such other office or branch as a Lender may from time to time notify the Borrowers and the Administrative Agent.

Letter(s) of Credit. Has the meaning set forth in § 2.2.1.

Letter of Credit Application. Means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.

Letter of Credit Expiration Date. Means, with respect to each Letter of Credit, the day that is five (5) days prior to the Maturity Date with respect to Revolving Credit Loans (or, if such day is not a Business Day, the next preceding Business Day).

Letter of Credit Sub-limit. Means, with respect to the Revolving Credit Loan, an amount not to exceed $3,000,000. The Letter of Credit Sub-limit is part of, and not in addition to, the Commitment.

Lien means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any capitalized lease obligation having substantially the same economic effect as any of the foregoing).

Loan Party/Loan Parties. Means, collectively, the Borrowers and the Guarantors.

Loan Documents. Means this Credit Agreement, the Notes, the Letter of Credit Applications, the Letters of Credit, the Pledge Agreement, any Additional Pledge Agreement, the Security Agreement, Intellectual Property Security Agreements, UCC Financing Statements, Landlord Agreements and any other document and instrument entered into by the Issuing Bank and any of the Loan Parties or any of their Subsidiaries or in favor of the Issuing Bank and relating to such Letters of Credit.

Loan Request. Has the meaning set forth in § 2.1.4.

LoJack Ireland. Has the meaning set forth in § 11.2(a).

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London Banking Day. Means a day on which dealings in Dollar deposits are transacted in the London interbank market.

Mandatory Cost. Has the meaning set forth in Schedule 4.

Material Adverse Effect. Means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party, or (c) an adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

Material Plan. Has the meaning set forth in §12.1(h).

Maturity Date. Means, with respect to the Revolving Credit Loans, the second (2nd) anniversary of the Closing Date.

Multiemployer Plan. Means any multiemployer plan within the meaning of (i) Section 4001(a)(3) of ERISA or (ii) Subsection 147.1(1) of the United States Internal Revenue Code, to which any Borrower or any related Person makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

New Money Credit Event. Means with respect to the Issuing Bank, any increase (directly or indirectly) in the Issuing Bank’s exposure (whether by way of additional credit or banking facilities or otherwise, including as part of a restructuring) to any Borrower or any Governmental Authority in any Borrower’s or any applicable Letter of Credit beneficiary’s country occurring by reason of (i) any law, action or requirement of any Governmental Authority in such Borrower’s or such Letter of Credit beneficiary’s country, or (ii) any request in respect of external indebtedness of borrowers in such Borrower’s or such Letter of Credit beneficiary’s country applicable to banks generally which conduct business with such borrowers, or (iii) any agreement in relation to clause (i) or (ii), in each case to the extent calculated by reference to the aggregate Revolving Credit Exposure outstanding prior to such increase.

Notes. Means, collectively, the Revolving Credit Notes.

Notice of Purchase. Has the meaning set forth in §2.3(c).

Obligations. Means any and all indebtedness, obligations and liabilities of the Borrowers to the Administrative Agent and the Lenders existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of the Revolving Credit Loans, the Notes, any Swap Contract with any Lenders or any Affiliate thereof, Letter of Credit Applications, Letters of Credit, and Bank Product Obligations or any other instrument at any time evidencing any thereof.

Organization Documents. Means (a) with respect to any corporation, the certificate of articles of incorporation and the by-laws (or equivalent or comparable constitutive documents with respect to any Canadian or other non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

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Other Taxes. Means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

Outstanding Amount. Means (i) with respect to Revolving Credit Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

Overadvance. Means, with respect to the Revolving Credit Facility, the amount by which the Outstanding Amount of the Revolving Credit Loans exceeds the Revolving Credit Commitment.

Patents. Means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

Participant. Has the meaning specified in §14.6(d).

Participating Member State. Means each state so described in any EMU Legislation.

PBGC. Means the United States Pension Benefit Guaranty Corporation and any successor thereto.

Permit. Means any approval, consent, waiver, exemption, variance, franchise, order, permit, certificate, authorization, certificate of authorization, right or license or other approval of or from any Person or Governmental Authority necessary or required by any laws, regulations, by-laws and orders, including Environmental Laws, to properly conduct the business of the Borrower or to make substantial use of the real and immovable property, assets, equipment and facilities owned or leased by the Borrower.

Permitted Acquisitions. Means acquisitions of Acquired Entities or Businesses during the two year period from and after the date hereof, with respect to which the aggregate consideration payable by the Borrowers and their Subsidiaries for all such acquisitions shall not exceed $2,000,000 and which meet all of the following criteria: (i) no Default or Event of Default has occurred and is continuing or would result therefrom; and (ii) all transactions related thereto are consummated in accordance with applicable laws; provided, however, that any acquisition of any Acquired Entity or Business by any Borrower or Subsidiary that does not satisfy the foregoing criteria is permitted where (x) the Borrower or Subsidiary obtains written consent of the Required Lenders, to be granted in their sole and absolute discretion, and (y) if in the Lenders’ discretion the Acquired Entity is material and is not a Foreign Subsidiary, concurrently with the consummation of such acquisition, the acquired entity becomes a Guarantor hereunder or, at the request of LoJack, a Borrower and executes any and all documents and instruments reasonably required by the Administrative Agent to that effect.

Permitted Investments. Means any investments permitted under § 9.3.

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Person. Means any individual, corporation, partnership, trust, unincorporated association, business, joint venture, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Plan. Means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise).

Pledge Agreement. Has the meaning set forth in § 11.2.

Pledged Equity. Has the meaning set forth in § 11.2.

Post-Closing Increase. Has the meaning set forth in § 2.1.8(c).

Property. Means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person or in which such Person has the right, title or interest, whether or not such property is included in the balance sheet of such Person and its subsidiaries under GAAP.

Quick Assets. Means Consolidated Current Assets minus Inventory.

Receiver. Has the meaning set forth in § 12.1(k).

Reference Period. As of any date of determination, the period of four (4) consecutive fiscal quarters of the Borrowers and their Subsidiaries ending on such date, or if such date is not a fiscal quarter end date, the period of four (4) consecutive fiscal quarters most recently ended (in each case treated as a single accounting period).

Register. Has the meaning set forth in §14.6(c).

Related Parties. Means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

Release. Means any release, issuance, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, ground water, or property other than in compliance with all Environmental Laws, Permits, and Leases.

Required Lenders. Means, as of any date of determination, Lenders having more than sixty six and two thirds percent (66 2/3%) of the sum of (a) the Aggregate Commitments plus (b) if the commitment of each Lender to make Revolving Credit Loans and the obligation of the Issuing Bank to make L/C Credit Extensions have been terminated pursuant to §12.2, Lenders holding in the aggregate more than sixty six and two thirds percent (66 2/3%) of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; and provided, further, that in the event that there are only two Lenders, “Required Lenders” shall be both such Lenders.

Requirements of Law. Means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or

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administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

Responsible Officer. Means the Executive Chairman, Chief Executive Officer, President, Vice-President, Chief Financial Officer, Treasurer or Assistant Treasurer of each Borrower. Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action and such Responsible Officer shall be conclusively presumed to have acted on behalf of the applicable Borrower.

Revaluation Date. Means (a) with respect to any Revolving Credit Loan, each of the following: (i) each date of a borrowing of a Eurodollar Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurodollar Rate Loan denominated in an Alternative Currency, and (iii) after the occurrence of an Event of Default, such additional dates as the Administrative Agent shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Issuing Bank under any Letter of Credit denominated in an Alternative Currency, and (iv) after the occurrence of an Event of Default, such additional dates as the Issuing Bank shall require.

Revolving Credit Commitment. Means the sum of the Commitments of each Lender to make Revolving Credit Loans and purchase participations in L/C Extensions relating to Letters of Credit (subject to the applicable Letter of Credit Sub-limit) in an aggregate principal amount not to exceed the Dollar Equivalent of Thirty Million Dollars ($30,000,000) outstanding at any time, as such amount may be adjusted from time to time in accordance with this Agreement (including, without limitation, under §§2.1.2 or 2.1.8).

Revolving Credit Exposure. Means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Credit Loans and L/C Obligations.

Revolving Credit Facility. Means the revolving credit loan facility provided by the Lenders to the Borrowers.

Revolving Credit Lenders. The Lenders set forth on Schedule 2 hereto as Revolving Credit Lenders, acting in their role as makers of Revolving Credit Loans or as participants with respect to Letters of Credit to the Borrowers, together with any other Person who becomes an assignee of any rights and obligations of a Revolving Credit Lender pursuant to § 14.6 and any Acceding Lender who becomes a Lender pursuant to § 2.1.8.

Revolving Credit Loans. Means Revolving Credit Loans made or to be made by the Lenders to the Borrowers pursuant to §2.1 hereof.

Revolving Credit Notes. Means the promissory notes of the Borrowers evidencing the Revolving Credit Loans dated as of the date hereof.

Secured Party. Means the Lenders, the Administrative Agent, each other Indemnitee and any other holder of any Obligation of any Loan Party.

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Security Agreement. Means a security agreement, in substantially the form of Exhibit C, among the Administrative Agent, the Borrowers and Guarantors from time to time party thereto.

Spot Rate. Means, for a currency, the rate reasonably determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. Boston, Massachusetts time on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Administrative Agent may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

Subsidiary. Means any corporation, association, trust, or other business entity of which the designated parent shall as of the date of any determination own directly or indirectly through a Subsidiary or Subsidiaries at least a majority of the outstanding Capital Stock or other interest entitled to vote generally.

Swap Contract. Means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

Swap Termination Value. Means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Administrative Agent or any Affiliate of the Administrative Agent).

Swing Line Advances. Means a Base Rate Loan made by the Swing Line Lender pursuant to §2.3.

Swing Line Commitment. Means zero dollars ($0.00) as of the Closing Date. Upon written request to Administrative Agent and subject to approval of the Lenders (to be granted in the Lenders’ sole discretion), the Borrowers may from time to time request an increase in the Swing Line Commitment.

Swing Line Lender. RBS Citizens, N.A.

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Swing Line Facility. Has the meaning set forth in §2.3(a).

Swing Loan Purchase Price. Has the meaning set forth in §2.3(c).

TARGET. Means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

Taxes. Means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Total Outstandings. Means the aggregate Outstanding Amount of all Revolving Credit Loans and L/C Obligations.

Trademarks. Means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

Trade Secrets. Means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets know-how and other confidential or proprietary technical, business and other information, including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing, and cost information, business and marketing plans, customer and supplier lists and information, and all rights in any jurisdiction to limit the use or disclosure thereof.

Type. Means, with respect to a Revolving Credit Loan, its character as a Base Rate Loan or Eurodollar Rate Loan.

UCC. Means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts.

Unreimbursed Amount. Has the meaning set forth in §2.2.3(b).

U.S. Subsidiary. Means any Subsidiary that is organized under the laws of the United States or any state thereof now existing or formed after the date hereof.

§ 1.2 Rules of Interpretation.

(a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b) The singular includes the plural and the plural includes the singular.

(c) A reference to any law includes any amendment or modification to such law.

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(d) A reference to any Person includes its permitted successors and permitted assigns.

(e) Accounting terms capitalized but not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

(f) The words “include”, “includes” and “including” are not limiting.

(g) Reference to a particular “§” refers to that section of this Agreement unless otherwise indicated.

(h) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

§ 1.3 Exchange Rates; Currency.

(a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrowers and the other Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b) Wherever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of a Eurodollar Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Advance, Eurodollar Rate Loan, or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

§ 1.4 Additional Alternative Currencies.

(a) The Borrowers may from time to time request that Eurodollar Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. Each such request shall be subject to the approval of the Lenders (not to be unreasonably withheld or delayed).

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., seven (7) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent).

(c) Any failure by a Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender to permit Eurodollar Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and the Lenders consent to making Eurodollar Rate Loans in such requested currency, the Administrative Agent shall so notify the Borrowers and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any borrowings of Eurodollar Rate Loans; and if all of the Lenders consent to the issuance of

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Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrowers and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this §1.4, it shall promptly so notify the Borrowers.

§ 1.5 Change of Currency.

(a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

§ 2. THE MULTICURRENCY REVOLVING CREDIT FACILITY.

§ 2.1 The Revolving Credit Facility.

Subject to the terms and conditions set forth herein, the Revolving Credit Lenders shall provide a multicurrency revolving credit facility to the Borrowers in the form of the Revolving Credit Facility.

§ 2.1.1 Commitment to Lend Revolving Credit.

Subject to the terms and conditions set forth in this Agreement, each Revolving Credit Lender severally agrees to lend to the Borrowers and the Borrowers may borrow, repay, and reborrow from time to time during the period commencing on the Closing Date and ending on the Business Day immediately preceding the Maturity Date, upon notice by the Borrowers to the Administrative Agent given in accordance with §2.1.4, such sums as are requested by the Borrowers in Dollars or one or more Alternative Currencies, in an aggregate principal amount at any time outstanding (after giving effect to the requested Revolving Credit Loan) not to exceed such Revolving Credit Lender’s Revolving Credit Commitment; provided that (i) the Outstanding Amount of the Revolving Credit Loans plus the Outstanding Amount of the L/C Obligations relating to Letters of Credit shall not exceed the Revolving Credit Commitment, (ii) the Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations relating to Letters of Credit shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment, and (iii) the Outstanding Amount of all Revolving Credit Loans denominated in

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Alternative Currencies shall not exceed the Alternative Currency Sublimit. The Revolving Credit Loans to the Borrowers shall be made pro rata in accordance with each Revolving Credit Lender’s Applicable Percentage of the Revolving Credit Commitment. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrowers that the conditions set forth in §6, as applicable, have been satisfied on the date of such request.

§ 2.1.2 Termination or Reduction of Revolving Credit Commitment.

The Borrowers may, upon notice to the Administrative Agent, terminate the Revolving Credit Commitment, or from time to time permanently reduce the Revolving Credit Commitment, whereupon the Revolving Credit Commitments of the Revolving Credit Lenders shall be reduced pro rata in accordance with their respective Applicable Percentage of the Revolving Credit Commitment; provided that (i) any such notice shall be received by the Administrative Agent not later than 1:00 p.m. (Boston time), five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in a minimum amount of $1,000,000, (iii) the Borrowers shall not terminate or reduce the Revolving Credit Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of the Revolving Credit Loans plus the Outstanding Amount of all L/C Obligations relating to Letters of Credit would exceed the Revolving Credit Commitment, (iv) if, after giving effect to any reduction of the Revolving Credit Commitment, the Letter of Credit Sublimit shall exceed the amount of the Revolving Credit Commitment, such Letter of Credit Sublimit shall be automatically reduced by the amount of such excess; and (v) if, after giving effect to any reduction of the Revolving Credit Commitment, the Alternative Currency Sublimit shall exceed the amount of the Revolving Credit Commitment, such Alternative Currency Sublimit shall be automatically reduced by the amount of such excess.

§ 2.1.3 The Revolving Credit Notes.

The Revolving Credit Loans shall be evidenced by separate Revolving Credit Notes of the Borrowers in form and substance satisfactory to the Revolving Credit Lenders. The Revolving Credit Notes shall be payable to the order of each Revolving Credit Lender in an amount equal to the Revolving Credit Commitment of such Revolving Credit Lender, or, if less, the outstanding principal amount of all Revolving Credit Loans made by such Revolving Credit Lender, plus interest accrued thereon. Each of the Borrowers irrevocably authorizes each Revolving Credit Lender to make or cause to be made, in connection with a Drawdown Date of any Revolving Credit Loan or Honor Date of any Letter of Credit or at the time of receipt of any payment of principal on the Revolving Credit Note, an appropriate notation on such Revolving Credit Lender’s records reflecting the making of the Revolving Credit Loan or the receipt of such payment (as the case may be) and whether such Revolving Credit Loan was made to the Borrowers, and will, prior to any transfer of such Revolving Credit Lender’s Revolving Credit Note, endorse on the reverse side thereof the outstanding principal amount of the Revolving Credit Loans evidenced thereby at the time of such transfer. The Outstanding Amount of the Revolving Credit Loans set forth on a Revolving Credit Lender’s record shall be prima facie evidence (absent manifest error) of the principal amount thereof owing and unpaid to such Revolving Credit Lender, but the failure to record, or any error in so recording, any such amount shall not limit or otherwise affect the obligations of the Borrowers hereunder or under the Revolving Credit Note to make payments of principal of or interest on the Revolving Credit Note when due.

§ 2.1.4 Requests for Revolving Credit Loans.

(a) Authorized representatives of the Borrowers from time to time listed on Schedule 2.1 hereof shall give to the Administrative Agent written notice in the form of Exhibit B hereto (or telephonic notice confirmed in writing or a telecopy in such form) of each Revolving Credit Loan requested hereunder (a “Loan Request”) not later than 10:00 a.m. (Boston time) (i) on the Business Day of the

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proposed Drawdown Date of any Base Rate Loan which is denominated in Dollars; (ii) three (3) Eurodollar Business Days prior to the Drawdown Date of any Eurodollar Rate Loan, (iii) four (4) Business Days prior to the Drawdown Date with respect to Alternative Currencies consisting of Euros, and (iv) five (5) Business Days with respect to other Alternative Currencies.

(b) Each such Loan Request shall specify (i) the principal amount of the Revolving Credit Loan requested, (ii) the currency in which such Revolving Credit Loan shall be denominated; (iii) the proposed Drawdown Date of such Revolving Credit Loan, (iv) the Interest Period for such Revolving Credit Loan (if such Revolving Credit Loan is to be a Eurodollar Rate Loan), and (v) whether such Revolving Credit Loan is to be a Eurodollar Rate Loan or a Base Rate Loan, and shall include a current Loan Request. Each Revolving Credit Loan requested shall be in a minimum amount of $100,000 or its Dollar Equivalent, and, if such Revolving Credit Loan requested is not a Base Rate Loan, shall be irrevocable and binding on the Borrowers, and shall obligate the Borrowers to accept the Revolving Credit Loan requested from the Revolving Credit Lender on the proposed Drawdown Date.

§ 2.1.5 Funds for Revolving Credit Loans.

(a) Not later than 1:00 p.m. (Boston time) on the proposed Drawdown Date of any Revolving Credit Loan, each of the Revolving Credit Lenders will make available to the Administrative Agent, at the Administrative Agent’s Office, in immediately available funds denominated, as applicable, in Dollars or Alternative Currency, the amount of such Revolving Credit Lender’s Applicable Percentage of the requested Revolving Credit Loans. Upon receipt from each Revolving Credit Lender of such amount, and upon receipt of the documents required by §6, as applicable, and the satisfaction of the other conditions set forth therein, to the extent applicable, the Administrative Agent will make available to the applicable Borrowers, not later than 2:00 p.m. (Boston time) on the proposed Drawdown Date, in immediately available funds, the aggregate amount of such Revolving Credit Loans made available to the Administrative Agent by the Revolving Credit Lenders. The failure or refusal of any Revolving Credit Lender to make available to the Administrative Agent at the aforesaid time and place on any Drawdown Date the amount of such Revolving Credit Lender’s Applicable Percentage of the requested Revolving Credit Loans shall not relieve any other Revolving Credit Lender from its several obligation hereunder to make available to the Administrative Agent the amount of such other Revolving Credit Lender’s Applicable Percentage of any requested Revolving Credit Loans.

(b) The Administrative Agent may, unless notified to the contrary by any Revolving Credit Lender prior to a Drawdown Date, assume that such Revolving Credit Lender has made available to the Administrative Agent on such Drawdown Date the amount of such Revolving Credit Lender’s Applicable Percentage of the Revolving Credit Loans to be made on such Drawdown Date, and the Administrative Agent may (but shall not be required to), in reliance upon such assumption, make available to the Borrowers a corresponding amount. If any Revolving Credit Lender makes available to the Administrative Agent such amount on a date after such Drawdown Date, such Revolving Credit Lender shall pay to the Administrative Agent on demand an amount equal to the product of (i) the average computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period, times (ii) the amount of such Revolving Credit Lender’s Applicable Percentage of such Revolving Credit Loans, times (iii) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Revolving Credit Lender’s Applicable Percentage of such Revolving Credit Loans shall become immediately available to the Administrative Agent, and the denominator of which is 365. A statement of the Administrative Agent submitted to such Revolving Credit Lender with respect to any amounts owing under this paragraph shall be prima facie evidence (absent manifest error), of the amount due and owing to the Administrative Agent by such Revolving Credit Lender. If the amount of such Revolving Credit

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Lender’s Applicable Percentage of such Revolving Credit Loans is not made available to the Administrative Agent by such Revolving Credit Lender within three (3) Business Days following such Drawdown Date, the Administrative Agent shall be entitled to recover such amount from the Borrowers on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loans made on such Drawdown Date.

§ 2.1.6 Maturity of the Revolving Credit Loans.

The Revolving Credit Loans shall be due and payable on the Maturity Date. Each of the Borrowers promises to pay in full in cash, on the Maturity Date, all Revolving Credit Loans outstanding on such date, together with any and all accrued and unpaid interest thereon and any fees and other amounts owing hereunder with respect to the Revolving Credit Loans.

§ 2.1.7 Mandatory Repayments of the Revolving Credit Loans.

If at any time an Overadvance shall exist (whether as a result of fluctuations in currency exchange rates with respect to the Revolving Credit Facility or otherwise), then the applicable Borrowers shall immediately pay the amount of such Overadvance to the Administrative Agent for application to the Revolving Credit Loans.

§ 2.1.8 Increase in Revolving Credit Commitment.

(a) Request for Increase of Revolving Credit Commitments. Provided there exists no Event of Default, upon written notice to Administrative Agent and subject to the provisions of this § 2.1.8, the applicable Borrowers may from time to time request an increase in the Revolving Credit Commitment in minimum amount of Ten Million Dollars ($10,000,000), so long as, after giving effect thereto, the aggregate amount of such increases does not exceed Twenty Million Dollars ($20,000,000) in the aggregate.

(b) Lender Elections to Revolving Credit Commitments Increase. The Administrative Agent will promptly notify the Lenders following receipt of a request by the Borrowers of an increase in the Revolving Credit Commitment. At the time of making such request, the Borrowers (in consultation with the Administrative Agent) shall specify the time period within which each Revolving Credit Lender is requested to respond (which shall not, in any event, be less than ten (10) Business Days from the date of delivery of such notice to the Lenders). Each Revolving Credit Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment, and, if so, whether by an amount equal to, greater than, or less than its Revolving Percentage of such requested increase. Any Revolving Credit Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment.

(c) Notification by Administrative Agent; Acceding Lenders. The Administrative Agent shall notify the Borrowers and each Lender of the Revolving Credit Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Required Lenders, to be granted in their sole and absolute discretion, the Borrowers may also invite one or more additional commercial banks, other recognized financial institutions or other Persons (in each case, an “Acceding Lender”) to become party to this Agreement as a Revolving Credit Lender by entering into an Instrument of Accession in substantially the form of Exhibit F hereto (an “Instrument of Accession”) with the Borrowers and the Administrative Agent and assuming thereunder the rights and obligations of a Revolving Credit Lender hereunder, including without limitation, commitments to make Revolving Credit Loans and participate in the risk relating to Letters of Credit, and the Aggregate Commitments shall be funded

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(each such increase or funding, as the case may be, referred to as a “Post-Closing Increase”) by the amount of such Acceding Lender’s interest all in accordance with the provisions of this Section. The Borrowers shall indemnify the applicable Lenders and the Administrative Agent for any cost or expense incurred as a consequence of the reallocation of any Eurodollar Rate Loans to an Acceding Lender pursuant to the provisions of § 5.9 hereof.

(d) Closing Date and Allocations. Upon a request by the Borrowers of an increase in the Revolving Credit Commitments in accordance with this Section, the Administrative Agent and the Borrowers shall determine, as applicable, the effective date of any such increase (any such date, the “Increase Closing Date”) and the final allocation of any such increase. The Administrative Agent shall promptly notify the Borrowers and the Lenders (and Acceding Lenders, if any) of the final allocation of such increase. On the Increase Closing Date, Schedule 2 hereto shall be deemed to be amended to reflect, as the case may be, (i) the name, address and Revolving Credit Commitment of the Revolving Credit Lenders (and, if applicable, any Acceding Lender), (ii) the Revolving Credit Commitments (after giving effect to any Post-Closing Increase), and (iii) the changes to the respective Applicable Percentages of the Revolving Credit Lenders.

(e) Conditions to Effectiveness of Increase of Revolving Credit Loans. As a condition precedent to such increase in the Revolving Credit Commitments, the Borrowers shall deliver to the Administrative Agent a certificate dated as of the Increase Closing Date signed by a Responsible Officer of the Borrowers (i) certifying and attaching the resolutions adopted by the applicable Borrowers approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, the applicable conditions set forth in § 6 will be satisfied. In addition, the Borrowers shall prepay any Revolving Credit Loans outstanding on any Increase Closing Date (and pay any additional amounts required under § 5 of this Agreement) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Percentages in respect of Revolving Credit Loans arising from any nonratable increase in the Commitments under this Section.

(f) Conflicting Provisions. This § 2.1.8 shall supersede any provisions in §§ 14.1(b) or 14.11 to the contrary.

§ 2.2 Letters of Credit.

§ 2.2.1 Letters of Credit Commitment.

(a) Subject to the terms and conditions set forth herein, (i) (1) RBS Citizens, N.A. agrees to maintain the Existing Letters of Credit as Letters of Credit from the Closing Date until the applicable Existing Letter of Credit Expiration Date, (2) from time to time on any Business Day during the period from the Closing Date until the applicable Letter of Credit Expiration Date, TD Bank, N.A. agrees to issue Letters of Credit denominated in Dollars or Alternative Currencies for the account of any of the Borrowers under the Revolving Credit Facility (each, a “Letter of Credit” and, together with the Existing Letters of Credit, the “Letters of Credit”) and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, (3) each Issuing Bank agrees to honor drafts under the Letters of Credit, and (4) TD Bank, N.A. agrees to replace the Existing Letters of Credit in accordance with subsection (d) below; and (ii) the Revolving Credit Lenders severally agree to participate in Letters of Credit; provided, that the Issuing Bank shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit if, as of the date of such L/C Credit Extension and after giving effect to such request, (w) the Outstanding Amount of Revolving Credit Loans plus the Outstanding Amount of L/C Obligations relating to Letters of Credit would exceed the Revolving Credit Commitment; (x) the Outstanding Amount of Revolving Credit Loans of any Revolving Credit Lender plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations relating to Letters of Credit exceeds such Lender’s Revolving Credit Commitment,

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(y) the Outstanding Amount of L/C Obligations with respect to Letters of Credit would exceed the applicable Letter of Credit Sublimit or (z) the Outstanding Amount of all Revolving Credit Loans denominated in Alternative Currencies plus the Outstanding Amount of all L/C Obligations for Letters of Credit denominated in Alternative Currencies shall exceed the Alternative Currency Sublimit; provided, however, if the Issuing Bank is requested to issue Letters of Credit with respect to a jurisdiction the Issuing Bank deems, in its reasonable judgment, may at any time subject it to a New Money Credit Event or a Country Risk Event, the applicable Borrowers shall, at the request of the Issuing Bank, guaranty and indemnify the Issuing Bank against any and all costs, liabilities and losses resulting from such New Money Credit Event or Country Risk Event, in each case in a form and substance reasonably satisfactory to the Issuing Bank.

(b) The Issuing Bank shall be under no obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it;

(ii) Subject to §2.2.2(c), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal;

(iii) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date;

(iv) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank; or

(v) such Letter of Credit is in an initial amount less than $100,000, or is to be used for a purpose other than working capital and general corporate purposes or denominated in a currency other than Dollars or an Alternative Currency.

(c) The Issuing Bank shall be under no obligation to amend any Letter of Credit if (i) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(d) TD Bank, N.A. shall use best efforts to replace the Existing Letters of Credit within forty-five (45) days after the Closing Date; provided that such replacement shall in any event occur no later than upon the applicable Existing Letter of Credit Expiration Date. It is understood and agreed that RBS Citizens shall have no obligation hereunder to renew the Existing Letters of Credit or issue any new Letters of Credit.

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§ 2.2.2 Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(a) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower delivered to the Issuing Bank in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower as set forth below. Such Letter of Credit Application must be received by the Issuing Bank not later than 1:00 p.m. (Boston time), at least two Business Days (or such later date and time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.

(i) In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Issuing Bank may require; and

(ii) in the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Bank (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Issuing Bank may require in accordance with the Issuing Bank’s usual and customary practices effective as of the time of such request.

(b) Upon the Issuing Bank’s determination that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of such Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit or, with respect to the Existing Letters of Credit, upon the Closing Date, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Percentage times the face amount of such Letter of Credit.

(c) If a Borrower so requests in any applicable Letter of Credit Application, the Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, the Borrowers shall not be required to make a specific request to the Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Issuing Bank shall, subject to the terms and conditions set forth herein, permit the renewal of such Letter of Credit to an expiry date not later than the applicable Letter of Credit Expiration Date; provided, however, that the Issuing Bank shall have no obligation to permit the renewal of any Auto-Renewal Letter of Credit at any time if it has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of §2.2.1(b) or otherwise).

(d) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Bank will also deliver to the applicable Borrower a true and complete copy of such Letter of Credit or amendment.

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§ 2.2.3 Drawings and Reimbursements of Letters of Credit; Funding and Repayment of Participations.

(a) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall notify the applicable Borrower and the Administrative Agent thereof. Not later than 1:00 p.m. (Boston time) on the Honor Date, such Borrower shall reimburse the Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing and in the same currency as such drawing.

(b) If the applicable Borrowers fail to reimburse the Issuing Bank for any drawing under any Letter of Credit (the “Unreimbursed Amount”) on the Honor Date as set forth in §2.2.3(a), the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the Unreimbursed Amount and the amount of such Revolving Credit Lender’s Applicable Percentage thereof. In such event, the applicable Borrowers shall be deemed to have made a Loan Request for a Base Rate Loan in Dollars to be disbursed on the Honor Date in an amount equal to the Dollar Equivalent of the Unreimbursed Amount calculated as of the Honor Date, without regard to the minimum and multiples specified in § 2.1.4 but subject to the Revolving Credit Commitment and the applicable conditions set forth in § 6. Any notice given by the Issuing Bank or the Administrative Agent pursuant to this § 2.2.3(b) may be given by telephone if immediately confirmed in writing, provided that the lack of such immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c) Each Revolving Credit Lender shall, upon any notice pursuant to § 2.2.3(b), make funds available to the Administrative Agent for the account of the Issuing Bank at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. (Boston time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of §2.2.3(d), each such Lender that so makes funds available shall be deemed to have made a Base Rate Loan in Dollars to the applicable Borrower, in such amount. The Administrative Agent shall remit the funds so received to the Issuing Bank.

(d) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Loan because the applicable conditions set forth in §6 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Issuing Bank pursuant to §2.2.3(c) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligations under this §2.2.3.

(e) Until each Revolving Credit Lender funds its Applicable Percentage of, as the case may be, the Revolving Credit Loan or L/C Advance pursuant to this §2.2.3 to reimburse the Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the Issuing Bank.

(f) The obligation of each Revolving Credit Lender to make a Revolving Credit Loan or L/C Advances to reimburse the Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this §2.2.3, shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Bank, any of the Borrowers or any other Person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default, or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each such Lender’s obligation to make Revolving Credit Loans pursuant to this §2.2.3 is subject to the applicable

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conditions set forth in §6. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers, as applicable, to reimburse the Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit, together with interest as provided herein.

(g) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this §2.2.3 by the time specified therein, the Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Bank at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Issuing Bank in accordance with banking industry rules on interbank compensation. A certificate of the Issuing Bank submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (g) shall be conclusive absent manifest error.

(h) At any time after the Issuing Bank has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with this §2.2.3, if the Administrative Agent receives for the account of the Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from a Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(i) If any payment received by the Administrative Agent for the account of the Issuing Bank pursuant to §2.2.3 is required to be returned under any of the circumstances described in §14.5 (including pursuant to any settlement entered into by the Issuing Bank in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the Issuing Bank its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Credit Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Credit Lenders under this clause (i) shall survive the payment in full of the Obligations and the termination of this Agreement.

§ 2.2.4 Letters of Credit Obligations Absolute.

(a) The obligation of the Borrowers to reimburse the Issuing Bank for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrowers may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, the Administrative Agent, any of the Lenders or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

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(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; or

(iv) any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law.

(b) The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will immediately notify the Issuing Bank in connection thereof. Such Borrower shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid.

§ 2.2.5 Role of Issuing Bank with Letters of Credit.

Each of the Borrowers agrees that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. Each of the Borrowers hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Bank, any of its Affiliates, any of the respective officers, directors, employees, agents or attorneys-in-fact of the Issuing Bank and its Affiliates, nor any of the respective correspondents, participants or assignees of the Issuing Bank shall be liable or responsible for any of the matters described in clause (a) of §2.2.4; provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers, which the Borrowers prove were caused by the Issuing Bank’s willful misconduct or gross negligence or the Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

§ 2.2.6 Cash Collateral for Letters of Credit.

Upon the request of the Administrative Agent, if, as of the Letter of Credit Expiration Date or upon the occurrence and continuance of an Event of Default, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the applicable Borrowers shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations in respect thereto. Each of the Borrowers hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, a security interest in all such cash and all proceeds of the foregoing. Cash collateral shall be maintained in blocked, interest bearing deposit accounts in the name of the Administrative Agent.

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§ 2.2.7 Applicability of ISP98 and UCP to Letters of Credit.

Unless otherwise expressly agreed by the Issuing Bank and the Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance, shall apply to each commercial Letter of Credit.

§ 2.2.8 Letter of Credit Fees.

Each applicable Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender a Letter of Credit fee for each standby Letter of Credit equal to the Applicable Margin for standby Letters of Credit times the daily amount available to be drawn under such standby Letter of Credit. Such standby Letter of Credit fees shall be computed on a quarterly basis in arrears on the Dollar Equivalent of the Drawing Amount. Such standby Letter of Credit fees shall be due and payable on the first Business Day after the end of each March, June, September and December of each calendar year, commencing with the first such date to occur after the issuance of such standby Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. Each applicable Borrower shall pay to the Administrative Agent, for the account of the Issuing Bank, an amount with respect to each trade Letter of Credit equal to an amount determined by the Issuing Bank based on the Issuing Bank’s fees then in effect for such trade Letter of Credit.

§ 2.2.9 Documentary and Processing Charges Payable to Issuing Bank for Letters of Credit.

The applicable Borrowers shall pay to the Issuing Bank the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

§ 2.2.10 Conflict with Letter of Credit Application.

In the event of any conflict between the terms in this Agreement and the terms of any Letter of Credit Application, the terms in this Agreement shall control.

§ 2.3 Swing Line Facility.

(a) Subject to the terms and conditions set forth herein, and so long as no Event of Default has occurred, authorized representatives of the Borrowers from time to time listed on Schedule 2.1 hereof may request, pursuant to a notice in the form of Exhibit D attached hereto, the Swing Line Lender to make, and the Swing Line Lender may, if in its sole discretion it elects to do so, make, on the terms and conditions hereinafter set forth and in reliance upon the agreements of Lenders set forth in this Section 2.3, Swing Line Advances in Dollars to the Borrowers from time to time on any Business Day prior to the Maturity Date in an amount not to exceed the Swing Line Commitment in the aggregate outstanding at any time (after giving effect to the Swing Line Advance requested) (the “Swing Line Facility”). Each Swing Line Advance shall be in a minimum amount of $100,000 or an integral multiple of $100,000 in excess thereof and shall consist of a Base Rate Loan.

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(b) The Borrowers hereby absolutely and unconditionally promise to repay the outstanding principal amount of each Swing Line Advance on the earliest to occur of: (x) the tenth day after the date on which such Swing Line Advance was made or (y) the Maturity Date. Any Swing Line Advance not repaid on any date when due shall be deemed to be a Revolving Credit Loan made pursuant to Section 2.1.1.

(c) In the event that any Swing Line Advance is not repaid when due, upon conversion of such Swing Line Advance to a Revolving Credit Loan, each other Revolving Credit Lender shall be deemed to have purchased from the Swing Line Lender, and the Swing Line Lender shall be deemed to have sold and assigned to each such other Revolving Credit Lender, such Revolving Credit Lender’s Applicable Percentage of such Revolving Credit Loan as of the date of such conversion (the “Swing Loan Purchase Price”), and upon notice from the Administrative Agent (a “Notice of Purchase”) shall make available to the Administrative Agent for the account of the Swing Line Lender, in immediately available funds, an amount equal to the portion of the outstanding principal amount of such Revolving Credit Loan to be purchased by such Revolving Credit Lender on (i) the Business Day on which a Notice of Purchase is given, provided that such notice is given not later than 11:00 A.M. (Boston, Massachusetts time) on such Business Day, or (ii) the first Business Day next succeeding the date such notice is given. If and to the extent that any such Revolving Credit Lender shall not have so made such Revolving Credit Lender’s Swing Loan Purchase Price available to the Administrative Agent, such Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand for the account of the Swing Line Lender such amount together with interest thereon, for each day from the date such amount was due under this subsection (iii) until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate. The obligation of each Revolving Credit Lender to deliver to the Administrative Agent an amount equal to its respective participation pursuant to this section shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or the failure to satisfy any condition set forth in §6 of this Agreement.

§ 3. [RESERVED.]

§ 4. [RESERVED.]

§ 5. PROVISIONS RELATING TO ALL LOANS.

§ 5.1 Interest on Loans.

(a) The Outstanding Amount of the Revolving Credit Loans shall bear interest at (i) the Base Rate plus the Applicable Margin (except for Revolving Credit Loans in Alternative Currencies), or (ii) the Adjusted Eurodollar Rate plus the Applicable Margin for each Interest Period, in accordance with the applicable Borrowers’ election under §5.2. The outstanding principal amount of the Swing Line Advances will bear interest at the applicable Base Rate plus the Applicable Margin.

(b) Interest shall be payable in arrears (x) based on a 365/366 day year on the Interest Payment Date for Base Rate Loans, (y) based on a 360-day year on the Interest Payment Date for Eurodollar Rate Loans and other computations of fees and interest, and (z) on the applicable Maturity Date with respect to each of the Revolving Credit Loans.

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§ 5.2 Election of Interest Rate; Notice of Election; Interest Periods; Minimum Amounts.

At the applicable Borrowers’ option, so long as no Event of Default has occurred and is then continuing:

(a) with respect to Revolving Credit Loans, the Borrowers may (1) elect at any time to convert any Base Rate Loan or a portion thereof to a Eurodollar Rate Loan, or (2) upon expiration of the applicable Interest Period, elect to maintain an existing Eurodollar Rate Loan as such, or convert such Eurodollar Rate Loan to a Base Rate Loan, provided that the Borrowers give notice to the Administrative Agent pursuant to §5.2(d) hereof; and provided, further, that Revolving Credit Loans in Alternative Currencies may not be converted to Base Rate Loans;

(b) Each Revolving Credit Loan shall initially be the type of Revolving Credit Loan specified prior to the making thereof and shall bear interest at the applicable rate, determined as provided herein, until (i) in the case of a Eurodollar Rate Loan, the end of the initial Interest Period applicable thereto; or (ii) in the case of a Base Rate Loan, the date on which such Revolving Credit Loan is repaid in full or the type of interest rate applicable thereto is changed pursuant to §5.2(a); and

(c) Each Borrower may from time to time elect to change the type of interest rate borne by any Revolving Credit Loan or, in the case of a Eurodollar Rate Loan, continue the type of interest rate borne by such Eurodollar Rate Loan for an additional Interest Period (subject to the following):

(i) with respect to Base Rate Loans, the election shall be effective on any Business Day; and

(ii) with respect to Eurodollar Rate Loans, the election shall be effective on the day following the last day of the applicable Interest Period.

(d) Three (3) Business Days prior to the conversion of any Base Rate Loan to a Eurodollar Rate Loan, or in the case of an outstanding Eurodollar Rate Loan, the expiration date of the applicable Interest Period, the applicable Borrower shall give written, telex or telecopy notice in the form of Exhibit B hereto received by the Administrative Agent not later than 10:00 a.m. (Boston time) of its election pursuant to §5.2(a). Each such notice delivered to the Administrative Agent shall, specify the aggregate principal amount of the Revolving Credit Loan to be maintained as or converted to a Eurodollar Rate Loan, and the requested duration of the Interest Period that will be applicable to such Eurodollar Rate Loan, and shall be irrevocable and binding upon such Borrower. If the applicable Borrower shall fail to give the Administrative Agent notice hereunder together with all of the other information required by this §5.2(d) with respect to any Revolving Credit Loan, whether at the end of an Interest Period or otherwise, such Revolving Credit Loan shall be deemed to be a Eurodollar Rate Loan with an Interest Period of one month.

(e) All Eurodollar Rate Loans shall be in a minimum amount of the Dollar Equivalent of $100,000.

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§ 5.3 Optional Prepayments or Repayments of the Loans.

The Borrowers shall have the right, at their election, to repay or prepay the Outstanding Amount of the Revolving Credit Loans, as a whole or in part, at any time without penalty or premium. The Borrowers shall give the Administrative Agent, (a) no later than 10:00 a.m. (Boston time) on the Business Day of such proposed prepayment or repayment of any Base Rate Loan and (b) no later than 1:00 p.m. (Boston time) three (3) Business Days prior to any proposed prepayment or repayment of any Eurodollar Rate Loan written notice (or telephonic notice confirmed in writing) of any proposed prepayment or repayment pursuant to this §5.3, specifying the proposed date of prepayment or repayment of the Revolving Credit Loans and the principal amount to be paid (in integral multiples of $100,000); provided, that any applicable Borrowers may not make any prepayment of any Revolving Credit Loan on a date other than the Interest Payment Date unless, in connection with any such prepayment, such Borrowers reimburse the Administrative Agent for the benefit of the Lenders pursuant to §5.9.

§ 5.4 Fees.

(a) The applicable Borrowers agree to pay to the Administrative Agent in cash on the Closing Date, for the ratable account of each Lender, an upfront fee equal to 0.500% of the sum of Revolving Credit Commitment.

(b) The applicable Borrowers agree to pay to the Administrative Agent for the ratable account of each Lender making Revolving Credit Loans, a commitment fee (the “Commitment Fee”), which shall accrue at the rate per annum which is equal to the applicable percentages set forth under the heading “Commitment Fee” in the table contained in the definition of Applicable Margin on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Credit Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Revolving Credit Commitment terminates, then such Commitment Fee shall continue to accrue on the amount of such Lender’s Revolving Credit Exposure from and including the date on which its Revolving Credit Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued Commitment Fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Credit Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any Commitment Fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of calculating the Commitment Fee for any period during which Revolving Credit Loans in Dollars and Alternative Currencies were outstanding, the Administrative Agent shall use the Dollar Equivalent of such Alternative Currencies, calculated on the basis of the Spot Rate for such Alternative Currencies, on or as of the most recent Revaluation Date provided for in § 1.3(a).

§ 5.5 Payments.

(a) All payments of principal, interest, fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Administrative Agent at the Administrative Agent’s Office for the respective accounts of the Lenders and the Administrative Agent, in immediately available funds, as follows: (i) in respect of Revolving Credit Loans made in Dollars, in Dollars, and (ii) in respect of Revolving Credit Loans made in an Alternate Currency, in the Alternate Currency in which such Revolving Credit Loan was made. Whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.

(b) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff and free and clear of and without deduction or withholding for any taxes, levies, imposts, assessments, duties, charges, deductions, withholdings (including to the extent provided in Section 5.13, any withholding taxes or other charges imposed

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as a direct result of any of the Lenders’ non-resident status), compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction, authority, agency or any political subdivision thereof or taxing or other authority therein unless the applicable Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon any Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, such Borrower will pay to the Administrative Agent, for the account of the Lenders and the Administrative Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount as shall be necessary to enable the Lenders to receive the same net amount which the Lenders would have received on such due date had no such obligation been imposed upon such Borrower. Each Borrower will deliver promptly to the Administrative Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrowers hereunder or under such other Loan Document.

§ 5.6 Computations.

All computations of interest on Base Rate Loans and of any fees shall, unless otherwise expressly provided herein, be based on a 360-day year, and shall be paid for the actual number of days elapsed. All computations of interest on Eurodollar Rate Loans, the Commitment Fee and other fee calculations shall be based on a 360-day year and paid for the actual number of days elapsed. Interest shall accrue on each Revolving Credit Loan for the day on which the Revolving Credit Loan is made, and shall not accrue on a Revolving Credit Loan, or any portion thereof, for the day on which the Revolving Credit Loan or such portion is paid, provided that any Revolving Credit Loan that is repaid on the same day on which it is made shall, bear interest for one day.

§ 5.7 Interest on Overdue Amounts; Default Rate.

Overdue principal and (to the extent permitted by applicable law) interest on the Revolving Credit Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest compounded monthly and payable on demand at a rate per annum equal to the applicable rate for such Revolving Credit Loan plus four percentage points (4.0%) until such amount shall be paid in full (after as well as before judgment). During the continuance of an Event of Default hereunder, the Revolving Credit Loans shall bear interest at the rate per annum equal to the applicable rate for such Revolving Credit Loan plus four percentage points (4.0%) (the “Default Rate”).

§ 5.8 Interest Limitation.

Notwithstanding any other term of this Agreement or the Notes or any other document referred to herein or therein, the maximum amount of interest which may be charged to or collected from any person liable hereunder or under the Notes by the Lenders shall be absolutely limited to, and shall in no event exceed, the maximum amount of interest which could lawfully be charged or collected under applicable law (including, to the extent applicable, Section 5197 of the Revised Statutes of the United States of America, as amended, 12 U.S.C. Section 85, as amended), so that the maximum of all amounts constituting interest under applicable law, howsoever computed, shall never exceed as to any Person liable therefor such lawful maximum, and any term of this Agreement, any Note or any other document referred to herein or therein which could be construed as providing for interest in excess of such lawful maximum shall be and hereby is made expressly subject to and modified by the provisions of this paragraph.

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§ 5.9 Funding Losses.

(a) Upon demand of any Lender from time to time, the Borrowers shall promptly compensate each such Lender for and hold each such Lender harmless from any loss, and pay to such Lender an amount (the “Eurodollar Breakage Fee”), as calculated by each such Lender, equal to the amount of any losses, costs, expense and/or liabilities incurred by it as a result of:

(i) any continuation, conversion, payment or prepayment of any Revolving Credit Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Revolving Credit Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(ii) any failure by the applicable Borrowers (for a reason other than the failure of the applicable Lender to make a Revolving Credit Loan) to prepay, borrow, continue or convert any Revolving Credit Loan other than a Base Rate Loan on the date or in the amount notified by the applicable Borrower, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Revolving Credit Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by the Lender and the Administrative Agent in connection with the foregoing.

(b) For purposes of calculating the Eurodollar Breakage Fee payable by the Borrowers to a Lender under this §5.9, the applicable Lender shall be deemed to have funded each Eurodollar Rate Loan at the Eurodollar Rate, whether or not such Eurodollar Rate Loan was in fact so funded.

(c) Each of the Borrowers understands, agrees and acknowledges that: (i) none of the Lenders have any obligation to purchase, sell and/or match funds in connection with the use of the Eurodollar Rate as a basis for calculating the rate of interest on a Eurodollar Rate Loan, (ii) the Eurodollar Rate may be used merely as a reference in determining such rate, and (iii) each of the Borrowers has accepted the Eurodollar Rate as a reasonable and fair basis for calculating the Eurodollar Breakage Fee and other funding losses incurred by the Lenders. Each of the Borrowers further agrees to pay the Eurodollar Breakage Fee and other funding losses, if any, whether or not the applicable Lenders elect to purchase, sell and/or match funds.

§ 5.10 Illegality.

If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the applicable Borrower, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended with respect to such Borrower until the Lender notifies the applicable Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable Borrower shall, upon demand from such Lender, prepay or convert all Eurodollar Rate Loans to Base Rate Loans in Dollars, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted. The applicable Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of the Lender, otherwise be materially disadvantageous to the Lender.

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§ 5.11 Inability to Determine Eurodollar Rate.

If the Administrative Agent or any Lender determines that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, that the Eurodollar Rate for any requested Interest Period with respect to, as applicable, a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lender or the Administrative Agent of funding such Revolving Credit Loan, then such Lender or the Administrative Agent will promptly so notify the Borrowers. Upon such notification by such Lender or the Administrative Agent, the obligation of such Lender or the Administrative Agent to make or maintain Eurodollar Rate Loans shall be suspended until such Lender or the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a borrowing of, conversion to or continuation of a Eurodollar Rate Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan in Dollars. The agreements in this §5.11 shall survive the termination of the Commitments and repayment, satisfaction or discharge of all other Obligations.

§ 5.12 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the Issuing Bank;

(ii) subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by § 5.13 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or

(iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Revolving Credit Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Bank, the applicable Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Revolving Credit Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s

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policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Survival. The agreements in this §5.12 shall survive the termination of the Commitments and repayment, satisfaction or discharge of all other Obligations.

§ 5.13 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any of the Borrowers shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. Each of the Borrowers shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

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(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrowers to a Governmental Authority, such Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by such Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(f) Without limiting the generality of the foregoing, in the event that any of the Borrowers is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to such Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of such Borrowers or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(g) Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any of the Borrowers or with respect to which any such Borrower has paid additional amounts pursuant to this Section, it shall pay to any such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by any such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative

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Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that any such Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(h) Survival. The agreements in this §5.13 shall survive the termination of the Commitments and repayment, satisfaction or discharge of all other Obligations.

§ 5.14 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under § 5.12, or requires any of the Borrowers to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to § 5.13, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Revolving Credit Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to §§ 5.12 or 5.13, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under § 5.12, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to § 5.13, or if any Lender defaults in its obligation to fund Revolving Credit Loans hereunder, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, § 14.6), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrowers shall have paid to the Administrative Agent the fee specified in § 14.6(b)(iv);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Credit Loans, Swing Line Advances and participations in LC Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under § 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under § 5.12 or payments required to be made pursuant to § 5.13, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable law.

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A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

§ 6. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS.

The obligation of each Lender to advance, continue or convert any Revolving Credit Loan (other than the continuation of, or conversion into, a Base Rate Loan) or of the Issuing Bank to issue, extend the expiration date (including by not giving notice of non-renewal) of or increase the amount of any Letter of Credit under this Agreement, shall be subject to the following conditions precedent:

§ 6.1 Conditions to All Credit Extensions.

(a) each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct as of said time, except to the extent the same expressly relate to an earlier date;

(b) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Extension;

(c) in the case of a borrowing, the Administrative Agent shall have received the notice required by § 2.1.4 or § 2.2.3 hereof, as applicable, in the case of the issuance of any Letter of Credit the Issuing Bank shall have received a duly completed Letter of Credit Application for such Letter of Credit together with any fees called for by § 2.2.8 hereof, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form acceptable to the Issuing Bank together with fees called for by § 2.2.8 hereof; and

(d) such Credit Extension shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Administrative Agent, the Issuing Bank, or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

Each request for a Credit Extension shall be deemed to be a representation and warranty by the relevant Borrower on the date on such Credit Extension as to the facts specified in subsections (a) through (c), both inclusive, of this Section.

§ 6.2 Conditions to Initial Credit Extension.

Before or concurrently with the initial Credit Extension:

(a) the Administrative Agent shall have received for each Lender this Agreement and each other Loan Document duly executed by the Borrowers, any applicable Loan Party and the Lenders;

(b) the Administrative Agent shall have received for each Lender such Lender’s duly executed Revolving Credit Notes of the Borrowers and otherwise in compliance with the provisions of, as applicable, Sections 2.1.3 and 2.2.3 hereof;

(c) the Administrative Agent shall have received for each Lender certified copies of the charter, articles of incorporation and bylaws (or comparable organizational documents for the applicable jurisdiction) of the Loan Parties and any amendments thereto, certified in each instance by its Secretary, Assistant Secretary or other duly authorized officer of such Loan Party;

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(d) the Administrative Agent shall have received for each Lender copies of resolutions of the Board of Directors of the Loan Parties (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on its behalf, all certified in each instance by its Secretary, Assistant Secretary or other duly authorized officer of such Loan Party;

(e) the Administrative Agent shall have received for each Lender copies of the certificates of good standing for each of the Loan Parties (or the substantive equivalent certificates for Loan Parties outside of the United States) from the office of the secretary of the state of its incorporation or organization and of each state or jurisdiction in which it is qualified to do business as a foreign corporation or organization;

(f) the Administrative Agent shall have received the upfront fee set forth in § 5.4(a) and the reasonable fees and expenses of the Administrative Agent’s counsel;

(g) the Administrative Agent shall have received for the benefit of each Lender the favorable written opinion of counsel to each Borrower, in form and substance satisfactory to the Administrative Agent;

(h) the Administrative Agent shall have received financing statement and tax lien search results against the Property of the Borrowers evidencing the absence of Liens on such Property except as permitted by Section 9.2 hereof;

(i) the Administrative Agent shall have received satisfactory evidence of payoff of the Existing Credit Facility and release of any Borrowers’ obligations of any kind thereunder;

(j) the Administrative Agent shall have received on or prior to the Closing Date a duly executed Security Agreement dated as of the Closing Date, together with (A) copies of UCC and other appropriate search reports and of all effective prior filings listed therein, together with evidence of the termination of such prior filings and other documents with respect to the priority of the security interest of the Administrative Agent in the Collateral, in each case as may be reasonably requested by the Administrative Agent, (B) any and all documents representing all securities, chattel paper and instruments being pledged pursuant to such Security Agreement and related undated powers or endorsements duly executed in blank, (C) authorization from Borrowers to file any UCC financing statements covering the Collateral; (D) any and all Intellectual Property Security Agreements; and (E) if requested by Administrative Agent, properly completed perfection certificates with respect to the Borrowers and each Guarantor;

(k) the Administrative Agent shall have received a landlord’s or warehouseman’s agreement (the “Landlord Agreements”) from the lessor of each leased property or the operator of a warehouse facility with respect to the following properties where Collateral is stored or located, which agreement shall contain a waiver or subordination of all Liens or claims that the landlord or warehouseman may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Administrative Agent:

(i) 3 Technology Drive, Peabody, MA 01960;

(ii) 1130 E. Watson Center Road, Carson, CA 90745;

(iii) 200 Lowder Brook Drive, Suite 1000, Westwood, MA 02090; and

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(l) insurance certificates in form and substance satisfactory to the Administrative Agent demonstrating that the insurance policies required by Section 8.4 hereof are in full force and effect and have all endorsements required by such Section 8.4;

(m) the Administrative Agent shall have received for the account of the Lenders all documents (including updated schedules as to locations of Collateral and acquisition of Intellectual Property or real property) required pursuant to any Loan Document and such other agreements, instruments, documents, certificates, and opinions as the Administrative Agent may reasonably request.

§ 7. REPRESENTATIONS AND WARRANTIES

Each of the Borrowers represents and warrants to the Administrative Agent and the Lenders as follows:

§ 7.1 Organization and Qualification.

Each of the Borrowers and each of the Guarantors is duly organized, validly existing, and in good standing under the laws of the United States jurisdiction in which it is organized, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect.

§ 7.2 Subsidiaries.

LoJack’s letter to the Administrative Agent as of the date hereof (as the same may be deemed amended from time to time pursuant to § 8.9 hereof, the “Disclosure Letter”) identifies each Subsidiary, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by LoJack and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated in the Disclosure Letter (as so amended) as owned by LoJack or another Subsidiary are owned, beneficially and of record, by LoJack or such Subsidiary free and clear of all Liens. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

§ 7.3 Authority and Validity of Obligations.

Each of the Borrowers and each of the Guarantors has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue its applicable Notes in evidence thereof, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. The Loan Documents delivered by the Borrowers and the Guarantors have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of each of the Borrowers and each of the Guarantors, enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by any of the Borrowers or

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any of the Guarantors of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon any of the Borrowers or any of the Guarantors or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and by-laws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of any Borrower or Guarantor, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting any Borrower or Guarantor or any of their Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (c) result in the creation or imposition of any Lien on any Property of any Borrower or Guarantor.

§ 7.4 Use of Proceeds; Margin Stock.

The proceeds of the Revolving Credit Loans shall be used for working capital purposes, general corporate purposes, Permitted Acquisitions, Permitted Investments and repayment of the outstanding obligations under the Existing Credit Facility. None of the Borrowers is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Revolving Credit Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Margin stock (as hereinabove defined) constitutes less than 25% of the assets of the Borrowers which are subject to any limitation on sale, pledge or other restriction hereunder.

§ 7.5 Financial Reports.

(a) The consolidated balance sheet of LoJack and its Subsidiaries as at December 31, 2008, and the related consolidated statements of income, retained earnings and cash flows of LoJack and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Deloitte & Touche LLP, independent public accountants, and the unaudited interim consolidated balance sheet of LoJack and its Subsidiaries as at September 30, 2009, and the related consolidated statements of income, retained earnings and cash flows of LoJack and its Subsidiaries for the 3 months then ended, heretofore furnished to the Administrative Agent and the Lenders, fairly present (subject, in the case of the September 30, 2009 financial statements, to year end audit adjustments) the consolidated financial condition of the Borrowers and their Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis.

(b) Neither LoJack nor any of its Subsidiaries has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to § 8.5 hereof or as otherwise disclosed in writing by LoJack to the Administrative Agent and the Lenders.

§ 7.6 No Material Adverse Change.

Since the date of the last financial statements on September 30, 2009, there has been no change in the condition (financial or otherwise) or business prospects of LoJack individually, the Loan Parties taken as a whole, or LoJack and its Subsidiaries taken as a whole, that has or could reasonably be expected to have a Materially Adverse Effect.

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§ 7.7 Full Disclosure.

The statements and information furnished to the Administrative Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby, taken as a whole, do not contain any untrue statements of a material fact or omit a material fact necessary to make the statements contained herein or therein not misleading, the Administrative Agent and the Lenders acknowledging that as to any projections furnished to the Administrative Agent and the Lenders, LoJack only represents that the same were prepared on the basis of information and estimates LoJack believed to be reasonable on the date hereof.

§ 7.8 Trademarks, Franchises, and Licenses.

Each of LoJack and its Subsidiaries own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person that could reasonably be expected to have a Material Adverse Effect.

§ 7.9 Governmental Authority and Licensing.

LoJack and its Subsidiaries have received all licenses, permits, and approvals of all federal, state, provincial, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of LoJack, threatened.

§ 7.10 Good Title.

LoJack and its Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of LoJack and its Subsidiaries furnished to the Administrative Agent and the Lenders (except for sales of assets in the ordinary course of business and as otherwise permitted under Section 8.10 hereof), subject to no Liens other than such thereof as are permitted by Section 8.8 hereof.

§ 7.11 Litigation and Other Controversies.

Except as disclosed in the Disclosure Letter, there is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of LoJack threatened, against LoJack or any of its Subsidiaries or any of their Property which, individually or in the aggregate, could reasonably be expected to result in liabilities greater than $2,000,000 (other than worker’s compensation claims covered by insurance), or could reasonably be expected to result in a Material Adverse Effect.

§ 7.12 Taxes.

All material tax returns required to be filed by LoJack and its Subsidiaries in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon such Persons or upon any of their Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided. Neither LoJack nor any of its

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Subsidiaries knows of any proposed additional tax assessment that is material against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of LoJack and its Subsidiaries have been made for all open years, and for its current fiscal period.

§ 7.13 Approvals.

No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by any of the Borrowers or any of the Guarantors of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

§ 7.14 Affiliate Transactions.

Neither LoJack nor any of its Subsidiaries is a party to any contracts or agreements with any of its Affiliates on terms and conditions which are materially less favorable to such Person than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

§ 7.15 Investment Company; Public Utility Holding Company.

Neither LoJack nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “public utility holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

§ 7.16 ERISA.

LoJack and each member of the controlled group of corporations and all trades or businesses (whether incorporated or not) under common control which, together with LoJack, are treated as a single employer under Section 414 of the Internal Revenue Code of 1986 (as amended), and any successor statute thereto (the “Controlled Group”) has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. None of the Borrowers or the Guarantors has any contingent liabilities with respect to any post-retirement benefits under a Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

§ 7.17 Compliance with Laws.

Each of LoJack and its Subsidiaries are in compliance with the requirements of all federal, state, provincial, and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither LoJack nor any of its Subsidiaries has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state, provincial, or local environmental, health, and safety statutes and regulations or is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, where any such non-compliance or remedial action, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

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§ 7.18 Other Agreements.

Neither LoJack nor any of its Subsidiaries is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.

§ 7.19 Insurance

The Disclosure Letter includes, as of the Closing Date, a complete and accurate list of all insurance policies of any nature maintained by each Loan Party, as well as a summary of the key business terms of each such policy such as deductibles, coverage limits and term of policy.

§ 7.20 No Default.

No Default or Event of Default has occurred and is continuing.

§ 8. AFFIRMATIVE COVENANTS.

Each of the Borrowers agrees that, so long as any credit is available to or in use by any of the Borrowers hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 14.11 hereof:

§ 8.1 Maintenance of Business.

Each of the Borrowers shall, and shall cause each Subsidiary to, preserve and maintain its existence, except as otherwise provided in Section 9.4 hereof. Each of the Borrowers shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect.

§ 8.2 Maintenance of Properties.

Each of the Borrowers shall, and shall cause each Subsidiary to, maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted), and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, except to the extent that, in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person.

§ 8.3 Taxes and Assessments.

Each of the Borrowers shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all material taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

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§ 8.4 Insurance.

Each of the Borrowers shall (i) insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; (ii) insure, and shall cause each Subsidiary to insure, such other hazards and risks (including, without limitation, business interruption and employers’ and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses; and (iii) cause all such insurance relating to any property or business of any Borrower or Subsidiary to name the Administrative Agent on behalf of the Secured Parties as additional insured or loss payee, as appropriate (except in the case of director and officer liability policies, workers compensation policies, kidnap and ransom policies, terrorism or similar policies), and to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after 30 days’ notice thereof to the Administrative Agent. Each of the Borrowers shall, upon the request of the Administrative Agent, furnish to the Administrative Agent and the Lenders a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

§ 8.5 Financial Reports.

Each of the Borrowers shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Administrative Agent, each Lender and each of their duly authorized representatives such information respecting the business and financial condition of each of the Borrowers and each Subsidiary as the Administrative Agent or such Lender may reasonably request; and without any request, shall furnish to the Administrative Agent and the Lenders:

(a) as soon as available, and in any event within 45 days after the last day of each of the first three fiscal quarters of each fiscal year of LoJack, a copy of the consolidated balance sheet of LoJack and its Subsidiaries as of the last day of such fiscal quarter and the consolidated statements of income, retained earnings, and cash flows of LoJack and its Subsidiaries for the fiscal quarter and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by LoJack in accordance with GAAP (subject to the absence of footnote disclosures and normal year-end audit adjustments) and certified to by its chief financial officer or another officer of LoJack acceptable to the Administrative Agent;

(b) as soon as available, and in any event within 90 days after the last day of each fiscal year of LoJack, a copy of the consolidated balance sheet of LoJack and its Subsidiaries as of the last day of the fiscal year then ended and the consolidated statements of income, retained earnings, and cash flows of LoJack and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied in the case of the consolidated financial statements by an unqualified opinion of Deloitte & Touche LLP or another firm of independent public accountants of recognized national standing, selected by LoJack (and reasonably satisfactory to the Administrative Agent and the Required Lenders acting in good faith and in a commercially reasonable manner), to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of LoJack and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(c) promptly after knowledge thereof, notice of any Change of Control;

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(d) promptly after knowledge thereof shall have come to the attention of any responsible officer of LoJack, written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against any of the Borrowers or any of their Property involving a claim in excess of the Dollar Equivalent of $2,000,000 (other than worker’s compensation claims covered by insurance) or (ii) the occurrence of any Default or Event of Default hereunder;

(e) with each of the financial statements furnished to the Lenders pursuant to subsections (a) and (b) above, a written certificate in the form attached hereto as Exhibit E (a “Compliance Certificate”) signed by the chief financial officer of LoJack or another officer of LoJack acceptable to the Administrative Agent to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Event of Default has occurred during such period, setting forth a description of such Event of Default and specifying the action, if any, taken by LoJack or any Subsidiary to remedy the same;

(f) with each of the financial statements furnished to the Lenders pursuant to subsection (b) above, copies of internally-prepared unconsolidated financial statements for LoJack and its Subsidiaries certified by to its chief financial officer or another officer of LoJack acceptable to the Administrative Agent (in substantially the form furnished to the Lenders prior to the date hereof); and

(g) such other information as the Administrative Agent or any Lender from time to time may reasonably request.

§ 8.6 Inspection.

Each of the Borrowers shall, and shall cause each Subsidiary to, permit the Administrative Agent, each Lender, and each of their duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, to conduct field examinations, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision each of the Borrowers hereby authorizes such accountants to discuss with the Administrative Agent and such Lenders the finances and affairs of each of the Borrowers and its Subsidiaries) at such reasonable times and intervals as the Administrative Agent or any such Lender may designate and, so long as no Default or Event of Default is continuing, with reasonable prior notice to LoJack.

§ 8.7 ERISA.

Each of the Borrowers shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property. Each of the Borrowers shall, and shall cause each Subsidiary to, promptly notify the Administrative Agent and each Lender of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by LoJack or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of LoJack or any Subsidiary with respect to any post-retirement Plan benefit.

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§ 8.8 Compliance with Laws.

Each of the Borrowers shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state, provincial, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.

§ 8.9 Formation of Subsidiaries.

(a) Promptly upon the formation or acquisition of any Subsidiary, LoJack shall provide the Administrative Agent and the Lenders notice thereof (at which time, Schedule 1 and the Disclosure Letter shall be deemed amended to include reference to such Subsidiary) and timely comply with the requirements of § 11 hereof to the extent applicable.

(b) Any new U.S. Subsidiary created, or acquired by a Borrower as permitted under §9.4, shall become a Guarantor hereunder on or before the fifth (5th) Business Day after creation or acquisition of such Subsidiary by (i) signing a joinder agreement in substantially the form attached hereto as Exhibit G or entering into an amendment to this Credit Agreement and any other applicable Loan Documents, as applicable, with the other parties hereto and thereto, in form and substance satisfactory to the Administrative Agent, providing that such Subsidiary shall become a Guarantor hereunder pursuant to § 11.1, and (ii) providing such other documentation as the Administrative Agent may reasonably request, including, without limitation, documentation with respect to the conditions specified in §6 hereof; provided, however, that upon LoJack’s written request and subject to the Lenders’ consent and compliance with the other requirements in this § 8.9(b), any such new U.S. Subsidiary may become a Borrower hereunder.

§ 8.10 Use of Proceeds.

The Borrowers shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 7.4 hereof.

§ 8.11 Cash Management and Depository Relationship.

The Borrowers and Guarantors shall (i) maintain their respective primary cash management and depository relationship with the Administrative Agent; and (ii) within 120 days of the Closing Date, maintain their respective Canadian cash management and depository relationship with TD Bank, N.A.

§ 9. NEGATIVE COVENANTS.

Each of the Borrowers agrees that, so long as the Commitments shall be in effect, or any Revolving Credit Loan or Letter of Credit or other Obligation is outstanding:

§ 9.1 Borrowings and Guaranties.

None of the Borrowers shall, nor shall they permit any of their respective Subsidiaries to, issue, incur, assume, create or have outstanding any Indebtedness, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing shall not restrict nor operate to prevent:

(a) the Obligations;

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(b) purchase money indebtedness, Capitalized Lease Obligations or other indebtedness of LoJack and its Subsidiaries in an amount not to exceed the Dollar Equivalent of $2,000,000 in the aggregate at any one time outstanding;

(c) obligations arising out of non-speculative interest rate, foreign currency, and commodity hedging agreements entered into with financial institutions in the ordinary course of business;

(d) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(e) intercompany advances from time to time owing by any Guarantor to LoJack or another Guarantor or Borrower, or owing by LoJack or any Guarantor to any Borrower;

(f) intercompany advances from time to time owing by any Subsidiary (other than a Borrower or Guarantor) to LoJack or any Guarantor, to the extent permitted under Section 9.3; and

(g) indebtedness of LoJack and its Subsidiaries disclosed on Schedule 9.1 hereof.

§ 9.2 Liens.

None of the Borrowers shall, nor shall they permit any of their respective Subsidiaries to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which LoJack or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(b) mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(c) judgment liens and judicial attachment liens not constituting an Event of Default under Section 12.1(g) hereof and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of such judgment liens and attachments and liabilities of LoJack and its Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of the Dollar Equivalent of $2,000,000 at any one time outstanding;

(d) Liens on equipment of LoJack or any Subsidiary created solely for the purpose of securing indebtedness permitted by Section 9.1(b) hereof, representing or incurred to finance the purchase price of such Property, provided that no such Lien shall extend to or cover other Property of LoJack or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

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(e) any interest or title of a lessor under any operating lease;

(f) Liens, if any, described on Schedule 9.2 hereof;

(g) easements, rights-of-way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of LoJack or any Subsidiary; and

(h) Liens created pursuant to the Loan Documents.

§ 9.3 Investments.

None of the Borrowers shall have outstanding any Investment, nor shall they permit any of their respective Subsidiaries to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to (other than for travel advances and other similar cash advances made to employees in the ordinary course of business), any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within 18-months of the date of acquisition thereof;

(b) investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P maturing within 18-months of the date of acquisition thereof;

(c) investments in certificates of deposit issued by any Lender or by any United States commercial bank having capital and surplus reasonably acceptable to the Administrative Agent;

(d) investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(e) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above;

(f) investments existing on the date of this Agreement disclosed in the Disclosure Letter;

(g) investments from time to time in Guarantors hereunder;

(h) intercompany advances made from time to time by LoJack, a Borrower or a Guarantor to LoJack, another Borrower or a Guarantor or by any direct or indirect wholly-owned (except for directors qualifying shares) Subsidiary to LoJack or any Guarantor;

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(i)(i) investments in, and loans or advances to, Subsidiaries that are not Borrowers or Guarantors, and (ii) other investments, loans, and advances made after the date hereof and not otherwise permitted by this Section, in an aggregate amount for all such investments, loans or advances described in the foregoing clauses (i) and (ii) not to exceed the Dollar Equivalent of $2,000,000 at any one time outstanding; provided, however, that after the date hereof, Subsidiaries that are not Borrowers or Guarantors may invest, loan or advance an aggregate amount for all such investments, loans or advances not to exceed the Dollar Equivalent of $10,000,000 in or to other Subsidiaries that are not Borrowers or Guarantors.

(j) any Permitted Acquisition.

In determining the amount of investments, acquisitions, loans, and advances permitted under this §9.3, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), less any cash return in respect of any investment, and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

§ 9.4 Mergers, Consolidations and Sales and Acquisitions.

None of the Borrowers shall, nor shall they permit any of their respective Subsidiaries to acquire any company by merger acquisition or the like, or be a party to any amalgamation, merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that this Section shall not apply to nor operate to prevent:

(a) the sale or lease of inventory in the ordinary course of business;

(b) the sale, transfer, lease or other disposition of Property of (i) Borrowers and the Guarantors to one another and (ii) any Foreign Subsidiary to another Foreign Subsidiary;

(c) the merger or amalgamation of any Subsidiary with and into LoJack or any other Subsidiary, provided that, (i) in the case of any merger or amalgamation involving a Borrower, one Borrower is the surviving corporation, (ii) in the case of any merger or amalgamation involving a Guarantor, one Guarantor is the surviving corporation and (iii) in the case of any merger or amalgamation involving LoJack, LoJack is the surviving corporation;

(d) the sale of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);

(e) the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of LoJack or its Subsidiary, has become obsolete or worn out, and which is disposed of in the ordinary course of business;

(f) the license of any intellectual property assets in the ordinary course of business, and the license or transfer of any rights to use intellectual property outside of the United States to any Borrower or any Subsidiary;

(g) any Permitted Acquisition, and any investment permitted under Section 9.3;

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(h) the sale, transfer, lease or other disposition of Property of LoJack or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for LoJack and its Subsidiaries not more than the Dollar Equivalent of $2,000,000 during any fiscal year of LoJack;

(i) contracts, agreements or business arrangements in the ordinary course of business among any of the Borrowers or their Subsidiaries.

§ 9.5 [Reserved].

§ 9.6 Burdensome Contracts With Affiliates.

Except for any transactions permitted under § 9.4, none of the Borrowers shall, nor shall they permit any of their respective Subsidiaries to, enter into any contract, agreement or business arrangement with any of its Affiliates on terms and conditions which are materially less favorable to such Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

§ 9.7 No Changes in Fiscal Year.

The fiscal year of LoJack ends on December 31st of each year; and LoJack shall not change its fiscal year from its present basis without the prior written consent of the Required Lenders.

§ 9.8 Change in the Nature of Business.

None of the Borrowers shall, nor shall they permit any of their respective Subsidiaries to, engage in any business or activity if as a result the nature of the business of LoJack and its Subsidiaries, taken as a whole, would be changed in any material respect from the nature of the business engaged in by it as of the Closing Date.

§ 9.9 No Restrictions.

Except as provided herein or in any agreements documenting purchase money indebtedness or Capitalized Lease Obligations permitted under Section 9.1(b), none of the Borrowers shall, nor shall they permit any of their respective Subsidiaries to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Borrower or any Subsidiary to: (a) pay dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by any Borrower or any other Subsidiary, (b) pay any indebtedness owed to any Borrower or any other Subsidiary, (c) make loans or advances to any Borrower or any other Subsidiary, (d) transfer any of its Property to any Borrower or any other Subsidiary, (e) guarantee the Obligations as required by the Loan Documents, or (f) create, incur or permit to exist any Lien upon any of its property or assets.

§ 9.10 No Stock Repurchase.

None of the Borrowers shall, nor shall they permit any Loan Party or any of their respective Subsidiaries to, unless otherwise consented to in writing by the Administrative Agent, redeem, convert, retire or otherwise acquire shares of any class of Capital Stock of the Borrowers; provided, that, so long as no Default or Event of Default exists or would otherwise be created by the consummation of such a repurchase transaction, LoJack may repurchase Capital Stock in connection with the exercise of stock options or vesting of restricted stock for consideration (excluding consideration consisting of common shares of LoJack) not exceeding $1,000,000 in the aggregate for the period commencing on the Closing Date and ending on the Maturity Date.

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§ 10. FINANCIAL COVENANTS.

Each of the Borrowers covenants and agrees that, so long as the Commitments shall be in effect, or any Revolving Credit Loan, Letter of Credit or other Obligation hereunder shall remain outstanding:

§ 10.1 Debt Service Coverage Ratio.

As at the end of any fiscal quarter commencing with the quarter ending December 31, 2009, the Debt Service Coverage Ratio for the four (4) consecutive fiscal quarters of the Borrowers ending on such date shall not at any time be less than 1.25:1.00.

§ 10.2 Funded Debt to EBITDA Ratio.

As at the end of any fiscal quarter commencing with the quarter ending December 31, 2009, the ratio of Consolidated Funded Debt to Consolidated EBITDA of the Borrowers for the four (4) consecutive fiscal quarters ending on such date (the “Funded Debt to EBITDA Ratio”) shall not exceed 2.25:1.00.

§ 10.3 Quick Ratio.

As at the end of any fiscal quarter commencing with the quarter ending December 31, 2009, the ratio of (a) Quick Assets to (b) Consolidated Current Liabilities shall not at any time be less than 1:00:1:00.

§ 10.4 Capital Expenditures.

The Borrowers shall not suffer or permit their Consolidated Capital Expenditures in any fiscal year to exceed $10,000,000 in the aggregate. The Consolidated Capital Expenditures will be tested by the Lenders on a quarterly basis.

§ 11. GUARANTIES; PLEDGE OF CERTAIN STOCK.

§ 11.1 Guaranties.

(a) In order to induce the Lenders to extend credit to the Borrowers hereunder, each of the Borrowers and each of the Guarantors hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of, in the case of a Borrower, such other Borrowers, and, in the case of the Guarantors, the Borrowers, and agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.

(b) Each of the Borrowers and each Guarantor waives presentment to, demand of payment from and protest to any other Loan Party of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Guarantors hereunder shall not be affected by (i) the failure of either Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any right or remedy against any Loan Party under the provisions of this Agreement, any other Loan Document or otherwise; (ii) any extension or renewal of any of the Obligations; (iii) any rescission,

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waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (iv) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; (v) the failure of either Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Obligations, if any; (vi) any change in the corporate, partnership or other existence, structure or ownership of any Loan Party or any other guarantor of any of the Obligations; (vii) the enforceability or validity of the Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Loan Party or any other guarantor of any of the Obligations, for any reason related to this Agreement, any Swap Contract, any other Loan Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Borrower or any other guarantor of the Obligations, of any of the Obligations or otherwise affecting any term of any of the Obligations; or (viii) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of such Borrower or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of such Loan Party to subrogation.

(c) Each of the Loan Parties further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by either Administrative Agent, the Issuing Bank or any Lender to any balance of any deposit account or credit on the books of either Administrative Agent, the Issuing Bank or any Lender in favor of any Loan Party or any other Person.

(d) The obligations of the Loan Parties hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise, except for the prior indefeasible payment in full in cash of all the Obligations.

(e) Each of the Loan Parties further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by either Administrative Agent, the Issuing Bank or any Lender upon the bankruptcy or reorganization of any Loan Party or otherwise.

(f) Upon payment by any of the Loan Parties of any sums as provided above, all rights of the Loan Parties, as the case may be, against any other Loan Party arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations owed by such Loan Party to the Administrative Agent, the Issuing Bank and the Lenders.

(g) Nothing herein shall discharge or satisfy the liability of the Loan Parties hereunder except the full performance and payment in cash of the Obligations.

§ 11.2 Pledge of Stock of Boomerang Tracking, Inc. and LoJack Equipment Ireland Limited

(a) Concurrently herewith, LoJack shall execute the Security Agreement in favor of the Administrative Agent for the benefit of the Lenders with respect to the Collateral, including 100% of all of the outstanding Capital Stock (the “Pledged Equity”) of Boomerang Tracking, Inc., a Canadian Corporation (“Boomerang”) and 65% of the outstanding Capital Stock of LoJack Equipment

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Ireland Limited, an Irish company (“LoJack Ireland”). LoJack further agrees to deliver to the Administrative Agent all such documentation (including customary legal opinions of its U.S. counsel, the stock certificates representing the Pledged Equity subject to such pledge, stock powers with respect thereto executed in blank, and such other documents as shall be reasonably requested to perfect the Lien of such pledge) in each case in form and substance reasonably satisfactory to the Administrative Agent, and in a manner that the Administrative Agent shall be reasonably satisfied that it has a first priority perfected pledge of or charge over the Pledged Equity related thereto.

(b) If, on the last day of any fiscal year, that portion of Consolidated EBITDA contributed by all Loan Parties, Boomerang, LoJack Ireland and any existing Additional Pledged Foreign Subsidiary in the aggregate during such fiscal year represents less than 75% of Consolidated EBITDA for such fiscal year, then, within 120 days after the date a Compliance Certificate is required to be delivered under §8.5(d) hereof for such fiscal year, LoJack and/or another Loan Party shall execute a joinder agreement (an “Additional Pledge Agreement”) in the form attached as Annex 2 to the Security Agreement in favor of the Administrative Agent for the benefit of the Lenders with respect to a mutually agreeable percentage of all of the outstanding Capital Stock, but in no event less than 65% (the “Additional Pledged Equity”), of one or more of its Foreign Subsidiaries (each an “Additional Pledged Foreign Subsidiary”) such that the portion of Consolidated EBITDA contributed by all Loan Parties, Boomerang, LoJack Ireland, any existing Additional Pledged Foreign Subsidiary and any such new Additional Pledged Foreign Subsidiary in the aggregate during such fiscal year represents at least 85% of Consolidated EBITDA for such fiscal year. LoJack further agrees to deliver to the Administrative Agent all such documentation (including customary legal opinions of its U.S. counsel, the stock certificates representing the Additional Pledged Equity subject to such pledge, stock powers with respect thereto executed in blank, and such other documents as shall be reasonably requested to perfect the Lien of such pledge) in each case in form and substance reasonably satisfactory to the Administrative Agent, and in a manner that the Administrative Agent shall be reasonably satisfied that it has a first priority perfected pledge of or charge over the Additional Pledged Equity related thereto.

§ 11.3 Further Assurances

(a) In the event any Borrower forms or acquires any U.S. Subsidiary after the date hereof, such newly formed or acquired U.S. Subsidiary shall join (i) this Agreement as a Guarantor under § 11.1 in accordance with the provisions of § 8.9(b); and (ii) the Security Agreement in accordance with § 7.6 thereof.

(b) In the event that the Administrative Agent has not received, before or concurrently with the initial Credit Extension, copies of the certificates of good standing for each of the Loan Parties from the office of the secretary of the state of its incorporation or organization and of each state or jurisdiction in which it is qualified to do business as a foreign corporation or organization, the Loan Parties will deliver such certificates within 30 days after the Closing Date.

§ 12. EVENTS OF DEFAULT; ACCELERATION.

§ 12.1 Events of Default and Acceleration.

Any one or more of the following shall constitute an “Event of Default” hereunder:

(a) default in the payment when due of all or any part of the principal of or interest on any Note (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any Unreimbursed Amount or default for a period of 5 Business Days in the payment when due of any interest, fee, or other Obligation payable hereunder or under any other Loan Document;

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(b) default in the observance or performance of any covenant set forth in Sections 8.1, 8.5, 9, 10 or 11.3(b) hereof;

(c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of LoJack or (ii) written notice thereof is given to LoJack by the Administrative Agent;

(d) any representation or warranty made herein or in any other Loan Document or in any certificate furnished to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;

(e) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or the Borrowers or any of their Subsidiaries takes any action for the purpose of repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

(f) default shall occur under any Indebtedness issued, assumed or guaranteed by any of the Borrowers or any of their Subsidiaries aggregating in excess of the Dollar Equivalent of $2,000,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness (whether or not such maturity is in fact accelerated), or any such Indebtedness shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise), subject to the passage of any applicable grace or notice period;

(g) any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against any Borrower, or any of their Subsidiaries, or against any of their Property, in an aggregate amount in excess of the Dollar Equivalent of $2,000,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;

(h) Any of the Borrowers, or any of their Subsidiaries, or any member of the Borrowers’ Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of the Dollar Equivalent of $3,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or any of the Borrowers, or any of their Subsidiaries, or any member of the Borrowers’ Controlled Group shall be subject to actual or potential liability for an amount or amounts aggregating in excess of the Dollar Equivalent of $3,000,000 upon or as the result of the receipt of a notice of intent to terminate a Plan or Plans (collectively, a “Material Plan”) filed under Title IV of ERISA by any of the Borrowers, or any of their Subsidiaries, or any other member of the Borrowers’ Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against any of the Borrowers, or any of their Subsidiaries, or any member of the Borrowers’ Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

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(i) any Change of Control shall occur;

(j) any of the Borrowers or any of their Subsidiaries (other than an Immaterial Foreign Subsidiary) shall (i) have had entered involuntarily against it an order for relief under the United States Bankruptcy Code or any other legislation in respect of bankruptcy, insolvency, or the relief of debtors (all as amended) in any jurisdiction outside of the United States in which any Borrower or Subsidiary is located, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, interim receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding (including, without limitation, any assignment, proposal, or notice of intention to make a proposal) seeking relief under the United States Bankruptcy Code or any other legislation respect of bankruptcy, insolvency, or the relief of debtors (all as amended), to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying (or shall admit) the material allegations of any such proceeding filed against it, (vi) take any action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 12.1(k) hereof;

(k) a custodian, monitor, receiver, receiver and manager, interim receiver, trustee, examiner, liquidator or similar official (a “Receiver”) shall be appointed for any of the Borrowers, or any of their Subsidiaries (other than an Immaterial Foreign Subsidiary), or any substantial part of any of their Property, or a proceeding described in Section 12.1(j)(v) shall be instituted against the Borrowers or any of their Subsidiaries, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days or if, within such period, a Receiver or creditor shall take possession of any Property of any of the Borrowers, or any of their Subsidiaries; or

(l) if (i) LoJack Exchangeco Canada, Inc. remains in legal existence after December 31, 2009; and (ii) within 30 days of the Closing Date, LoJack does not execute an Additional Pledge in the form attached as Annex 2 to the Security Agreement in favor of the Administrative Agent for the benefit of the Lenders with respect to 100% of all of the outstanding Capital Stock of LoJack Exchangeco Canada, Inc.

§ 12.2 Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent may, and at the request of the Required Lenders shall, take any or all of the following actions:

(a) declare the Commitments to be terminated, whereupon the Commitments shall be terminated;

(b) declare the unpaid principal amount of all outstanding Revolving Credit Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the applicable Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

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(d) exercise all rights and remedies available to it under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under any of the proceedings or laws described in § 12.1(j) or (k), the Commitments shall automatically terminate, the Outstanding Amount of all Revolving Credit Loans and all interest, and all other amounts as aforesaid shall automatically become due and payable, and the obligation of the applicable Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Lenders.

§ 12.3 Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of any such sum due from it to the Lenders or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Lenders of any sum adjudged to be so due in the Judgment Currency, each of the Lenders may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to a Lender, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender. If the amount of the Agreement Currency so purchased is greater than the sum originally due to a Lender in such currency, such Lender agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under applicable law).

§ 12.4 Distribution of Collateral Proceeds.

In the event that, following the occurrence or during the continuance of any Default or Event of Default, the Administrative Agent receives any monies in connection with the enforcement of the Security Agreement, the Pledge Agreement or any Additional Pledge Agreements, or otherwise with respect to the realization upon any of the Collateral, the Pledged Equity or Additional Pledged Equity, such monies shall be distributed for application as follows:

(a) First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for or in respect of all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent under this Credit Agreement or any of the other Loan Documents or in respect of the Collateral or the Pledged Equity or in support of any provision of adequate indemnity to the Administrative Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent to such monies;

(b) Second, to all other Obligations; provided that distributions shall be made (A) pari passu among the Obligations (including the Drawing Amount of all outstanding Letters of Credit); provided, that upon the reduction, cancellation, expiration or termination of any Letter of Credit, the Drawing Amount of all outstanding Letters of Credit which has been included as an Obligation and any cash

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collateral held for the benefit of the Lenders in respect thereto will be redistributed pari passu to the Lenders in accordance with this § 12.4(b)(A), and (B) with respect to each type of Obligation owing to the Lenders, such as interest, principal, fees and expenses, among the Lenders pro rata in accordance with the amount of all such Obligations outstanding;

(c) Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Lenders and the Administrative Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to § 9-608(a)(1)(C) or 9-615(a)(3) of the Uniform Commercial Code of the Commonwealth of Massachusetts; and

(d) Fourth, the excess, if any, shall be returned to the Borrowers or to such other Persons as are entitled thereto.

§ 13. ADMINISTRATIVE AGENT.

§ 13.1 Appointment and Authority.

Each of the Lenders and the Issuing Bank hereby irrevocably appoints RBS Citizens, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and neither the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

§ 13.2 Rights as Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any of the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

§ 13.3 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

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(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in §14.11) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Event of Default unless and until notice describing such Event of Default is given to the Administrative Agent by the Borrowers, a Lender or the Issuing Bank.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in §6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

§ 13.4 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Revolving Credit Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Revolving Credit Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

§ 13.5 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective agents. The exculpatory provisions of this §13 shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

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§ 13.6 Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank or other financial institution. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this §13.6. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this §13.6). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this §13 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

§ 13.7 Non-Reliance on Administrative Agent and the Other Lenders.

Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

§ 13.8 No Other Duties, etc.

Anything herein to the contrary notwithstanding, no other parties listed on the cover page hereof, if any, shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.

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§ 13.9 Payments to Administrative Agent

A payment by any of the Borrowers to the Administrative Agent hereunder or any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Administrative Agent agrees promptly to distribute to each Lender such Lender’s pro rata share of payments received by the Administrative Agent for the account of the Lenders (except as otherwise expressly provided herein or in any of the other Loan Documents).

§ 14. MISCELLANEOUS.

§ 14.1 Setoff Rights.

(a) In addition to any rights and remedies of the Lender provided by law, if an Event of Default shall have occurred and be continuing, each Lender, the Administrative Agent, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency, and wherever held) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the other Lenders, the Administrative Agent, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the obligations of the Borrowers or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the other Lenders, the Administrative Agent or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank, the Administrative Agent or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. For purposes of effectuating the setoff rights of the Lender, the Administrative Agent, the Issuing Bank and each of their respective Affiliates pursuant to this paragraph (and for no other purpose), the Borrowers and each Loan Party expressly agree to treat each Lender, the Administrative Agent, the Issuing Bank and each of their respective Affiliates (including but not limited to each of their respective branches and offices) as a single entity; it being the express intent of the Borrowers and each Loan Party to maximize the available deposits that may be used to set off against any and all of the obligations of the Borrowers or such Loan Party under this Agreement or any other Loan Document.

(b) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Credit Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Revolving Credit Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Credit Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

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(ii) the provisions of this §14.1 shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Loans or participations in LC Obligations to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

(c) Each of the Borrowers consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

§ 14.2 Attorney Costs; Expenses.

The Borrowers agree (a) to pay or reimburse the Administrative Agent for all costs and expenses reasonably incurred in connection with the development, due diligence review, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Administrative Agent for all reasonable costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include, without limitation, all search, filing and recording fees and any taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent. All amounts due under this §14.2 shall be payable within two (2) Business Days after demand therefor. The agreements in this §14.2 shall survive the termination of the Commitments and repayment, satisfaction or discharge of all other Obligations.

§ 14.3 Indemnification.

Whether or not the transactions contemplated hereby are consummated, the Borrowers shall indemnify and hold harmless the Administrative Agent, the Issuing Bank, the Lenders, their respective Affiliates, and their respective directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) the Commitments, any Revolving Credit Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of

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Credit), (c) any Environmental Liability related in any way to any of the Borrowers, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this §14.3 shall be due and payable within five (5) Business Days after demand therefor. The agreements in this §14.3 shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other Obligations.

§ 14.4 Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and the Lenders, regardless of any investigation made by the Administration Agent or any Lender or on its behalf and notwithstanding that the Administration Agent or any Lender may have had notice or knowledge of any Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as the Commitments, any Revolving Credit Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

§ 14.5 Payments; Set Aside.

To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or any Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any debtor relief or similar law or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

§ 14.6 Successors and Assigns; Participations.

(a) Binding Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Lenders, to be granted in the sole discretion of the Lenders, and the Lenders may not assign or otherwise transfer any of their rights or obligations hereunder except to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Revolving Credit Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A)	in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Revolving Credit Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)	in any case not described in paragraph (b)(i)(A) of this §14.6, the aggregate amount of the Commitment (which for this purpose includes Revolving Credit Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the Outstanding Amount of the Revolving Credit Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of Revolving Credit Loans or the Revolving Credit Commitment, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Credit Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this §14.6 and, in addition:

(A)	the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)	the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any unfunded portion of the Revolving Credit Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such unfunded facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) a funded term facility to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)	the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

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(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent a questionnaire provided by the Administrative Agent.

(v) No Assignment to Borrower. No such assignment shall be made to any of the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this §14.6, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of §§5.10, 5.14, and 13.2 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Boston, Massachusetts a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Revolving Credit Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations.

(i) Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or any of the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Revolving Credit Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

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(ii) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect any actions set forth in §14.11 that require the unanimous consent of the Lenders and that affects such Participant. Subject to paragraph (e) of this §14.6, the Borrower agrees that each Participant shall be entitled to the benefits of §§5.9, 5.12 and 5.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this §§14.6. To the extent permitted by law, each Participant also shall be entitled to the benefits of §14.1 as though it were a Lender, provided such Participant agrees to be subject to §§2.1.5 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections §§5.9, 5.12 and 5.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of §5.13 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with §5.13(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

§ 14.7 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices to the applicable party on Schedule 14.7; or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the other party. All notices and other communications expressly permitted hereunder to be given by telephone shall be made to the telephone number specified for notices to the applicable party on Schedule 14.7, or to such other telephone number as shall be designated by such party in a notice to the other party. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent pursuant to §§2 and 5 shall not be effective until actually received by the Administrative Agent. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties and the Lender. The Lender may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

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(c) Reliance by Lender. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Requests) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, the Lenders, their respective Affiliates, and their respective officers, directors, employees, agents and attorneys-in-fact from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other communications with the Lender may be recorded by the Lender, and the Borrowers hereby consent to such recording.

§ 14.8 Cumulative Remedies; Captions; Counterparts.

The rights and remedies herein expressed are cumulative and not exclusive of any other rights which the Lender would otherwise have. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof. This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

§ 14.9 USA Patriot Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent hereby notifies the Borrowers that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow each of the Lenders and the Administrative Agent to identify the Borrowers in accordance with the Act.

§ 14.10 Entire Agreement; Etc.

The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §14.11.

§ 14.11 Consents; Amendments; Waivers; Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in §§6.1 and 6.2 without the written consent of each Lender;

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(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to §§12.1 and 12.2) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on any Revolving Credit Loan or Letter of Credit, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Revolving Credit Loan or to reduce any fee payable hereunder;

(e) release any Guarantor from its obligations under § 11.1 or release all or substantially all of the Collateral or the Pledged Equity, as applicable, without the consent of each Lender; or

(f) change any provision of this §14.11 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Lenders required above, affect the rights or duties of the Issuing Bank under this Agreement or any documents relating to any Letter of Credit issued or to be issued by it; and (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

§ 14.12 Concerning Joint and Several Liability.

Notwithstanding anything herein to the contrary, in consideration of the financial accommodations to be provided by the Administrative Agent and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each applicable Borrower and in consideration of the undertakings of the other applicable Borrowers to accept limited joint and several liability as set forth herein:

(a) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations and liabilities of each Borrower without preferences or distinction among them.

(b) If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the applicable Obligations of such Borrower as and when due or to perform any such Obligations in accordance with the terms thereof, then in each such event all other Borrowers will make such payment with respect to, or perform, such Obligation, in accordance with the terms thereof.

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(c) The respective Obligations of each applicable Borrower under the provisions of this §14.12 constitute full recourse Obligations of each such Borrower enforceable against each such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstance whatsoever.

(d) Except as otherwise expressly provided in this Agreement, each Borrower, to the fullest extent permitted by applicable law, hereby waives notice of acceptance of its joint and several liability, as applicable, notice of any Revolving Credit Loans made under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or the Lenders under or in respect of any of the Obligations, and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement. Each Borrower, to the fullest extent permitted by applicable law, hereby waives all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of the Borrowers and any other Person primarily or secondarily liable with respect to any of the Obligations and all suretyship defenses generally. Each Borrower, to the fullest extent permitted by applicable law, hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Lenders at any time or times in respect of any default by any of the Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any of the Borrowers. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Lenders with respect to the failure by any of the Borrowers to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 14.12, afford grounds for terminating, discharging or relieving any of the Borrowers, in whole or in part, from any of its Obligations under this Section 14.12, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Borrowers under this Section 14.12 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 14.12 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, re-construction or similar proceeding with respect to any of the Borrowers, the Administrative Agent or the Lenders. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any of the Borrowers, the Administrative Agent, the Canadian Lender or the Lenders.

(e) To the extent any Borrower makes a payment hereunder in excess of the aggregate amount of the benefit received by such Borrower in respect of the extensions of credit under the Agreement (the “Benefit Amount”), then such Borrower, after the payment in full, in cash, of all of the Obligations, shall be entitled to recover from each other applicable Borrower such excess payment, pro rata, in accordance with the ratio of the Benefit Amount received by each such other Borrower to the total Benefit Amount received by all applicable Borrowers, and the right to such recovery shall be deemed to be an asset and property of such Borrower so funding; provided, that each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it

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to any of the Lenders or the Administrative Agent with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been irrevocably paid in full in cash, the Commitments have terminated and no Letters of Credit shall be outstanding (or have been backstopped or cash collateralized on terms reasonably acceptable to the Administrative Agent). Any claim which any Borrower may have against any other Borrower with respect to any payments to the Lenders or the Administrative Agent hereunder or under any other Loan Document are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(f) Each Borrower hereby agrees that the payment of any amounts due with respect to the Indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any such Indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash, the Commitments have terminated and no Letters of Credit shall be outstanding (or have been backstopped or cash collateralized on terms reasonably acceptable to the Administrative Agent). If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such Indebtedness before payment in full in cash of the Obligations, such amounts shall be collected, enforced, received by such Borrower as trustee for the Administrative Agent and be paid over to the Administrative Agent for the pro rata accounts of the Lenders to be applied to repay (or be held as security for the repayment of) the Obligations, provided that nothing in this section shall be effective to create a registrable charge.

(g) The provisions of this § 14.12 are made for the benefit of the Administrative Agent and the Lenders and their successors and assigns, and may be enforced in good faith by them from time to time against any or all of the Borrowers as often as the occasion therefor may arise and without requirement on the part of the Administrative Agent or the Lenders first to marshal any of their claims or to exercise any of their rights against any other Borrower or to exhaust any remedies available to them against any other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 14.12 shall remain in effect until all of the Obligations shall have been paid in full in cash or otherwise fully satisfied, the Commitments have terminated and no Letters of Credit shall be outstanding (or have been backstopped or cash collateralized on terms reasonably acceptable to the Administrative Agent). If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Administrative Agent or the Lenders upon the insolvency, bankruptcy or reorganization of any of the Borrowers or is repaid in good faith settlement of a pending or threatened avoidance claim, or otherwise, the provisions of this Section 14.12 will forthwith be reinstated in effect, as though such payment had not been made.

(h) It is the intention and agreement of each of the Borrowers and the Lenders that the obligations of such Borrower under this Agreement shall be valid and enforceable against such Borrower to the maximum extent permitted by applicable law. Accordingly, if any provision of this Agreement creating any obligation of a Borrower in favor of the Lenders shall be declared to be invalid or unenforceable in any respect or to any extent, it is the stated intention and agreement of such Borrower and the Lenders that any balance of the obligation created by such provision and all other obligations of the Borrower to the Lenders created by other provisions of this Agreement shall remain valid and enforceable. Likewise, if by final order a court of competent jurisdiction shall declare any sums which the Lenders may be otherwise entitled to collect from any Borrower under this Agreement to be in excess of

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those permitted under any law (including any federal or state fraudulent conveyance or like statute or rule of law) applicable to such Borrower’s obligations under this Agreement, it is the stated intention and agreement of the Borrower and the Lenders that all sums not in excess of those permitted under such applicable law shall remain fully collectible by the Lenders from such Borrower.

§ 14.13 Governing Law.

THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS (EXCEPT AS EXPRESSLY SET FORTH THEREIN) ARE CONTRACTS UNDER AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWERS CONSENT TO THE JURISDICTION OF ANY OF THE STATE OR FEDERAL OR COURTS LOCATED IN THE COMMONWEALTH OF MASSACHUSETTS IN CONNECTION WITH ANY SUIT TO ENFORCE THE RIGHTS OF THE LENDERS UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.

§ 14.14 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION

§ 14.15 Severability.

The provisions of this Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivery as of the day and year first above written.

BORROWERS:

LOJACK CORPORATION

By:	/s/ Timothy P. O’Connor
Title:	Senior Vice President and
Chief Financial Officer

{B1036286; 2}Signature Page to Credit Agreement

LOJACK GLOBAL LLC

By:	LOJACK CORPORATION, its
Manager-Member

By:	/s/ Timothy P. O’Connor
Title:	Senior Vice President and
Chief Financial Officer

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LOJACK OPERATING COMPANY, L.P.

By:	LOJACK CORPORATION, its
general partner

By:	/s/ Timothy P. O’Connor
Title:	Senior Vice President and
Chief Financial Officer

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LOJACK SAFETYNET, INC.

By:	/s/ Timothy P. O’Connor
Title:	Treasurer

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BOOMERANG TRACKING, INC.

By:	/s/ Timothy P. O’Connor
Title:	Vice President, Finance

{B1036286; 2}Signature Page to Credit Agreement

GUARANTORS:

LSC LOCATOR SYSTEMS INTERNATIONAL CORP.

By:	/s/ Timothy P. O’Connor
Title:	Treasurer

{B1036286; 2}-2-

RBS CITIZENS, N.A.
as Lender and Administrative Agent

By:	/s/ David J. Bugbee
Title:	Senior Vice President

{B1036286; 2}-3-

TD BANK, N.A.,
as Lender and Issuing Bank

By:	/s/ Meg McIsaac
Title:	Senior Commercial Lending Officer

{B1036286; 2}Signature Page to Credit Agreement

EXHIBIT A

FORM OF

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Eligible Assignee:

3.	Borrowers:	LoJack Corporation and certain of its Subsidiaries

4.	Administrative Agent:	RBS Citizens, N.A., as the Administrative Agent under the Credit Agreement

5.	Credit Agreement:	Muticurrency Revolving Credit Agreement, dated as of December 29, 2009 (as amended and in effect from time to time, the “Credit Agreement”) among the Borrowers and the Lenders party thereto and RBS Citizens, N.A., as Administrative Agent for the Lenders.

6. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans[1]
	$	$	%
	$	$	%
	$	$	%

[7. Trade Date:                     ]2

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[Remainder of page intentionally left blank]

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[2]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

2

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

3

Consented to and Accepted:

RBS Citizens, N.A., as
Administrative Agent

By:
Name:
Title:

Consented to:

LoJack Corporation

By:
Name:
Title:

4

ANNEX 1

Multicurrency Revolving Credit Agreement, dated as of December 29, 2009 (as amended and in effect from time to time, the “Credit Agreement”) among the Borrowers and the Lenders party thereto and RBS Citizens, N.A., as Administrative Agent for the Lenders.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to § 8.5 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) it appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

EXHIBIT B

FORM OF NOTICE OF REVOLVING CREDIT LOAN REQUEST

OR REQUEST FOR CONVERSION

Date: [                    ]

RBS Citizens, N.A.

28 State Street

Boston, MA 02109

Re:	Notice of Revolving Credit Loan Request or Conversion

Ladies and Gentlemen:

Reference is hereby made to that certain Multicurrency Revolving Credit Agreement, dated as of December 29, 2009 (as amended and in effect from time to time, the “Credit Agreement”), by and among the LoJack Corporation, the other Borrowers party thereto, the Lenders party thereto and RBS Citizens, N.A. as Administrative Agent for the Lenders (the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

Use section I or II below as applicable:

I. Notice of Loan Request

Pursuant to Section 2.1.4 of the Credit Agreement, the undersigned, on behalf of Borrower(s), hereby requests that the Lenders make a [Base Rate][Eurodollar] Loan on [insert requested date of borrowing] [for the Interest Period commencing on [requested date of Borrowing] and ending on                     ] in the principal amount of [$        ].

Insert the following in any request for a Eurodollar Loan: [The Interest Period applicable to said Loan will be [thirty], [sixty] [ninety] or [one hundred eighty] days.]

Said Loan shall be denominated in [Dollars] [Alternative Currency].

II. Notice of Loan Conversion

Pursuant to Section 5.2(d) of the Credit Agreement, the undersigned, on behalf of the Borrower(s), hereby confirms its request made on             , 20     for a [Base Rate] [Eurodollar] Loan in the amount of $         effective on             , 20    .

Insert the following in all requests for conversion to a Eurodollar Loan: [The Interest Period applicable to said Loan will be [thirty], [sixty] [ninety] or [one hundred eighty] days.]

Said Loan shall be denominated in [Dollars][Alternative Currency].

Said Loan represents a conversion of the [Base Rate] [Eurodollar] Loan in the same amount made on                     .

Use the following in all Loan Requests or Requests for Conversion:

The representations and warranties contained or referred to in Section 7 of the Credit Agreement are true and correct on and as of the effective date of the Loan as though made at and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); and no Default or Event of Default has occurred and is continuing or would occur as a result of the Loan.

LOJACK CORPORATION

By:
Name:
Title:

Date:

EXHIBIT C

TO

MULTICURRENCY REVOLVING CREDIT AGREEMENT

FORM OF SECURITY AGREEMENT

SECURITY AGREEMENT

Dated as of December [            ], 2009

among

LOJACK CORPORATION

and

Each Grantor From Time to Time Party Hereto

and

RBS CITIZENS, N.A.

as Administrative Agent and Collateral Agent

i

(continued)

ii

ANNEXES AND SCHEDULES

Annex 1	Form of Pledge Amendment
Annex 2	Form of Joinder Agreement
Annex 3	Form of Intellectual Property Security Agreement

Schedule 1	Commercial Tort Claims
Schedule 2	Filings
Schedule 3	Jurisdiction of Organization; Chief Executive Office
Schedule 4	Location of Inventory and Equipment
Schedule 5	Pledged Collateral
Schedule 6	Intellectual Property

iii

SECURITY AGREEMENT, dated as of December [__], 2009, by LOJACK CORPORATION, a Massachusetts corporation (“LoJack”) and each of the other entities listed on the signature pages hereof or that becomes a party hereto pursuant to Section 7.6 (together with LoJack, the “Grantors”), in favor of RBS Citizens, N.A. (“Citizens”), as administrative agent and collateral agent (in such capacity, together with its successors and permitted assigns, the “Administrative Agent”) for the Lenders and each other Secured Party (each as defined in the Credit Agreement referred to below).

W I T N E S S E T H:

WHEREAS, pursuant to the Multicurrency Revolving Credit Agreement dated as of December 29, 2009 (as the same may be modified from time to time, the “Credit Agreement”) among the Borrowers, Administrative Agent, and the Lenders from time to time party thereto, Citizens, as administrative agent for the Lenders, and the Lenders have severally agreed to make extensions of credit to the Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, each Grantor will derive substantial direct and indirect benefits from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrowers under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent;

NOW, THEREFORE, in consideration of the premises and to induce the Lenders and the Administrative Agent to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Grantor hereby agrees with the Administrative Agent as follows:

ARTICLE I

Defined Terms

Section 1.1. Definitions

(a) Capital terms used herein without definition are used as defined in the Credit Agreement.

(b) The following terms have the meanings given to them in the UCC and terms used herein without definition that are defined in the UCC have the meanings given to them in the UCC (such meanings to be equally applicable to both the singular and plural forms of the terms defined): “account”, “account debtor”, “as-extracted collateral”, “certificated security”, “chattel paper”, “commercial tort claim”, “commodity contract”, “deposit account”, “electronic chattel paper”, “equipment”, “farm products”, “fixture”, “general intangible”, “goods”, “health-care-insurance receivable”, “instruments”, “inventory”, “investment property”, “letter-of-credit right”, “proceeds”, “record”, “securities account”, “security”, “supporting obligation” and “tangible chattel paper”.

SECURITY AGREEMENT

(c) The following terms shall have the following meanings:

“Agreement” means this Security Agreement.

“Applicable IP Office” means the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency within or outside the United States.

“Cash Collateral Account” means a deposit account or securities account in the name of the Borrower and under the sole control (as defined in the applicable UCC) of the Administrative Agent and (a) in the case of a deposit account, from which the Borrower may not make withdrawals except as permitted by the Administrative Agent and (b) in the case of a securities account, with respect to which the Administrative Agent shall be the entitlement holder and the only Person authorized to give entitlement orders with respect thereto.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000, (iii) repurchase agreements which are entered into with a commercial bank described in clause (d)(ii) above and which are secured by securities described in clause (a) above, and (iv) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) and (d) above shall not exceed 365 days.

“Collateral” has the meaning specified in Section 2.1.

2	SECURITY AGREEMENT

“Constituent Documents” means, with respect to any Person, collectively and, in each case, together with any modification of any term thereof, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation of such Person, (b) the bylaws, operating agreement or joint venture agreement of such Person, (c) any other constitutive, organizational or governing document of such Person, whether or not equivalent, and (d) any other document setting forth the manner of election or duties of the directors, officers or managing members of such Person or the designation, amount or relative rights, limitations and preferences of any Stock of such Person.

“Control Agreement” means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance satisfactory to the Administrative Agent, among the Administrative Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Administrative Agent.

“Controlled Securities Account” means each securities account or commodity account (including all financial assets held therein and all certificates and instruments, if any, representing or evidencing such financial assets) that is the subject of an effective Control Agreement and that is maintained by any Loan Party with a securities intermediary or commodity intermediary reasonably acceptable to the Administrative Agent.

“Domestic Person” means any “United States person” under and as defined in Section 770l(a)(30) of the Code.

“Excluded Equity” means all of the outstanding voting stock of an Excluded Foreign Subsidiary and 35% of the outstanding voting stock of and LoJack Equipment Ireland Limited. For the purposes of this definition, “voting stock” means, with respect to any issuer, the issued and outstanding shares of each class of Stock of such issuer entitled to vote (within the meaning of Treasury Regulations § 1.956-2(c)(2)).

“Excluded Foreign Subsidiary” means any Subsidiary of Grantors, other than Boomerang Tracking, Inc., LoJack Equipment Ireland Limited or any other Subsidiary of Grantors listed on Schedule 5 from time to time (including one or more of Foreign Subsidiaries made parties hereto pursuant to Section 7.6 of this Security Agreement and Section 11.2 of the Credit Agreement), that is not a Domestic Person.

“Excluded Property” means, collectively, (i) Excluded Equity, (ii) any asset or Property of any Excluded Foreign Subsidiary, (iii) any permit or license of, or any Contractual Obligation entered into by, any Grantor (A) that prohibits or requires the consent of any Person other than any Borrower and its Affiliates as a condition to the creation by such Grantor of a Lien on any right, title or interest in such permit, license or Contractual Obligation or any Stock or Stock Equivalent related thereto or (B) to the extent that any Requirement of Law applicable thereto prohibits the creation of a Lien thereon, but only, with respect to the prohibition in

3	SECURITY AGREEMENT

(A) and (B), to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other Requirement of Law, (iv) fixed or Capital Assets owned by any Grantor that is subject to a purchase money Lien or a Capital Lease if the Contractual Obligation pursuant to which such Lien is granted (or in the document providing for such Capital Lease) prohibits or requires the consent of any Person other than any Borrower and its Affiliates as a condition to the creation of any other Lien on such equipment and (v) any “intent to use” Trademark applications for which a statement of use has not been filed (but only until such statement is filed); provided, however, “Excluded Property” shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).

“Material Intellectual Property” means Intellectual Property that is owned by or licensed to a Grantor and material to the conduct of any Grantor’s business.

“Moody’s” means Moody’s Investors Service, Inc.

“Pledged Certificated Stock” means all certificated securities and any other Stock or Stock Equivalent of any Person evidenced by a certificate, instrument or other similar document (as defined in the UCC), in each case owned by any Grantor, and any distribution of property made on, in respect of or in exchange for the foregoing from time to time, exceeding $100,000 in the aggregate including all Stock and Stock Equivalents listed on Schedule 5. Pledged Certificated Stock excludes any Excluded Property.

“Pledged Collateral” means, collectively, the Pledged Stock and the Pledged Debt Instruments.

“Pledged Debt Instruments” means all right, title and interest of any Grantor in instruments evidencing any Indebtedness owed to such Grantor or other obligations, and any distribution of property made on, in respect of or in exchange for the foregoing from time to time, exceeding $100,000 in the aggregate including all Indebtedness described on Schedule 5, issued by the obligors named therein.

“Pledged Investment Property” means any investment property of any Grantor, and any distribution of property made on, in respect of or in exchange for the foregoing from time to time, exceeding $100,000 in the aggregate other than any Pledged Stock or Pledged Debt Instruments.

“Pledged Stock” means all Pledged Certificated Stock and all Pledged Uncertificated Stock.

“Pledged Uncertificated Stock” means any Stock or Stock Equivalent of any Person that is not Pledged Certificated Stock, including all right, title and interest of any Grantor as a limited or general partner in any partnership not constituting Pledged

4	SECURITY AGREEMENT

Certificated Stock or as a member of any limited liability company, all right, title and interest of any Grantor in, to and under any Constituent Document of any partnership or limited liability company to which it is a party, and any distribution of property made on, in respect of or in exchange for the foregoing from time to time, exceeding $100,000 in the aggregate including in each case those interests set forth on Schedule 5, to the extent such interests are not certificated. Pledged Certificated Stock excludes any Excluded Property.

“S&P” means Standard & Poor’s Rating Services.

“Sell” means, with respect to any property, to sell, convey, transfer, assign, license, lease or otherwise dispose of, any interest therein or to permit any Person to acquire any such interest, including, in each case, through a sale, factoring at maturity, collection of or other disposal, with or without recourse, of any notes or accounts receivable. Conjugated forms thereof and the noun “Sale” have correlative meanings.

“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“UCC” means the Uniform Commercial Code as from time to time in effect in the Commonwealth of Massachusetts; provided, however, that, in the event that, by reason of mandatory provisions of any applicable Requirement of Law, any of the attachment, perfection or priority of the Administrative Agent’s or any other Secured Party’s security interest in any Collateral is governed by the Uniform Commercial Code of a jurisdiction other than the Commonwealth of Massachusetts, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of the definitions related to or otherwise used in such provisions.

“Vehicles” means all vehicles covered by a certificate of title law of any state.

5	SECURITY AGREEMENT

Section 1.2. Certain Other Terms

(a) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The terms “herein”, “hereof” and similar terms refer to this Agreement as a whole and not to any particular Article, Section or clause in this Agreement. References herein to an Annex, Schedule, Article, Section or clause refer to the appropriate Annex or Schedule to, or Article, Section or clause in this Agreement. Where the context requires, provisions relating to any Collateral when used in relation to a Grantor shall refer to such Grantor’s Collateral or any relevant part thereof.

(b) Interpretation of the Credit Agreement is applicable to this Agreement as and to the extent set forth therein.

ARTICLE II

Grant of Security Interest

Section 2.1. Collateral

For the purposes of this Agreement, all of the following property now owned or at any time hereafter acquired by a Grantor or in which a Grantor now has or at any time in the future may acquire any right, title or interests is collectively referred to as the “Collateral”:

(a) all accounts, chattel paper, deposit accounts, documents (as defined in the UCC), equipment, general intangibles, instruments, inventory, stock, debt instruments, intellectual property, investment property and any supporting obligations related thereto;

(b) the commercial tort claims described on Schedule 1 and on any supplement thereto received by the Administrative Agent pursuant to Section 4.9;

(c) all books and records pertaining to the other property described in this Section 2.1;

(d) all property of such Grantor held by any Secured Party, including all property of every description, in the custody of or in transit to such Secured Party for any purpose, including safekeeping, collection or pledge, for the account of such Grantor or as to which such Grantor may have any right or power, including but not limited to cash;

(e) all other goods (including but not limited to fixtures) and personal property of such Grantor, whether tangible or intangible and wherever located; and

(f) to the extent not otherwise included, all proceeds of the foregoing; provided, however, that “Collateral” shall not include any Excluded Property; and provided, further, that if and when any property shall cease to be Excluded Property, such property shall be deemed at all times from and after the date hereof to constitute Collateral.

6	SECURITY AGREEMENT

Section 2.2. Grant of Security Interest in Collateral

Each Grantor (including LoJack as legal and beneficial owner of all of the outstanding voting stock in Boomerang Tracking, Inc. and LoJack Equipment Ireland Limited), as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations of such Grantor (the “Secured Obligations”), hereby mortgages, pledges and hypothecates to the Administrative Agent for the benefit of the Secured Parties, and grants to the Administrative Agent for the benefit of the Secured Parties a Lien on and security interest in, all of its right, title and interest in, to and under the Collateral of such Grantor.

ARTICLE III

Representations and Warranties

To induce the Lenders and the Administrative Agent to enter into the Loan Documents, each Grantor hereby represents and warrants each of the following to the Administrative Agent, the Lenders and the other Secured Parties:

Section 3.1. Title; No Other Liens

Except for the Lien granted to the Administrative Agent pursuant to this Agreement and other Liens permitted under any Loan Document, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. Such Grantor (a) is the record and beneficial owner of the Collateral pledged by it hereunder constituting instruments or certificates and (b) has rights in or the power to transfer each other item of Collateral in which a Lien is granted by it hereunder, free and clear of any other Lien.

Section 3.2. Perfection and Priority

The security interest granted pursuant to this Agreement constitutes a valid and continuing perfected security interest in favor of the Administrative Agent in all Collateral subject, for the following Collateral, to the occurrence of the following: (i) in the case of all Collateral in which a security interest may be perfected by filing a financing statement under the UCC, the completion of the filings and other actions specified on Schedule 2 (which, in the case of all filings and other documents referred to on such schedule, have been delivered to the Administrative Agent in completed and duly authorized form), (ii) in the case of all Copyrights, Trademarks and Patents for which UCC filings are insufficient, all appropriate filings having been made with (x) the United States Copyright Office or the United States Patent and Trademark Office, as applicable, and (y) the Applicable IP Office in South Africa, Brazil and Argentina (so long as, in the case of any filing under this clause (y), such filing is commercially reasonable), (iii) in the case of letter-of-credit rights that are not supporting obligations of Collateral, the execution of a Contractual Obligation granting control to the

7	SECURITY AGREEMENT

Administrative Agent over such letter-of-credit rights, (iv) in the case of electronic chattel paper, the completion of all steps necessary to grant control to the Administrative Agent over such electronic chattel paper and (v) in the case of Vehicles, the actions required under Section 4.1(e). Such security interest shall be prior to all other Liens on the Collateral except for Liens having priority over the Administrative Agent’s Lien by operation of law or, unless otherwise permitted by any Loan Document, upon (i) in the case of all Pledged Certificated Stock, Pledged Debt Instruments and Pledged Investment Property, the delivery thereof to the Administrative Agent of such Pledged Certificated Stock, Pledged Debt Instruments and Pledged Investment Property consisting of instruments and certificates, in each case properly endorsed for transfer to the Administrative Agent or in blank, and (ii) in the case of all other instruments and tangible chattel paper that are not Pledged Certificated Stock, Pledged Debt Instruments or Pledged Investment Property, the delivery thereof to the Administrative Agent of such instruments and tangible chattel paper. Except as set forth in this Section 3.2, all actions by each Grantor necessary or desirable to protect and perfect the Lien granted hereunder on the Collateral have been duly taken.

Section 3.3. Jurisdiction of Organization; Chief Executive Office

Such Grantor’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Grantor’s chief executive office or sole place of business, in each case as of the date hereof, is specified on Schedule 3 and such Schedule 3 also lists all jurisdictions of incorporation, legal names and locations of such Grantor’s chief executive office or sole place of business for the five years preceding the date hereof.

Section 3.4. Locations of Inventory, Equipment and Books and Records

On the date hereof, such Grantor’s inventory and equipment (other than inventory or equipment in transit) and books and records concerning the Collateral are kept at the locations listed on Schedule 4 and such Schedule 4 also lists the locations of such inventory, equipment and books and records for the five years preceding the date hereof.

Section 3.5. Pledged Collateral

(a) The Pledged Stock pledged by such Grantor hereunder (a) is listed on Schedule 5 and constitutes that percentage of the issued and outstanding equity of all classes of each issuer thereof as set forth on Schedule 5, (b) has been duly authorized, validly issued and is fully paid and nonassessable (other than Pledged Stock in limited liability companies and partnerships) and (c) constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms.

(b) As of the Closing Date, all Pledged Collateral (other than Pledged Uncertificated Stock) and all Pledged Investment Property consisting of instruments and certificates has been delivered to the Administrative Agent in accordance with Section 4.3(a).

(c) Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall be entitled to exercise all of the rights of the Grantor granting the security interest in any Pledged Stock, and a transferee or assignee of such Pledged Stock shall become a holder of such Pledged Stock to the same extent as such Grantor and be entitled to participate in the management of the issuer of such Pledged Stock and, upon the transfer of the entire interest of such Grantor, such Grantor shall, by operation of law, cease to be a holder of such Pledged Stock.

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Section 3.6. Instruments and Tangible Chattel Paper Formerly Accounts

No amount payable to such Grantor under or in connection with any account is evidenced by any instrument or tangible chattel paper that has not been delivered to the Administrative Agent, properly endorsed for transfer, to the extent delivery is required by Section 4.6(a).

Section 3.7. Intellectual Property

(a) Schedule 6 sets forth a true and complete list of the following Intellectual Property such Grantor owns, licenses or otherwise has the right to use: (i) Intellectual Property that is registered or subject to applications for registration, (ii) Internet Domain Names and (iii) Material Intellectual Property and material Software, separately identifying that owned and licensed to such Grantor and including for each of the foregoing items (1) the owner, (2) the title, (3) the jurisdiction in which such item has been registered or otherwise arises or in which an application for registration has been filed, (4) as applicable, the registration or application number and registration or application date and (5) any IP Licenses or other rights (including franchises) granted by the Grantor with respect thereto (other than IP Licenses to end users entered into in the ordinary course of business).

(b) On the Closing Date, all Material Intellectual Property owned by such Grantor is valid, in full force and effect, subsisting, unexpired and enforceable, and no Material Intellectual Property has been abandoned. No breach or default of any material IP License shall be caused by any of the following, and none of the following shall limit or impair the ownership, use, validity or enforceability of, or any rights of such Grantor in, any Material Intellectual Property: (i) the consummation of the transactions contemplated by any Loan Document or (ii) any holding, decision, judgment or order rendered by any Governmental Authority through the date hereof. There are no pending (or, to the knowledge of such Grantor, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes challenging the ownership, use, validity, enforceability of, or such Grantor’s rights in, any Material Intellectual Property of such Grantor. To such Grantor’s knowledge, no Person has been or is infringing, misappropriating, diluting, violating or otherwise impairing any Material Intellectual Property of such Grantor. Such Grantor, and to such Grantor’s knowledge each other party thereto, is not in material breach or default of any material IP License.

Section 3.8. Commercial Tort Claims

The only commercial tort claims of any Grantor existing on the date hereof (regardless of whether the amount, defendant or other material facts can be determined and regardless of whether such commercial tort claim has been asserted, threatened or has otherwise been made known to the obligee thereof or whether litigation has been commenced for such claims) are those listed on Schedule 1, which sets forth such information separately for each Grantor.

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Section 3.9. Specific Collateral

None of the Collateral is or is proceeds or products of farm products, as-extracted collateral, health-care-insurance receivables or timber to be cut.

Section 3.10. Enforcement

No Permit, notice to or filing with any Governmental Authority or any other Person or any consent from any Person is required for the exercise by the Administrative Agent of its rights (including voting rights) provided for in this Agreement or the enforcement of remedies in respect of the Collateral pursuant to this Agreement, including the transfer of any Collateral, except as may be required in connection with the disposition of any portion of the Pledged Collateral by laws affecting the offering and sale of securities generally or any approvals that may be required to be obtained from any bailees or landlords to collect the Collateral.

Section 3.11. Representations and Warranties of the Credit Agreement

The representations and warranties as to such Grantor and its Subsidiaries made by the Borrowers in the Credit Agreement are true and correct on each date required therein.

ARTICLE IV

Covenants

Each Grantor agrees with the Administrative Agent to the following, as long as any Obligation or Commitment remains outstanding and, in each case, unless the Required Lenders otherwise consent in writing:

Section 4.1. Maintenance of Perfected Security Interest; Further Documentation and Consents

(a) Generally. Such Grantor shall (i) not use or permit any Collateral to be used unlawfully or in violation of any provision of any Loan Document, any Requirement of Law or any policy of insurance covering the Collateral and (ii) not enter into any Contractual Obligation or undertaking restricting the right or ability of such Grantor or the Administrative Agent to Sell any Collateral if such restriction would have a Material Adverse Effect.

(b) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 3.2 and shall defend such security interest and such priority against the claims and demands of all Persons.

(c) Pursuant to the Credit Agreement, such Grantor shall furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the Collateral and such other documents in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail and in form and substance satisfactory to the Administrative Agent.

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(d) At any time and from time to time, upon the written request of the Administrative Agent, such Grantor shall, for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, (i) promptly and duly execute and deliver, and have recorded, such further documents, including an authorization to file (or, as applicable, the filing) of any financing statement or amendment under the UCC (or other filings under similar Requirements of Law) in effect in any jurisdiction with respect to the security interest created hereby and (ii) take such further action as the Administrative Agent may reasonably request, including using its best efforts to secure all approvals necessary or appropriate for the assignment to or for the benefit of the Administrative Agent of any Contractual Obligation, including any IP License, held by such Grantor and to enforce the security interests granted hereunder.

(e) If requested by the Administrative Agent, the Grantor shall arrange for the Administrative Agent’s first priority security interest to be noted on the certificate of title of each Vehicle and shall file any other necessary documentation in each jurisdiction that the Administrative Agent shall deem advisable to perfect its security interests in any Vehicle.

(f) To ensure that any of the Excluded Property set forth in clause (ii) of the definition of “Excluded Property” becomes part of the Collateral, such Grantor shall use its best efforts to obtain any required consents from any Person other than any Borrower and its Affiliates with respect to any permit or license or any Contractual Obligation with such Person entered into by such Grantor that requires such consent as a condition to the creation by such Grantor of a Lien on any right, title or interest in such permit, license or Contractual Obligation or any Stock or Stock Equivalent related thereto.

Section 4.2. Changes in Locations, Name, Etc.

Except upon 30 days’ prior written notice to the Administrative Agent and delivery to the Administrative Agent of (a) all documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein and (b) if applicable, a written supplement to Schedule 4 showing any additional locations at which inventory or equipment shall be kept, such Grantor shall not do any of the following:

(i) permit any inventory or equipment to be kept at a location other than those listed on Schedule 4, except for inventory or equipment in transit;

(ii) change its jurisdiction of organization or its location, in each case from that referred to in Section 3.3; or

(iii) change its legal name or organizational identification number, if any, or corporation, limited liability company, partnership or other organizational structure to such an extent that any financing statement filed in connection with this Agreement would become misleading.

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Section 4.3. Pledged Collateral

(a) Delivery of Pledged Collateral. Such Grantor shall (i) deliver to the Administrative Agent, in suitable form for transfer and in form and substance satisfactory to the Administrative Agent, (A) all Pledged Certificated Stock, (B) all Pledged Debt Instruments and (C) all certificates and instruments evidencing Pledged Investment Property and, at the request of the Administrative Agent, (ii) maintain all other Pledged Investment Property in a Controlled Securities Account.

(b) Event of Default. During the continuance of an Event of Default, the Administrative Agent shall have the right, at any time in its discretion and without notice to the Grantor, to (i) transfer to or to register in its name or in the name of its nominees any Pledged Collateral or any Pledged Investment Property and (ii) exchange any certificate or instrument representing or evidencing any Pledged Collateral or any Pledged Investment Property for certificates or instruments of smaller or larger denominations.

(c) Cash Distributions with respect to Pledged Collateral. Except as provided in Article III, such Grantor shall be entitled to receive all cash distributions paid in respect of the Pledged Collateral.

(d) Voting Rights. Except as provided in Article V, such Grantor shall be entitled to exercise all voting, consent and corporate, partnership, limited liability company and similar rights with respect to the Pledged Collateral; provided, however, that no vote shall be cast, consent given or right exercised or other action taken by such Grantor that would impair the Collateral or be inconsistent with or result in any violation of any provision of any Loan Document.

Section 4.4. Accounts

(a) Such Grantor shall not, other than in the ordinary course of business, (i) grant any extension of the time of payment of any account, (ii) compromise or settle any account for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any account, (iv) allow any credit or discount on any account or (v) amend, supplement or modify any account in any manner that could adversely affect the value thereof.

(b) The Administrative Agent shall have the right to make test verifications of the accounts in any manner and through any medium that it reasonably considers advisable, and such Grantor shall furnish all such assistance and information as the Administrative Agent may reasonably require in connection therewith. At any time and from time to time, upon the Administrative Agent’s request, such Grantor shall cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the accounts.

Section 4.5. Commodity Contracts

Such Grantor shall not have any commodity contract other than with a Person approved by the Administrative Agent and subject to a Control Agreement in a form acceptable to the Administrative Agent.

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Section 4.6. Delivery of Instruments and Tangible Chattel Paper and Control of Investment Property, Letter-of-Credit Rights and Electronic Chattel Paper

(a) If any amount in excess of $100,000 payable under or in connection with any Collateral owned by such Grantor shall be or become evidenced by an instrument or tangible chattel paper other than such instrument delivered in accordance with Section 4.3(a) and in the possession of the Administrative Agent, such Grantor shall mark all such instruments and tangible chattel paper with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interest of RBS Citizens, N.A., as Administrative Agent” and, at the request of the Administrative Agent, shall immediately deliver such instrument or tangible chattel paper to the Administrative Agent, duly indorsed in a manner satisfactory to the Administrative Agent.

(b) Such Grantor shall not grant “control” (within the meaning of such term under Article 9-106 of the UCC) over any investment property to any Person other than the Administrative Agent.

(c) If such Grantor is or becomes the beneficiary of a letter of credit that is (i) not a supporting obligation of any Collateral and (ii) in excess of $100,000, such Grantor shall promptly, and in any event within 2 Business Days after becoming a beneficiary, notify the Administrative Agent thereof and thereafter promptly enter into a Contractual Obligation with the Administrative Agent, the issuer of such letter of credit or any nominated person with respect to the letter-of-credit rights under such letter of credit. Such Contractual Obligation shall assign such letter-of-credit rights to the Administrative Agent and such assignment shall be sufficient to grant control for the purposes of Section 9-107 of the UCC (or any similar section under any equivalent UCC). At the request of the Administrative Agent, such Contractual Obligation shall also direct all payments thereunder to a Security Cash Collateral Account. The provisions of the Contractual Obligation shall be in form and substance reasonably satisfactory to the Administrative Agent.

(d) If any amount in excess of $100,000 payable under or in connection with any Collateral owned by such Grantor shall be or become evidenced by electronic chattel paper, such Grantor shall take all steps necessary to grant the Administrative Agent control of all such electronic chattel paper for the purposes of Section 9-105 of the UCC (or any similar section under any equivalent UCC) and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.

Section 4.7. Intellectual Property

(a) Within 60 days after any change to Schedule 6 for such Grantor, such Grantor shall provide the Administrative Agent notification thereof and the short-form intellectual property agreements and assignments as described in this Section 4.7 and other documents that the Administrative Agent reasonably requests with respect thereto.

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(b) Such Grantor shall (and shall cause all its licensees to) (i) (1) continue to use each Trademark included in the Material Intellectual Property in order to maintain such Trademark in full force and effect with respect to each class of goods for which such Trademark is currently used, free from any claim of abandonment for non-use, (2) maintain at least the same standards of quality of products and services offered under such Trademark as are currently maintained, (3) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (4) not adopt or use any other Trademark that is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent shall obtain a perfected security interest in such other Trademark pursuant to this Agreement and (ii) not do any act or omit to do any act whereby (w) such Trademark (or any goodwill associated therewith) may become destroyed, invalidated, impaired or harmed in any way, (x) any Patent included in the Material Intellectual Property may become forfeited, misused, unenforceable, abandoned or dedicated to the public, (y) any portion of the Copyrights included in the Material Intellectual Property may become invalidated, otherwise impaired or fall into the public domain or (z) any Trade Secret that is Material Intellectual Property may become publicly available or otherwise unprotectable.

(c) Such Grantor shall notify the Administrative Agent promptly if it knows, or has reason to know, that any application or registration relating to any Material Intellectual Property may become forfeited, misused, unenforceable, abandoned or dedicated to the public, or of any adverse determination or development regarding the validity or enforceability or such Grantor’s ownership of, interest in, right to use, register, own or maintain any Material Intellectual Property (including the institution of, or any such determination or development in, any proceeding relating to the foregoing in any Applicable IP Office). Such Grantor shall take all actions that are necessary or reasonably requested by the Administrative Agent to maintain and pursue each application (and to obtain the relevant registration or recordation) and to maintain each registration and recordation included in the Material Intellectual Property.

(d) Such Grantor shall not knowingly do any act or omit to do any act to infringe, misappropriate, dilute, violate or otherwise impair the Intellectual Property of any other Person. In the event that any Material Intellectual Property of such Grantor is or has been infringed, misappropriated, violated, diluted or otherwise impaired by a third party, such Grantor shall take such action as it reasonably deems appropriate under the circumstances in response thereto, which may include promptly bringing suit and recovering damages therefor.

(e) Such Grantor shall execute and deliver to the Administrative Agent in form and substance reasonably acceptable to the Administrative Agent and suitable for (i) filing in the Applicable IP Office the short-form intellectual property security agreements in the form attached hereto as Annex 3 for all Copyrights, Trademarks and Patents of such Grantor, and all IP Licenses with respect thereto and (ii) recording with the appropriate Internet domain name registrar, after the occurrence and during the continuation of an Event of Default, a duly executed form of assignment for all Internet Domain Names of such Grantor (together with appropriate supporting documentation as may be requested by the Administrative Agent).

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Section 4.8. Notices

Such Grantor shall promptly notify the Administrative Agent in writing of its acquisition of any interest hereafter in property that is of a type where a security interest or lien must be or may be registered, recorded or filed under, or notice thereof given under, any federal statute or regulation.

Section 4.9. Notice of Commercial Tort Claims

Such Grantor agrees that, if it shall acquire any interest in any commercial tort claim (whether from another Person or because such commercial tort claim shall have come into existence), (i) such Grantor shall, immediately upon such acquisition, deliver to the Administrative Agent, in each case in form and substance satisfactory to the Administrative Agent, a notice of the existence and nature of such commercial tort claim and a supplement to Schedule 1 containing a specific description of such commercial tort claim, (ii) Section 2.1 shall apply to such commercial tort claim and (iii) such Grantor shall execute and deliver to the Administrative Agent, in each case in form and substance satisfactory to the Administrative Agent, any document, and take all other action, deemed by the Administrative Agent to be reasonably necessary or appropriate for the Administrative Agent to obtain, on behalf of the Lenders, a perfected security interest having at least the priority set forth in Section 3.2 in all such commercial tort claims. Any supplement to Schedule 1 delivered pursuant to this Section 4.9 shall, after the receipt thereof by the Administrative Agent, become part of Schedule 1 for all purposes hereunder other than in respect of representations and warranties made prior to the date of such receipt.

Section 4.10. Compliance with Credit Agreement

Such Grantor agrees to comply with all covenants and other provisions applicable to it under the Credit Agreement and agrees to the same submission to jurisdiction as that agreed to by the Borrowers in the Credit Agreement.

ARTICLE V

Remedial Provisions

Section 5.1. Code and Other Remedies

(a) UCC Remedies. During the continuance of an Event of Default, the Administrative Agent may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to any Secured Obligation, all rights and remedies of a secured party under the UCC or any other applicable law.

(b) Disposition of Collateral. Without limiting the generality of the foregoing, the Administrative Agent may, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), during the continuance of any Event of Default (personally or through its agents or attorneys), (i) enter upon the

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premises where any Collateral is located, without any obligation to pay rent, through self-help, without judicial process, without first obtaining a final judgment or giving any Grantor or any other Person notice or opportunity for a hearing on the Administrative Agent’s claim or action, (ii) collect, receive, appropriate and realize upon any Collateral and (iii) Sell, grant option or options to purchase and deliver any Collateral (enter into Contractual Obligations to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent shall have the right, upon any such public sale or sales and, to the extent permitted by the UCC and other applicable Requirements of Law, upon any such private sale, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption of any Grantor, which right or equity is hereby waived and released.

(c) Management of the Collateral. Each Grantor further agrees, that, during the continuance of any Event of Default, (i) at the Administrative Agent’s request, it shall assemble the Collateral and make it available to the Administrative Agent at places that the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere, (ii) without limiting the foregoing, the Administrative Agent also has the right to require that each Grantor store and keep any Collateral pending further action by the Administrative Agent and, while any such Collateral is so stored or kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain such Collateral in good condition, (iii) until the Administrative Agent is able to Sell any Collateral, the Administrative Agent shall have the right to hold or use such Collateral to the extent that it deems appropriate for the purpose of preserving the Collateral or its value or for any other purpose deemed appropriate by the Administrative Agent and (iv) the Administrative Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of any Collateral and to enforce any of the Administrative Agent’s remedies (for the benefit of the Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment. The Administrative Agent shall not have any obligation to any Grantor to maintain or preserve the rights of any Grantor as against third parties with respect to any Collateral while such Collateral is in the possession of the Administrative Agent.

(d) Application of Proceeds. The Administrative Agent shall apply the cash proceeds of any action taken by it pursuant to this Section 5.1, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and any other Secured Party hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, as set forth in the Credit Agreement, and only after such application and after the payment by the Administrative Agent of any other amount required by any Requirement of Law, need the Administrative Agent account for the surplus, if any, to any Grantor.

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(e) Direct Obligation. Neither the Administrative Agent nor any other Secured Party shall be required to make any demand upon, or pursue or exhaust any right or remedy against, any Grantor, any other Loan Party or any other Person with respect to the payment of the Obligations or to pursue or exhaust any right or remedy with respect to any Collateral therefor or any direct or indirect guaranty thereof. All of the rights and remedies of the Administrative Agent and any other Secured Party under any Loan Document shall be cumulative, may be exercised individually or concurrently and not exclusive of any other rights or remedies provided by any Requirement of Law. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Administrative Agent or any Lender, any valuation, stay, appraisement, extension, redemption or similar laws and any and all rights or defenses it may have as a surety, now or hereafter existing, arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of any Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

(f) Commercially Reasonable. To the extent that applicable Requirements of Law impose duties on the Administrative Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is not commercially unreasonable for the Administrative Agent to do any of the following:

(i) fail to incur significant costs, expenses or other liabilities reasonably deemed as such by the Administrative Agent to prepare any Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition;

(ii) fail to obtain Permits, or other consents, for access to any Collateral to Sell or for the collection or Sale of any Collateral, or, if not required by other Requirements of Law, fail to obtain Permits or other consents for the collection or disposition of any Collateral;

(iii) fail to exercise remedies against account debtors or other Persons obligated on any Collateral or to remove Liens on any Collateral or to remove any adverse claims against any Collateral;

(iv) advertise dispositions of any Collateral through publications or media of general circulation, whether or not such Collateral is of a specialized nature or to contact other Persons, whether or not in the same business as any Grantor, for expressions of interest in acquiring any such Collateral;

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(v) exercise collection remedies against account debtors and other Persons obligated on any Collateral, directly or through the use of collection agencies or other collection specialists, hire one or more professional auctioneers to assist in the disposition of any Collateral, whether or not such Collateral is of a specialized nature or, to the extent deemed appropriate by the Administrative Agent, obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Administrative Agent in the collection or disposition of any Collateral, or utilize Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets to dispose of any Collateral;

(vi) dispose of assets in wholesale rather than retail markets;

(vii) disclaim disposition warranties, such as title, possession or quiet enjoyment; or

(viii) purchase insurance or credit enhancements to insure the Administrative Agent against risks of loss, collection or disposition of any Collateral or to provide to the Administrative Agent a guaranteed return from the collection or disposition of any Collateral.

Each Grantor acknowledges that the purpose of this Section 5.1 is to provide a non-exhaustive list of actions or omissions that are commercially reasonable when exercising remedies against any Collateral and that other actions or omissions by the Secured Parties shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 5.1. Without limitation upon the foregoing, nothing contained in this Section 5.1 shall be construed to grant any rights to any Grantor or to impose any duties on the Administrative Agent that would not have been granted or imposed by this Agreement or by applicable Requirements of Law in the absence of this Section 5.1.

(g) IP Licenses. For the purpose of enabling the Administrative Agent to exercise rights and remedies under this Section 5.1 (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, Sell or grant options to purchase any Collateral) at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Administrative Agent, for the benefit of the Secured Parties, (i) an irrevocable, nonexclusive, worldwide license (exercisable without payment of royalty or other compensation to such Grantor), including in such license the right to sublicense, use and practice any Intellectual Property now owned or hereafter acquired by such Grantor and access to all media in which any of the licensed items may be recorded or stored and to all Software and programs used for the compilation or printout thereof and (ii) an irrevocable license (without payment of rent or other compensation to such Grantor) to use, operate and occupy all real property owned, operated, leased, subleased or otherwise occupied by such Grantor.

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Section 5.2. Accounts and Payments in Respect of General Intangibles

(a) In addition to, and not in substitution for, any similar requirement in the Credit Agreement, if required by the Administrative Agent at any time during the continuance of an Event of Default, any payment of accounts or payment in respect of general intangibles, when collected by any Grantor, shall be promptly (and, in any event, within 2 Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent, in a Security Cash Collateral Account, subject to withdrawal by the Administrative Agent as provided in Section 5.4. Until so turned over, such payment shall be held by such Grantor in trust for the Administrative Agent, segregated from other funds of such Grantor. Each such deposit of proceeds of accounts and payments in respect of general intangibles shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(b) At any time during the continuance of an Event of Default:

(i) each Grantor shall, upon the Administrative Agent’s request, deliver to the Administrative Agent all original and other documents evidencing, and relating to, the Contractual Obligations and transactions that gave rise to any account or any payment in respect of general intangibles, including all original orders, invoices and shipping receipts and notify account debtors that the accounts or general intangibles have been collaterally assigned to the Administrative Agent and that payments in respect thereof shall be made directly to the Administrative Agent;

(ii) the Administrative Agent may, without notice, at any time during the continuance of an Event of Default, limit or terminate the authority of a Grantor to collect its accounts or amounts due under general intangibles or any thereof and, in its own name or in the name of others, communicate with account debtors to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any account or amounts due under any general intangible. In addition, the Administrative Agent may at any time enforce such Grantor’s rights against such account debtors and obligors of general intangibles; and

(iii) each Grantor shall take all actions, deliver all documents and provide all information necessary or reasonably requested by the Administrative Agent to ensure any Internet Domain Name is registered.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each account and each payment in respect of general intangibles to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. No Secured Party shall have any obligation or liability under any agreement giving rise to an account or a payment in respect of a general intangible by reason of or arising out of any Loan Document or the receipt by any Secured Party of any payment relating thereto, nor shall any Secured Party be obligated in any manner to perform any obligation of any Grantor under or pursuant to any agreement giving rise to an account or a payment in

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respect of a general intangible, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

Section 5.3. Pledged Collateral

(a) Voting Rights. During the continuance of an Event of Default, upon notice by the Administrative Agent to the relevant Grantor or Grantors, the Administrative Agent or its nominee may exercise (A) any voting, consent, corporate and other right pertaining to the Pledged Collateral at any meeting of shareholders, partners or members, as the case may be, of the relevant issuer or issuers of Pledged Collateral or otherwise and (B) any right of conversion, exchange and subscription and any other right, privilege or option pertaining to the Pledged Collateral as if it were the absolute owner thereof (including the right to exchange at its discretion any Pledged Collateral upon the merger, amalgamation, consolidation, reorganization, recapitalization or other fundamental change in the corporate or equivalent structure of any issuer of Pledged Stock, the right to deposit and deliver any Pledged Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it; provided, however, that the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(b) Proxies. In order to permit the Administrative Agent to exercise the voting and other consensual rights that it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions that it may be entitled to receive hereunder, (i) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Administrative Agent all such proxies, dividend payment orders and other instruments as the Administrative Agent may from time to time reasonably request and (ii) without limiting the effect of clause (i) above, such Grantor hereby grants to the Administrative Agent an irrevocable proxy to vote all or any part of the Pledged Collateral and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Collateral would be entitled (including giving or withholding written consents of shareholders, partners or members, as the case may be, calling special meetings of shareholders, partners or members, as the case may be, and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Collateral on the record books of the issuer thereof) by any other person (including the issuer of such Pledged Collateral or any officer or agent thereof) during the continuance of an Event of Default and which proxy shall only terminate upon the payment in full of the Secured Obligations.

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(c) Authorization of Issuers. Each Grantor hereby expressly irrevocably authorizes and instructs, without any further instructions from such Grantor, each issuer of any Pledged Collateral pledged hereunder by such Grantor to (i) comply with any instruction received by it from the Administrative Agent in writing that states that an Event of Default is continuing and is otherwise in accordance with the terms of this Agreement and each Grantor agrees that such issuer shall be fully protected from Liabilities to such Grantor in so complying and (ii) unless otherwise expressly permitted hereby, pay any dividend or make any other payment with respect to the Pledged Collateral directly to the Administrative Agent.

Section 5.4. Proceeds to be Turned over to and Held by Administrative Agent

Unless otherwise expressly provided in the Credit Agreement or this Security Agreement, all proceeds of any Collateral received by any Grantor hereunder in cash or Cash Equivalents shall be held by such Grantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Grantor, and shall, promptly upon receipt by any Grantor, be turned over to the Administrative Agent in the exact form received (with any necessary endorsement). All such proceeds of Collateral and any other proceeds of any Collateral received by the Administrative Agent in cash or Cash Equivalents shall be held by the Administrative Agent in a deposit account or a Security Cash Collateral Account. All proceeds being held by the Administrative Agent in such account (or by such Grantor in trust for the Administrative Agent) shall continue to be held as collateral security for the Secured Obligations and shall not constitute payment thereof until applied as provided in the Credit Agreement.

Section 5.5. Registration Rights

(a) If, in the opinion of the Administrative Agent, it is necessary or advisable to Sell any portion of the Pledged Collateral by registering such Pledged Collateral under the provisions of the Securities Act of 1933 (the “Securities Act”), each relevant Grantor shall cause the issuer thereof to do or cause to be done all acts as may be, in the reasonable opinion of the Administrative Agent, necessary to register such Pledged Collateral or that portion thereof to be Sold under the provisions of the Securities Act, all as directed by the Administrative Agent in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto and in compliance with the securities or “Blue Sky” laws of any jurisdiction that the Administrative Agent shall reasonably designate.

(b) Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any Pledged Collateral by reason of certain prohibitions contained in the Securities Act and applicable state or foreign securities laws or otherwise or may determine that a public sale is impracticable, not desirable or not commercially reasonable and, accordingly, may resort to one or more private sales thereof to a restricted group of purchasers that shall be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any Pledged Collateral for the period of time necessary to permit the issuer thereof to register such securities for public sale under the Securities Act or under applicable state securities laws even if such issuer would agree to do so.

21	SECURITY AGREEMENT

(c) Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of any portion of the Pledged Collateral pursuant to this Section 5.5 valid and binding and in compliance with all applicable Requirements of Law. Each Grantor further agrees that a breach of any covenant contained in this Section 5.5 will cause irreparable injury to the Administrative Agent and other Secured Parties, that the Administrative Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 5.5 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defense against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

Section 5.6. Deficiency

Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of any Collateral are insufficient to pay the Secured Obligations and the fees and disbursements of any attorney employed by the Administrative Agent or any other Secured Party to collect such deficiency.

22	SECURITY AGREEMENT

ARTICLE VI

The Administrative Agent

Section 6.1. Administrative Agent’s Appointment as Attorney-in-Fact

(a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any Related Person thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of the Loan Documents, to take any appropriate action and to execute any document or instrument that may be necessary or desirable to accomplish the purposes of the Loan Documents, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent and its Related Persons the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any of the following when an Event of Default shall be continuing:

(i) in the name of such Grantor, in its own name or otherwise, take possession of and indorse and collect any check, draft, note, acceptance or other instrument for the payment of moneys due under any account or general intangible or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any such moneys due under any account or general intangible or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property owned by or licensed to the Grantors, execute, deliver and have recorded any document that the Administrative Agent may reasonably request to evidence, effect, publicize or record the Administrative Agent’s security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against any Collateral, effect any repair or pay any insurance called for by the terms of the Credit Agreement (including all or any part of the premiums therefor and the costs thereof);

(iv) execute, in connection with any sale provided for in Section 5.1 or Section 5.5, any document to effect or otherwise necessary or appropriate in relation to evidence the Sale of any Collateral; or

(v) (A) direct any party liable for any payment under any Collateral to make payment of any moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct, (B) ask or demand for, and collect and receive payment of and receipt for, any moneys, claims and other amounts due or to become due at any time in respect of

23	SECURITY AGREEMENT

or arising out of any Collateral, (C) sign and indorse any invoice, freight or express bill, bill of lading, storage or warehouse receipt, draft against debtors, assignment, verification, notice and other document in connection with any Collateral, (D) commence and prosecute any suit, action or proceeding at law or in equity in any court of competent jurisdiction to collect any Collateral and to enforce any other right in respect of any Collateral, (E) defend any actions, suits, proceedings, audits, claims, demands, orders or disputes brought against such Grantor with respect to any Collateral, (F) settle, compromise or adjust any such actions, suits, proceedings, audits, claims, demands, orders or disputes and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate, (G) assign any Intellectual Property owned by the Grantors or any IP Licenses by the Grantors throughout the world on such terms and conditions and in such manner as the Administrative Agent shall in its sole discretion determine, including the execution and filing of any document necessary to effectuate or record such assignment and (H) generally, Sell, grant a Lien on, make any Contractual Obligation with respect to and otherwise deal with, any Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes and do, at the Administrative Agent’s option, at any time or from time to time, all acts and things that the Administrative Agent deems necessary to protect, preserve or realize upon any Collateral and the Secured Parties’ security interests therein and to effect the intent of the Loan Documents, all as fully and effectively as such Grantor might do.

(b) If any Grantor fails to perform or comply with any Contractual Obligation contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such Contractual Obligation.

(c) The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 6.1, together with interest thereon at a rate set forth in the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue of this Section 6.1. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

Section 6.2. Authorization to File Financing Statements

Each Grantor authorizes the Administrative Agent and its Related Persons, at any time and from time to time, to file or record financing statements, amendments thereto, and other filing or recording documents or instruments with respect to any Collateral in such form and in such offices as the Administrative Agent reasonably determines appropriate to perfect the security interests of the Administrative Agent under this Agreement, and such financing statements and amendments may described the Collateral covered

24	SECURITY AGREEMENT

thereby as “all assets of the debtor”. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction. Such Grantor also hereby ratifies its authorization for the Administrative Agent to have filed any initial financing statement or amendment thereto under the UCC (or other similar laws) in effect in any jurisdiction if filed prior to the date hereof.

Section 6.3. Authority of Administrative Agent

Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation or entitlement to make any inquiry respecting such authority.

Section 6.4. Duty; Obligations and Liabilities

(a) Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. The powers conferred on the Administrative Agent hereunder are solely to protect the Administrative Agent’s interest in the Collateral and shall not impose any duty upon the Administrative Agent to exercise any such powers. The Administrative Agent shall be accountable only for amounts that it receives as a result of the exercise of such powers, and neither it nor any of its Related Persons shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. In addition, the Administrative Agent shall not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehousemen, carrier, forwarding agency, consignee or other bailee if such Person has been selected by the Administrative Agent in good faith.

(b) Obligations and Liabilities with respect to Collateral. No Secured Party and no Related Person thereof shall be liable for failure to demand, collect or realize upon any Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to any Collateral. The powers conferred on the Administrative Agent hereunder shall not impose any duty upon any other Secured Party to exercise any such powers. The other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their respective officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

25	SECURITY AGREEMENT

ARTICLE VII

Miscellaneous

Section 7.1. Reinstatement

Each Grantor agrees that, if any payment made by any Loan Party or other Person and applied to the Secured Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of any Collateral are required to be returned by any Secured Party to such Loan Party, its estate, trustee, receiver or any other party, including any Grantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made. If, prior to any of the foregoing, any Lien or other Collateral securing such Grantor’s liability hereunder shall have been released or terminated by virtue of the foregoing, such Lien, other Collateral or provision shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any such Grantor in respect of any Lien or other Collateral securing such obligation or the amount of such payment.

Section 7.2. Release of Collateral

To the extent that the Secured Parties shall not previously have sold, transferred, disposed of or otherwise realized value on the Collateral in accordance with this Agreement, the Secured Parties shall release the Lien hereunder upon indefeasible payment in full in cash of the Secured Obligations.

Section 7.3. Independent Obligations

The obligations of each Grantor hereunder are independent of and separate from the Secured Obligations. If any Secured Obligation is not paid when due, or upon any Event of Default, the Administrative Agent may, at its sole election, proceed directly and at once, without notice, against any Grantor and any Collateral to collect and recover the full amount of any Secured Obligation then due, without first proceeding against any other Grantor, any other Loan Party or any other Collateral and without first joining any other Grantor or any other Loan Party in any proceeding.

Section 7.4. No Waiver by Course of Conduct

No Secured Party shall by any act (except by a written instrument pursuant to Section 7.6), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that such Secured Party would otherwise have on any future occasion.

26	SECURITY AGREEMENT

Section 7.5. Amendments in Writing

None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with the Credit Agreement; provided, however, that annexes to this Agreement may be supplemented (but no existing provisions may be modified and no Collateral may be released) through Pledge Amendments and Joinder Agreements, in substantially the form of Annex 1 and Annex 2, respectively, in each case duly executed by the Administrative Agent and each Grantor directly affected thereby.

Section 7.6. Additional Grantors; Additional Pledged Collateral

(a) Joinder Agreements. If, pursuant to Section 11.2 of the Credit Agreement, the Borrowers shall cause any Subsidiary (including one or more Foreign Subsidiaries) that is not a Grantor to become a Grantor hereunder, such Subsidiary shall execute and deliver to the Administrative Agent a Joinder Agreement substantially in the form of Annex 2 and shall thereafter for all purposes be a party hereto and have the same rights, benefits and obligations as a Grantor party hereto on the Closing Date.

(b) Pledge Amendments. To the extent any Pledged Collateral has not been delivered as of the Closing Date, such Grantor shall deliver a pledge amendment duly executed by the Grantor in substantially the form of Annex 1 (each, a “Pledge Amendment”). Such Grantor authorizes the Administrative Agent to attach each Pledge Amendment to this Agreement.

Section 7.7. Notices

All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in the Credit Agreement; provided, however, that any such notice, request or demand to or upon any Grantor shall be addressed to the Borrowers’ notice address set forth therein.

Section 7.8. Successors and Assigns

This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of each Secured Party and their successors and assigns; provided, however, that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

Section 7.9. Counterparts

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or by Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

27	SECURITY AGREEMENT

Section 7.10. Severability

Any provision of this Agreement being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of this Agreement or any part of such provision in any other jurisdiction.

Section 7.11. Governing Law

This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the Commonwealth of Massachusetts.

Section 7.12. WAIVER OF JURY TRIAL

Each party hereto hereby irrevocably waives trial by jury in any suit, action or proceeding with respect to, or directly or indirectly arising out of, under or in connection with, any loan document or the transactions contemplated therein or related thereto (whether founded in contract, tort or any other theory). Each party hereto (A) certifies that no other party and no Related Person of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into this agreement by the mutual waivers and certifications in this Section 7.12.

[SIGNATURE PAGES FOLLOW]

28	SECURITY AGREEMENT

IN WITNESS WHEREOF, each of the undersigned has caused this Security Agreement to be duly executed and delivered as of the date first above written.

LOJACK CORPORATION, as Grantor

By:
Name:
Title:

SIGNATURE PAGE	SECURITY AGREEMENT

LOJACK GLOBAL LLC, as Grantor

By:
Name:
Title:

2	SECURITY AGREEMENT

LOJACK OPERATING COMPANY, L.P., as Grantor

By:
Name:
Title:

3	SECURITY AGREEMENT

LOJACK SAFETYNET, INC., as Grantor

By:
Name:
Title:

4	SECURITY AGREEMENT

ACCEPTED AND AGREED

as of the date first above written:

RBS CITIZENS, N.A., as Administrative Agent

By:
Name:	David J. Bugbee
Title:	Senior Vice President

5	SECURITY AGREEMENT

ANNEX 1

TO

SECURITY AGREEMENT1

FORM OF PLEDGE AMENDMENT

This PLEDGE AMENDMENT, dated as of [             , 20    ], is delivered pursuant to Section 7.6 of the Security Agreement, dated as of December 29, 2009 (the “Security Agreement”), by and among LOJACK CORPORATION, a Massachusetts corporation (“LoJack”), and the Subsidiaries listed on Schedule 1 attached thereto (collectively, the “Borrower”), the undersigned Grantor and the other Affiliates of the Borrower from time to time party thereto as Grantors in favor of RBS Citizens, N.A., as administrative agent and collateral agent for the Secured Parties referred to therein. Capitalized terms used herein without definition are used as defined in the Security Agreement.

The undersigned hereby agrees that this Pledge Amendment may be attached to the Security Agreement and that the Pledged Collateral listed on Annex 1-A to this Pledge Amendment shall be and become part of the Collateral referred to in the Security Agreement and shall secure all Obligations of the undersigned.

The undersigned hereby represents and warrants that each of the representations and warranties contained in Sections 3.1, 3.2, 3.5 and 3.10 of the Security Agreement is true and correct and as of the date hereof as if made on and as of such date.

[GRANTOR]

By:
Name:
Title:

To be used for pledge of Additional Pledged Collateral by existing Grantor.

A1-1	SECURITY AGREEMENT [BORROWER]

Annex 1-A

PLEDGED STOCK

ISSUER	CLASS	CERTIFICATE NO(S).	PAR VALUE	NUMBER OF SHARES, UNITS OR INTERESTS

PLEDGED DEBT INSTRUMENTS

ISSUER	DESCRIPTION OF DEBT	CERTIFICATE NO(S).	FINAL MATURITY	PRINCIPAL AMOUNT

A1-2	SECURITY AGREEMENT

ACKNOWLEDGED AND AGREED

as of the date first above written:

RBS CITIZENS, N.A., as Administrative Agent

By:
Name:	David J. Bugbee
Title:	Senior Vice President

A1-3	SECURITY AGREEMENT

ANNEX 2

TO

SECURITY AGREEMENT

FORM OF JOINDER AGREEMENT

This JOINDER AMENDMENT, dated as of [             , 20    ], is delivered pursuant to Section 7.6 of the Security Agreement, dated as of December 29, 2009 (the “Security Agreement”), by and among LOJACK CORPORATION, a Massachusetts corporation (“LoJack”), and the Subsidiaries listed on Schedule 1 attached thereto (collectively, the “Borrower”), and the Affiliates of the Borrower from time to time party thereto as Grantors in favor of RBS Citizens, N.A., as administrative agent and collateral agent for the Secured Parties referred to therein. Capitalized terms used herein without definition are used as defined in the Security Agreement.

By executing and delivering this Joinder Agreement, the undersigned, as provided in Section 7.6 of the Security Agreement, hereby becomes a party to the Security Agreement as a Grantor thereunder with the same force and effect as if originally named as a Grantor therein and, without limiting the generality of the foregoing, as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations of the undersigned, hereby mortgages, pledges and hypothecates to the Administrative Agent for the benefit of the Secured Parties, and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in, all of its right, title and interest in, to and under the Collateral of the undersigned and expressly assumes all obligations and liabilities of a Grantor thereunder. The undersigned hereby agrees to be bound as a Grantor for the purposes of the Security Agreement.

The information set forth in Annex 1-A is hereby added to the information set forth in Schedules 1 through 6 to the Security Agreement. By acknowledging and agreeing to this Joinder Agreement, the undersigned hereby agree that this Joinder Agreement may be attached to the Security Agreement and that the Pledged Collateral listed on Annex 1-A to this Joinder Amendment shall be and become part of the Collateral referred to in the Security Agreement and shall secure all Secured Obligations of the undersigned.

The undersigned hereby represents and warrants that each of the representations and warranties contained in Article III of the Security Agreement applicable to it is true and correct on and as the date hereof as if made on and as of such date.

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

A2-1	SECURITY AGREEMENT

ACKNOWLEDGED AND AGREED

as of the date first above written:

[EACH GRANTOR PLEDGING

ADDITIONAL COLLATERAL]

By:
Name:
Title:

RBS CITIZENS, N.A., as Administrative Agent

By:
Name:
Title:

A2-2	SECURITY AGREEMENT

ANNEX 3

TO

SECURITY AGREEMENT

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT1

THIS [COPYRIGHT] [PATENT] [TRADEMARK] SECURITY AGREEMENT, dated as of [             , 20    ], is made by each of the entities listed on the signature pages hereof (each a “Grantor” and, collectively, the “Grantors”), in favor of RBS Citizens, N.A. (“Citizens”), as administrative agent and collateral agent (in such capacity, together with its successors and permitted assigns, the “Administrative Agent”) for the Lenders (as defined in the Credit Agreement referred to below).

W I T N E S S E T H:

WHEREAS, pursuant to the Multicurrency Credit Agreement, dated as of December 29, 2009 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among LOJACK CORPORATION, a Massachusetts corporation (“LoJack”), and the Subsidiaries listed on Schedule 1 attached thereto (collectively, the “Borrower”), the Lenders from time to time party thereto and Citizens, as Administrative Agent for the Lenders, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, each Grantor has agreed, pursuant to a Security Agreement of even date herewith in favor of the Administrative Agent (the “Security Agreement”), to secure the Obligations (as defined in the Credit Agreement) of the Borrower; and

WHEREAS, pursuant to the Security Agreement, the Grantors are required to execute and deliver this [Copyright] [Patent] [Trademark] Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Lenders and the Administrative Agent to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Administrative Agent as follows:

Section 1. Defined Terms. Capitalized terms used herein without definition are used as defined in the Security Agreement.

Section 2. Grant of Security Interest in [Copyright] [Trademark] [Patent] Collateral. Each Grantor, as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations of such Grantor, hereby mortgages, pledges and hypothecates to the Administrative Agent for the benefit of the Secured Parties, and grants to the Administrative Agent for the benefit of the Secured Parties a Lien on and security interest in, all of its right, title and interest in, to and under the following Collateral of such Grantor (the “[Copyright] [Patent] [Trademark] Collateral”):

(a) [all of its Copyrights and all IP Licenses providing for the grant by or to such Grantor of any right under any Copyright, including, without limitation, those referred to on Schedule 1 hereto;

[1]	Separate agreements should be executed relating to each Grantor’s respective Copyrights, Patents, and Trademarks.

A3-1	SECURITY AGREEMENT

(b) all renewals, reversions and extensions of the foregoing; and

(c) all income, royalties, proceeds and liabilities at any time due or payable or asserted under and with respect to any of the foregoing, including, without limitation, all rights to sue and recover at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof.]

or

(a) [all of its Patents and all IP Licenses providing for the grant by or to such Grantor of any right under any Patent, including, without limitation, those referred to on Schedule 1 hereto;

(b) all reissues, reexaminations, continuations, continuations-in-part, divisionals, renewals and extensions of the foregoing; and

(c) all income, royalties, proceeds and liabilities at any time due or payable or asserted under and with respect to any of the foregoing, including, without limitation, all rights to sue and recover at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof.]

or

(d) [all of its Trademarks and all IP Licenses providing for the grant by or to such Grantor of any right under any Trademark, including, without limitation, those referred to on Schedule 1 hereto;

(e) all renewals and extensions of the foregoing;

(f) all goodwill of the business connected with the use of, and symbolized by, each such Trademark; and

(g) all income, royalties, proceeds and liabilities at any time due or payable or asserted under and with respect to any of the foregoing, including, without limitation, all rights to sue and recover at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof.]

Section 3. Security Agreement. The security interest granted pursuant to this [Copyright] [Patent] [Trademark] Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and each Grantor hereby acknowledges and agrees that the rights and remedies of the Administrative Agent with respect to the security interest in the [Copyright] [Patent] [Trademark] Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

A3-2	SECURITY AGREEMENT

Section 4. Grantor Remains Liable. Each Grantor hereby agrees that, anything herein to the contrary notwithstanding, such Grantor shall assume full and complete responsibility for the prosecution, defense, enforcement or any other necessary or desirable actions in connection with their [Copyrights] [Patents] [Trademarks] and IP Licenses subject to a security interest hereunder.

Section 5. Counterparts. This [Copyright] [Patent] [Trademark] Security Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.

Section 6. Governing Law. This [Copyright] [Patent] [Trademark] Security Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the Commonwealth of Massachusetts.

[SIGNATURE PAGES FOLLOW]

A3-3	SECURITY AGREEMENT

IN WITNESS WHEREOF, each Grantor has caused this [Copyright] [Patent] [Trademark] Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[GRANTOR]
as Grantor

By:
Name:
Title:

ACCEPTED AND AGREED

as of the date first above written:

RBS CITIZENS, N.A. as Administrative Agent

By:
Name:
Title:

[SIGNATURE PAGE TO [COPYRIGHT] [PATENT] [TRADEMARK] SECURITY AGREEMENT]

A3-4	SECURITY AGREEMENT

ACKNOWLEDGMENT OF GRANTOR

STATE OF )
)	ss.
COUNTY OF )

On this      day of              , 20     before me personally appeared                             , proved to me on the basis of satisfactory evidence to be the person who executed the foregoing instrument on behalf of                             , who being by me duly sworn did depose and say that he is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he acknowledged said instrument to be the free act and deed of said corporation.

Notary Public

[ACKNOWLEDGEMENT OF GRANTOR FOR [COPYRIGHT] [PATENT] [TRADEMARK] SECURITY AGREEMENT]

A3-5	SECURITY AGREEMENT

SCHEDULE I

TO

[COPYRIGHT] [PATENT] [TRADEMARK] SECURITY AGREEMENT

[Copyright] [Patent] [Trademark] Registrations

A.	REGISTERED [COPYRIGHTS] [PATENTS] [TRADEMARKS]

[Include Registration Number and Date]

B.	[COPYRIGHT] [PATENT] [TRADEMARK] APPLICATIONS

[Include Application Number and Date]

C.	IP LICENSES

[Include complete legal description of agreement (name of agreement, parties and date)]

A3-I	SECURITY AGREEMENT

EXHIBIT D

FORM OF NOTICE OF SWING LINE LOAN REQUEST

Date: [                    ]

RBS Citizens, N.A.

28 State Street

Boston, MA 02109

Re:	Notice of Swing Line Loan Request

Ladies and Gentlemen:

Reference is hereby made to that certain Multicurrency Revolving Credit Agreement, dated as of December 29, 2009 (as amended and in effect from time to time, the “Credit Agreement”), by and among the LoJack Corporation, the other Borrowers party thereto, the Lenders party thereto and RBS Citizens, N.A. as Administrative Agent for the Lender, and Swing Line Lender (the “Swing Line Lender”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.3 of the Credit Agreement, the undersigned, on behalf of the Borrower(s), hereby requests that the Swing Line Lender make a Swing Line Advance to the Borrower(s) in the principal amount of [$        ].

The representations and warranties contained or referred to in Section 7 of the Credit Agreement are true and correct as of the effective date of the Swing Line Advance as though made at and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); and no Default or Event of Default has occurred and is continuing or will occur as a result of the Swing Line Advance.

LOJACK CORPORATION

By:
Name:
Title:

EXHIBIT E

FORM OF

COMPLIANCE CERTIFICATE

LOJACK CORPORATION

Compliance Certificate dated

I,                             , solely in my capacity as Chief Financial Officer of LOJACK CORPORATION and its Subsidiaries (collectively, the “Borrowers”), certify that as of [Insert date of most recently ended fiscal quarter](the “Reporting Date”), the Borrowers are in compliance with §§7, 8, 9 and 10 of the Multicurrency Revolving Credit Agreement dated as of December 29, 2009 (as amended and in effect from time to time, the “Credit Agreement”), among the Borrowers, the Guarantors, the Lenders, and RBS Citizens N.A., as Administrative Agent for the Lenders.

Computations to evidence the Borrowers’ compliance with §10 of the Credit Agreement are detailed below.

Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

LOJACK CORPORATION

By:
Name:
Title:

[Remainder of page left blank intentionally]

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§ 10.1 Debt Service Coverage Ratio

the ratio of (a) Consolidated EBITDA minus Consolidated Capital Expenditures of such Person for such period, minus federal, state, provincial, local and foreign income taxes actually paid during such period, minus Distributions, to (b) the sum of (i) Consolidated Total Interest Expense of such Person plus (ii) the current portion of long-term Indebtedness.

1.	Consolidated net income (or deficit) of the Borrowers (after deduction for all expenses, taxes and other proper charges, determined in accordance with GAAP), for the 4 consecutive fiscal quarters of the Borrowers ending on the Reporting Date.	$

2.	Consolidated interest charges for such period.	$

3.	Federal, state, provincial, local and foreign income taxes payable by the Borrowers and their Subsidiaries for such period.	$

4.	Depreciation and amortization expense deducted in determining consolidated net income under Line 1 above.	$

5.	Non-cash charges for stock based compensation.	$

6.	Non-cash extraordinary and unusual or non-recurring writedowns or writeoffs, which shall include any non-cash writedowns of goodwill and intangible assets.	$

7.	Extraordinary, unusual, non-recurring or non-operating gains.	$

8.	Consolidated EBITDA (result of (i) the sum of Lines 1 through 6, minus (ii) Line 7)[1].	$

9.	Amount expended by the Borrowers and their Subsidiaries on a consolidated basis for indebtedness incurred by any Person in connection with the purchase or lease by such Person of fixed assets, both tangible (such as land, buildings, fixtures, machinery, software and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will) that would be required to be capitalized and shown on the balance sheet of such Person in accordance with GAAP, exclusive of any amounts paid for Permitted Acquisitions.	$

10.	Federal, state, provincial, local and foreign income taxes actually paid during such period.	$

[1]

For the purposes of determining Consolidated EBITDA for the fiscal year ending December 31, 2009, the following one-time legal/settlement expenses and severance costs may be added to the Consolidated Net Income for such period to the extent otherwise deducted in calculating Consolidated Net Income: (i) $595,000 for the quarter ending March 31, 2009; (ii) $305,000 for the quarter ending June 30, 2009; and (iii) $22,026,000 for the quarter ending September 30, 2009.

2

11.	Any dividend, return of capital, distribution or any other payment, whether direct or indirect (including through the use of hedging agreements, the making, repayment, cancellation or forgiveness of Indebtedness and similar Contractual Obligations) and whether in cash, securities or other property, on account of any stock or stock equivalent of any Loan Party, in each case now or hereafter outstanding, including with respect to a claim for rescission of a sale of such stock or stock equivalent, excluding, however, in each case, any dividend, return of capital, distribution or any other payment to LoJack or any wholly owned subsidiary thereof.	$

12.	Consolidated EBITDA minus Consolidated Capital Expenditures of such Person for such period, minus federal, state, provincial, local and foreign income taxes actually paid during such period, minus Distributions (result of Line 8, minus Line 9, minus Line 10, minus Line 11)	$

13.	The aggregate amount of interest expense of the Borrowers on a consolidated basis during such period on all Indebtedness of the Borrowers determined on a consolidated basis outstanding during all or any part of such period.	$

14.	The current portion of long-term Indebtedness. The current portion of such Indebtedness will mean the principal required to be paid on such Indebtedness during the upcoming 12 month period, but excluding principal payments in respect of the Revolving Credit Loans and any L/C Obligations.	$

15.	Debt Service Coverage Ratio (Ratio of (a) Line 12 to (b) the sum of Lines 13 and 14)	:

	Minimum Permitted	1.25:1:00

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§ 10.2 Funded Debt to EBITDA Ratio

Ratio of Consolidated Funded Debt to Consolidated EBITDA

16.	Outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including the Obligations under the Credit Agreement, but excluding any net obligations under any Swap Contract) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments.	$

17.	All purchase money Indebtedness.	$

18.	All direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments.	$

19.	All Guarantees with respect to outstanding Indebtedness of the types specified in Lines 16 to 18 above of Persons other than the Borrowers or any Subsidiary.	$

20.	All Indebtedness of the types referred to in Lines 16 to 18 above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which any Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Borrower or such Subsidiary.	$

21.	Consolidated Funded Debt (result of the sum of Lines 16 through 20 above)	$

22.	Funded Debt to EBITDA Ratio (Ratio of Line 21 to Line 8 above)	:

	Maximum Permitted	2.25:1.00

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§ 10.3 Quick Ratio

Ratio of Quick Assets to Consolidated Current Liabilities

23.	Total Consolidated current assets as determined in accordance with GAAP	$

24.	Inventory	$

25.	Quick Assets (result of Line 23 minus Line 24 above)	$

26.	All liabilities of such Person and its Subsidiaries at such date that should be classified as current liabilities on a Consolidated balance sheet of such Person as determined in accordance with GAAP, including the outstanding amount of all L/C Obligations and Revolving Credit Loans on such date.	$

27.	Quick Asset Ratio (Ratio of Line 25 to Line 26 above)	:

	Minimum Permitted	1.00:1.00

§ 10.4 Capital Expenditures

Aggregate Consolidated Capital Expenditures for the current fiscal year	$

Maximum Permitted	$10,000,000

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EXHIBIT F

FORM OF

INSTRUMENT OF ACCESSION

Dated as of              , 20

Reference is hereby made to the Muticurrency Revolving Credit Agreement, dated as of December 29, 2009 (as amended and in effect from time to time, the “Credit Agreement”) among LoJack Corporation and certain of its affiliates and subsidiaries party thereto (collectively, the “Borrowers”) the Guarantors party thereto, the Lenders and RBS Citizens, N.A., as Administrative Agent for the Lenders. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the terms of § 2.1.8(c) of the Credit Agreement, the Borrowers, the Guarantors, the Administrative Agent and [                    ] (the “Acceding Lender”) hereby agree as follows:

1. Subject to the terms and conditions of this Accession Agreement, the Acceding Lender hereby agrees to assume, without recourse to the Lenders or the Administrative Agent, on the Effective Date (as defined below), a Commitment of [$        ] in accordance with the terms and conditions set forth in the Credit Agreement. Upon such assumption, the Revolving Credit Commitment shall be automatically increased by the amount of such assumption. The Acceding Lender hereby agrees to be bound by, and hereby requests the agreement of the Borrowers, the Guarantors and the Administrative Agent that the Acceding Lender shall be entitled to the benefits of, all of the terms, conditions and provisions of the Credit Agreement as if the Acceding Lender had been one of the lending institutions originally executing the Credit Agreement as a ‘Lender’; provided that nothing herein shall be construed as making the Acceding Lender liable to the Borrowers, the Guarantors or the other Lenders in respect of any acts or omissions of any party to the Credit Agreement or in respect of any other event occurring prior to the Effective Date (as defined below) of this Accession Agreement.

2. The Acceding Lender (a) represents and warrants that (i) it is duly and legally authorized to enter into this Accession Agreement, (ii) the execution, delivery and performance of this Accession Agreement do not conflict with any provision of law or of the charter or by-laws of the Acceding Lender, or of any agreement binding on the Acceding Lender, (iii) all acts, conditions and things required to be done and performed and to have occurred prior to the execution, deliver and performance of this Accession Agreement, and to render the same the legal, valid and binding obligation of the Acceding Lender, enforceable against it in accordance with its terms, have been done and performed and have occurred in due and strict compliance with all applicable laws; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to § 8.5 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Accession Agreement; (c) agrees that it will, independently and without reliance upon the Lenders or the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (d) represents and warrants that it is eligible to become a party to this Accession Agreement under the terms and conditions of the Credit Agreement; (e) appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (f) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and acknowledges that it has made arrangements with the Administrative Agent satisfactory to the Acceding Lender with respect to its pro rata share of Letter of Credit Fees in respect of outstanding Letters of Credit.

3. [The Acceding Lender hereby requests that the applicable Borrowers issue a new Revolving Credit Note payable to the order of the Acceding Lender in the principal amount of [$        ]. To the extent applicable, in the event the Acceding Lender is also a Lender party to the Credit Agreement immediately prior to the Effective Date of this Accession Agreement, that such Acceding Lender agrees to deliver to the Borrowers, as soon as reasonably practicable after the Effective Date (as defined below), the prior Revolving Credit Note held by it prior to the issuance of the new Revolving Credit Note, marked “Cancelled”.]

4. The effective date for this Accession Agreement shall be [             , 20    ] (the “Effective Date”). Following the execution of this Accession Agreement by the Borrowers, the Guarantors and the Acceding Lender, it will be delivered to the Administrative Agent for acceptance. Upon acceptance by the Administrative Agent, Schedule 2 to the Credit Agreement shall thereupon be replaced as of the Effective Date by the Schedule 2 annexed hereto. The Administrative Agent shall thereafter notify the other Lenders of the revised Schedule 2.

5. Upon such acceptance, from and after the Effective Date, the Borrowers shall make all payments in respect of the Acceding Lender’s Commitment (including payments of principal, interest, fees and other amounts) to the Administrative Agent for the account of the Acceding Lender.

6. THIS ACCESSION AGREEMENT SHALL FOR ALL PURPOSES BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (WITHOUT REFERENCE TO CONFLICTS OF LAW).

7. This Accession Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

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IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Accession Agreement to be executed on its behalf by its officer thereunto duly authorized, to take effect as of the date first above written.

[ACCEDING LENDER]

By:
Name
Title:

RBS CITIZENS N.A., as Administrative Agent

By:
Name
Title:

[Signatures continue on following page]

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[BORROWERS]

[ ]

By

Name:
Title:

[ ]

By

Name:
Title:

[GUARANTORS]

[ ]

By

Name:
Title:

[ ]

By

Name:
Title:

[ ]

By

Name:
Title:

4

Schedule 2

Lenders; Commitments; Applicable Percentages

EXHIBIT G

FORM OF

JOINDER AGREEMENT AND AFFIRMATION

This Joinder Agreement and Affirmation (this “Joinder Agreement”), dated as of              , 20    , is executed and delivered by                     , a [Jurisdiction of Incorporation/Organization] [type of company] (the “New Subsidiary”), pursuant to § 8.9(b) of the Muticurrency Revolving Credit Agreement, dated as of December 29, 2009 (as amended and in effect from time to time, the “Credit Agreement”) among LoJack Corporation and certain of its affiliates and subsidiaries party thereto (collectively, the “Borrowers”) the Guarantors party thereto, the Lenders and RBS Citizens, N.A., as Administrative Agent for the Lenders. All capitalized terms used in this Joinder Agreement and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

§1. Joinder to Credit Agreement.

(a) The New Subsidiary hereby acknowledges that it has received and reviewed a copy of the Credit Agreement and each of the other Loan Documents. The New Subsidiary hereby agrees to become a Guarantor in respect of the applicable Obligations as set forth in the Credit Agreement and the other Loan Documents and, by executing and delivering this Joinder Agreement, does hereby join and become a party to the Credit Agreement as a Guarantor, assuming all of the obligations and liabilities of such a Guarantor thereunder. The New Subsidiary hereby further agrees to comply with, and be bound by, all of the terms and conditions of the Credit Agreement in all respects as an original Guarantor thereunder, as if such New Subsidiary was an original signatory thereto, assuming all obligations and liabilities of any kind arising or incurred under the Credit Agreement and the Notes on and after the Closing Date.

(b) Each of the Borrowers, the Guarantors and the New Subsidiary hereby ratifies and confirms all of its Obligations to the Administrative Agent and the Lenders including, without limitation, as applicable, with respect to the Loans and any reimbursement obligations with respect to Letters of Credit and each of the Borrowers, the Guarantors and the New Subsidiary hereby affirms, as applicable, its absolute and unconditional promise to pay to the Lenders and the Administrative Agent the Loans and all other amounts due or to become due and payable to the Lenders and the Administrative Agent under the Credit Agreement and the other Loan Documents.

§2. Effectiveness. This Joinder Agreement shall become effective upon the execution and delivery of this Joinder Agreement by each of the Borrowers, the Guarantors and the New Subsidiary (the “Effective Date”).

§3. Delivery of Documents. On the Effective Date, each of the conditions set forth below shall have been satisfied. The parties hereto hereby agree that failure to satisfy the following conditions by such date shall constitute an Event of Default under the Credit Agreement:

(a) Certified Copies of Charter Documents. The Administrative Agent shall have received from the New Subsidiary a certificate as to the good standing of such New Subsidiary from the Secretary of State or other appropriate official of the state or jurisdiction of its [incorporation/organization], dated as of a recent date. The Administrative Agent shall also have received from the New Subsidiary a certificate of its Secretary or similar officer certifying as to the true, correct and complete copies of the following attachments thereto: (i) its certificate or articles of [incorporation/organization] or other applicable constitutive documents, in each case as amended to date, certified as of a recent date by the Secretary of State or other appropriate official of the state or jurisdiction of its [incorporation/organization], (ii) its [by-laws/partnership agreement or limited liability company agreement], if any, including all amendments thereto, and (iii) the resolutions of its [board of directors/manager/general partner], authorizing the execution and delivery of this Joinder Agreement and all related documents. Each such Secretary’s Certificate or similar document shall also give the name and bear a specimen signature of each individual who shall be authorized (A) to sign this Joinder Agreement and such related documents on behalf of the New Subsidiary; and (B) to give notices and to take other action on behalf of such New Subsidiary.

(b) Delivery of Schedule 1. The Administrative Agent shall have received a replacement Schedule 1 to the Credit Agreement (revised to include the New Subsidiary).

(c) Closing Certificate. Each of the Borrowers, the Guarantors and the New Subsidiary shall have delivered to the Administrative Agent a certificate, dated as of the Effective Date, certifying that (i) the representations and warranties set forth herein or in any other Loan Document are true and correct (except to the extent of changes resulting from transactions contemplated or permitted by the Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect, and to the extent that such representations and warranties relate expressly to an earlier date), and (ii) no Default or Event of Default has occurred and is continuing.

(d) Consummation of the Purchase Agreements. [Each of the transactions contemplated by that certain [                    ] Purchase Agreement, dated as of                  , 20    , by and among LoJack, the New Subsidiary, [                    ] a [Jurisdiction of Incorporation/Organization] [type of company], and [                    ] (the “Purchase Agreement”) shall have been fully consummated on or before                  , 20__.]

(e) Legal Opinion. The Administrative Agent shall have received an opinion of counsel to the Borrowers, Guarantors and the New Subsidiary, in form and substance satisfactory to the Administrative Agent, as to the due authorization and enforceability of this Joinder Agreement, the due organization, legal existence, and good standing of each New Subsidiary, the consummation of the transactions contemplated by the Purchase Agreement and all other matters as the Administrative Agent may reasonably request.

§4. Representations and Warranties. The New Subsidiary represents and warrants that (i) it is duly and legally authorized to enter into this Joinder Agreement, (ii) the execution, delivery and performance of this Joinder Agreement do not conflict with any provision of law or of the charter, by-laws or other similar governing documents of the New Subsidiary, or of any agreement binding on the New Subsidiary, (iii) all acts, conditions and things required to be done and performed and to have occurred prior to the execution, delivery and performance of this Joinder Agreement, and to render the same the legal, valid and binding obligation of the New Subsidiary, enforceable against it in accordance with its terms, have been done and performed and have occurred in due and strict compliance with all applicable laws.

§5. GOVERNING LAW. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS.

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§6. Miscellaneous. The Credit Agreement, the other Loan Documents and all documents, instruments and agreements related thereto are hereby ratified and confirmed by each of the Borrowers, each of the Guarantors and the New Subsidiary in all respects and shall continue in full force and effect. The undersigned agrees that this Joinder Agreement shall be deemed to be, and is hereby made a part of, the Credit Agreement and the Loan Documents as if set forth therein in full. This Joinder Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts taken together shall be deemed to constitute one and the same instrument.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the undersigned have caused this Joinder Agreement to be duly executed as of the date first written above.

[NEW SUBSIDIARY]

By:
Name
Title:

Address for Notices:

Attention:

[Signatures continue on following page]

[BORROWERS]

[ ]

By
Name:
Title:

[ ]

By
Name:
Title:

[GUARANTORS]

[ ]

By
Name:
Title:

[ ]

By
Name:
Title:

[ ]

By
Name:
Title:

Schedule 1 to Credit Agreement

Borrowers and Guarantors

Borrowers:

LoJack Corporation

Boomerang Tracking Inc.

LoJack SafetyNet Inc.

LoJack Operating Company, L.P.

LoJack Global LLC

Guarantors:

LSC Locator Systems International Corp.

Schedule 1

Schedule 2

Lenders, Commitments, Applicable Percentages

REVOLVING CREDIT LENDERS

RBS Citizens N.A.

TD Bank, N.A.

COMMITMENTS; APPLICABLE PERCENTAGES

	REVOLVING CREDIT FACILITY
Lender	Commitment	Applicable Percentage
RBS Citizens, N.A.	$15,000,000.00	50.00%
TD Bank, N.A.	$15,000,000.00	50.00%

TOTAL	$30,000,000.00	100.00%

Schedule 2

Schedule 2.1 to Credit Agreement

Authorized Representatives

Ronald V. Waters III

Timothy P. O’Connor

John Barrett

Betsy Marble

Schedule 2.1

Schedule 3 to Credit Agreement

Lending Offices

Revolving Credit Lenders:

RBS Citizens, N.A.

28 State Street

Boston, MA 02109

Fax: (617) 263-0442

TD Bank, N.A.

200 State Street, 10th Floor

Boston, Massachusetts 02109

Fax: (617) 737-8057

Schedule 3

Schedule 4 to Credit Agreement

MANDATORY COST

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Associated Costs Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Associated Costs Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Associated Costs Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Associated Costs Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a Loan in Pounds Sterling:

AB + C(B – D) + E × 0.01	percent per annum
100 – (A + C)

(b)	in relation to a Loan in any currency other than Pounds Sterling:

E × 0.01	percent per annum.
300

    Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Applicable Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Section 2.13(c)) payable for the relevant Interest Period on the Revolving Credit Loan.

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C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Facility Office” means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

(c)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(e)	“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

(f)	“Reference Banks” means, in relation to Mandatory Cost, the principal London offices of RBS Citizens, N.A.

(g)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

(h)	“Unpaid Sum” means any sum due and payable but unpaid by any Borrower under the Loan Documents.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 percent will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

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7.	If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Associated Costs Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(i)	the jurisdiction of its Facility Office; and

(j)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Administrative Agent shall have no liability to any person if such determination results in an Associated Costs Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Associated Costs Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Associated Costs Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

The Administrative Agent may from time to time, after consultation with the Borrower and the relevant Lenders, determine and notify to all parties hereto any amendments which are required to be made to this Schedule 4 in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

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Schedule 9.1/9.2 to Credit Agreement

Permitted Indebtedness and Liens

Description of Indebtedness

Royal Bank of Canada letter of credit in the amount of CAN $550,000.

Description of Liens

Precautionary filings under the Uniform Commercial Code in respect of operating leases, and similar filings and recordings under the laws of other countries.

Schedule 9.1/9.2

Schedule 14.7 to Credit Agreement

Addresses for Notice

LENDERS:

RBS Citizens, N.A.

28 State Street, MS 1325

Boston, MA 02109

Attn: David J. Bugbee

Tel: (617) 725-5673

Fax: (617) 263-0442

Email: david.bugbee@citizensbank.com

With a copy to:

Goulston & Storrs, P.C.

400 Atlantic Avenue

Boston, MA 02110-3333

Attn: Phillip A. Herman, Esq.

Tel: (617) 574-4183

Fax: (617) 574- 7592

E-mail: pherman@goulstonstorrs.com

TD Bank, N.A.

200 State Street, 10th Floor

Boston, MA 02109

Attn: Amy LeBlanc Hackett

Tel: (617) 310-0923

Fax: (617) 737-8057

E-mail: amy.leblanchackett@tdbanknorth.com

With a copy to:

Goulston & Storrs, P.C.

400 Atlantic Avenue

Boston, MA 02110-3333

Attn: Phillip A. Herman, Esq.

Tel: (617) 574-4183

Fax: (617) 574- 7592

E-mail: pherman@goulstonstorrs.com

BORROWER:

LoJack Corporation

200 Lowder Brook Drive

Suite 100

Westwood, MA 02090

Attn: Timothy P. O’Connor

Tel: (781)251-4700

Fax: (781)251-4655

Email: toconnor@lojack.com

With a copy to:

Sullivan & Worcester

One Post Office Square

Boston, MA 02109

Attn: Harry Ekblom, Jr., Esq.

Tel: (617)338-2843

Fax: (617)338-2880

Email: hekblom@sandw.com

Schedule 14.7